Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 20, 2016

BY AND AMONG

QUALITYTECH, LP,

AS BORROWER

AND

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

AND

BANK OF AMERICA, N.A.,

AND

TD SECURITIES (USA) LLC,

AS CO-SYNDICATION AGENTS,

AND

CITIZENS BANK, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

REGIONS BANK,

AND

SUNTRUST BANK,

AS CO-DOCUMENTATION AGENTS,

AND

KEYBANC CAPITAL MARKETS, INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AND

TD SECURITIES (USA) LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of the 20th day of December, 2016, by and among QUALITYTECH, LP, a Delaware limited partnership (“QTLP” or the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), KEYBANC CAPITAL MARKETS, INC.,  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and TD SECURITIES (USA) LLC,  as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Joint Lead Arrangers and Bookrunners”), and BANK OF AMERICA, N.A., as Co-Syndication Agent, and TD SECURITIES (USA) LLC, as Co-Syndication Agent.

R E C I T A L S

WHEREAS, the Borrower, KeyBank, individually and as administrative agent, and the other parties thereto have entered into that certain Fourth Amended and Restated Credit Agreement dated as of October 27, 2015 (collectively, the “Fourth Amended and Restated Credit Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Fourth Amended and Restated Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree and amend and restate as follows:

§1.       DEFINITIONS AND RULES OF INTERPRETATION.

§1.1     Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Absolute Rate Bid.  See §2.1(c)(ii).

Additional Commitment Request Notice.  See §2.11(b).

Additional Subsidiary Guarantor.  Each additional Subsidiary of Parent Company which becomes a Guarantor pursuant to §5.3.

Adjusted Consolidated EBITDA.  On any date of determination, (a) the Consolidated EBITDA for the prior two (2) fiscal quarters most recently ended, multiplied by two (2), less (b) the Capital Reserve.

Adjusted Net Operating Income.  On any date of determination, (a) the Net Operating Income for the prior two (2) fiscal quarters most recently ended, multiplied by two (2), less (b) the Capital Reserve.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or any Person who has a direct familial relationship by blood, marriage, or otherwise with the Borrower or any Affiliate of either of them.  For purposes of this definition, “control” (including, with correlative meanings, the terms “control”, “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty-five percent (25%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  Dentons US LLP or such other counsel as selected by Agent.

Agreement.  This Fifth Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Assignment and Acceptance Agreement.  See §18.1.

Authority.  Fulton County Development Authority, a body corporate and politic created and existing under the laws of the State of Georgia.

Authorized Officer.  Any of the following Persons:  Shirley Goza, Jay Ketterling, Bill Schafer or Chad L. Williams and such other Persons as the Borrower shall designate in a written notice to Agent.

Bail-In Action.  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation.  With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  September 30, 2016.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one‑half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) the applicable LIBOR for a one month interest period plus one percent (1.0%) per annum.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Collectively, the Revolving Credit Base Rate Loans, the Term Base Rate Loans and the Swing Loans bearing interest calculated by reference to the Base Rate.

Bid Loan.  See §2.1(c)(i).

Bid Loan Borrowing.  See §2.1(c)(i).

Bid Loan Lender.  A Revolving Credit Lender who has made a Bid Loan to Borrower.

Bid Loan Note.  See §2.1(c)(ii)(6).

Bid Loan Quote.  See §2.1(c)(ii)(2).

Bid Loan Quote Request.  See §2.1(c)(ii)(1).

Bid Loan Sublimit.  An amount equal to fifty percent (50%) of the Total Revolving Credit Commitment.  The Bid Loan Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.

Bond.  See §6.31(f).

Bond Subordinate Debt.  All amounts loaned to the Authority and which are subject to the Bond Subordination and Standstill Agreement.

Bond Subordination and Standstill Agreement.  The Fifth Amended and Restated Subordination and Standstill Agreement of even date herewith, by and between QIPM, Agent and the Authority, which relates to the Bond Subordinate Debt, as the same may be modified or amended.

Borrower.  As stated in the preamble hereto.

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.  The maximum Breakage Cost will not exceed the positive difference between the existing LIBOR rate for the LIBOR Rate Loan being paid, converted or failed to be drawn down, if higher, and the then current LIBOR rate for LIBOR Rate Loans on such date for a similar Interest Period multiplied by the amount being repaid times the number of days remaining in the existing LIBOR rate divided by 365.

Building.  With respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve.  For any period and with respect to any improved portion of a Stabilized Property, an amount equal to $0.25 multiplied by the total raised square footage of the Buildings in such Real Estate. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on a pro rata aggregate basis with respect to all Real Estate of the Borrower and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates of Parent Company. The Capital Reserve shall be calculated based on the total raised square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the total raised square footage of unoccupied space held for development or redevelopment.

Capitalization Rate.

(a)        With respect to any Stabilized Property owned or leased pursuant to a Ground Lease by Borrower or any of its Subsidiaries, an amount equal to eight and one-half percent (8.50%) (the “Primary Capitalization Rate”).

(b)        (i) with respect to any Stabilized Property of Borrower or any of its Subsidiaries that is a Leased Property with a remaining lease term of greater or equal to ten (10) years, an amount equal to eleven percent (11.00%) , or (ii) with respect to any Stabilized Property of Borrower or any of its Subsidiaries that is a Leased Property with a remaining lease term of less than ten (10) years, an amount (expressed as a percentage) equal to (a) one (1), divided by (b) the balance of the remaining lease term in years and months rounded down to the next full calendar month (e.g., five years, six months and five days of remaining lease term would be equal to 5.5) minus one (1) ((i) or (ii), as applicable, being the “Leased Property Capitalization Rate”). For the avoidance of doubt, the Leased Property Capitalization Rate shall never be less than zero.

(c)        With respect to any Data Center Property being managed by the Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement acceptable to the Agent in its reasonable discretion, an amount equal to twenty percent (20.0%) (the “CFM Capitalization Rate”).

Capitalized Lease.  Any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Lease Obligations.  With respect to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Lease the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such capital lease (or other arrangement) prior to the first date on which such capital lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.

Carpathia Amsterdam.  Collectively, (a) Luttenbergweg 4, 1100 AL Amsterdam, The Netherlands, (b) Postbox/Postbus 12478 1100 AL, Amsterdam, The Netherlands, and (c) Luttenbergweg 2-4 1101 EC Amsterdam Zuidoost, Luttenbergweg 2-4 1101 EC Amsterdam Zuidoost, The Netherlands.

Carpathia Ashburn.  Collectively, 21691 Filigree Ct., Ashburn, Virginia 20147; 21701 Filigree Ct., Ashburn, Virginia 20147; 21711 Filigree Ct., Suite A, Ashburn, Virginia 20147; 21715 Filigree Ct., Ashburn, Virginia 20147; 21721 Filigree Ct., Ashburn, Virginia 20147; 21551 Beaumeade Cir., Ashburn, Virginia 20147; and 44470 Chilum Pl., Ashburn, Virginia 20147.

Carpathia Data Centers.  Collectively, the Carpathia US Data Centers and the Carpathia International Data Centers.

Carpathia DRT-PHX.  120 E. Van Buren Street, Suite 120, Phoenix, Arizona 85004.

Carpathia Harrisonburg.  139 Tyco Street, Harrisonburg, Viriginia 22802.

Carpathia Hong Kong.  1/F Kerry Warehouse, 3 Shing Yiu Street, Kwai Chung, Hong Kong.

Carpathia International Data Centers.  Collectively, Carpathia Amsterdam, Carpathia Hong Kong, Carpathia London, Carpathia Toronto and Carpathia Sydney.

Carpathia London.  8 Buckingham Avenue, Slough Trading Estate, Slough, Berkshire SL1 4AX, England.

Carpathia San Jose.  Collectively, 9 Great Oaks Boulevard, San Jose, California 95119; and 1735 Lundy Avenue, San Jose, California 95131.

Carpathia Secaucus.  755 Secaucus Road, Secaucus, New Jersey 07094.

Carpathia Sydney.  Unit B 639 Gardners Rd, Mascot NSW 2020, Australia.

Carpathia Toronto.  151 Front Street West, Suite 600, Toronto, ON M5J 2N1.

Carpathia US Data Centers.  Collectively, Carpathia DRT-PHX, Carpathia Vault, Carpathia Ashburn, Carpathia Harrisonburg, Carpathia San Jose and Carpathia Secaucus.

Carpathia Vault. Collectively, 1506 Moran Road, Dulles, Virginia 20166 and 44874 Moran Road, Dulles, Virginia 20166.

Cash Collateralize.  To pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lender, the Swing Loan Lender, or the Revolving Credit Lenders (as applicable), as collateral for the Letter of Credit Liabilities, Swing Loans or obligations of the Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or, if the Issuing Lender or Swing Loan Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the Issuing Lender or Swing Loan Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents.  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date; (ii) demand deposits, time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A‑ or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date; and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA.  The federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

CFM Agreement.  Any agreement pursuant to which a Subsidiary of Parent Company provides CFM Services to any third party that is not an Affiliate of Borrower, provided any such CFM Agreement shall be subject to the approval of Agent, which shall not be unreasonably withheld, conditioned or delayed.

CFM Cash Flow.  For each Data Center Property being managed by the Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement, the gross revenue recognized by the Parent Company and its Subsidiaries less the direct costs accrued by the Parent Company and its Subsidiaries in providing such CFM Services (but not less than zero) for the prior two (2) fiscal quarters multiplied by two (2).

CFM Services.  Critical facilities management services provided by a Subsidiary of Parent Company to a third party that owns a Data Center Property, which services are similar to those provided to Data Center Properties owned or leased by Subsidiaries of Borrower under management agreements.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)        Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than Chad L. Williams, his controlled Affiliates, and Permitted Transferees, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least thirty percent (30.0%); or

(b)        As of any date a majority of the Board of Directors or Trustees or similar body (the “REIT Board”) of REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, or (ii) whose election or nomination to become directors or trustees was approved by the REIT Board, a majority of which consisted of individuals described in clause (b)(i) above, or (iii) whose election or nomination to become directors or trustees was approved by the REIT Board a majority of which consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above; or

(c)        REIT shall fail to be the sole general partner of the Borrower, shall fail to own such general partnership interest in the Borrower free of any Lien (other than Liens permitted by §8.2(i)), or shall fail to control the management and policies of the Borrower, or shall, together with Chad L. Williams and his Permitted Transferees, cease to own and control, directly or indirectly, at least eighty percent (80%) of the outstanding partnership interests of QTLP; or

(d)        The financial results of the Borrower and its Subsidiaries shall fail to be Consolidated with the accounts of REIT; or

(e)        The Borrower or any Guarantor consolidates with, is acquired by, or merges into or with any Person (other than as permitted by §8.4).

For the avoidance of doubt, the term “Change of Control” does not include, and shall not be deemed to occur as a result of, so long as any class of shares in REIT are traded on a nationally recognized securities exchange, the issuance, trading, and redemption of the Equity Interests in REIT, except as expressly set forth in sub-paragraph (a) above of this definition.

Chicago Property.  All that certain property located at 2800 S. Ashland Ave., Chicago, Illinois 60608.

Closing Date.  The date of this Agreement.

Code.  The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Commitment.  With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender and (c) the Term Loan B Commitment of such Lender.

Commitment Increase.  An increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment and/or Total Term Loan B Commitment to an aggregate Total Commitment of not more than $1,500,000,000.00 in the aggregate pursuant to §2.11.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act.  The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate.  See §7.4(c).

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA.  With respect to any period, an amount equal to the EBITDA of Parent Company and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges.  For any period, the sum of (i) Consolidated Interest Expense for such period, plus (ii) all regularly scheduled principal payments made with respect to Indebtedness of Parent Company and its Subsidiaries during such period, other than any balloon or bullet payments necessary to repay maturing debt in full, plus (iii) all Preferred Distributions paid during such period.  Parent Company’s pro rata share of the fixed charges (the sum of (i), (ii), and (iii) in the preceding sentence) of Unconsolidated Affiliates of Parent Company shall be included in determination of Consolidated Fixed Charges.

Consolidated Interest Expense.  For any period, without duplication, (a) the total Interest Expense of Parent Company and its Subsidiaries determined on a consolidated basis, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth.  The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness.  All Indebtedness of Parent Company and its Subsidiaries determined on a consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Unsecured Debt.  As of any date of determination, all Unsecured Debt of Parent Company and its Subsidiaries determined on a consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

Contribution Agreement.  That certain Fifth Amended and Restated Contribution Agreement dated of even date herewith among the Borrower, the Guarantors a party thereto and each Additional Subsidiary Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Rating.  As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Borrower’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies.  A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  A credit rating of BBB+ from S&P or Fitch is equivalent to a credit rating of Baa1 by Moody’s and vice versa.  A credit rating of A- from S&P or Fitch is equivalent to a credit rating of A3 from Moody’s and vice versa.  It is the intention of the parties that if Borrower shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating.  If Borrower shall have obtained a credit rating from more than one of the Rating Agencies, the higher of the  ratings shall control, provided that the lower rating for such Person is only one level below that of the higher rating.  If the lower rating for such Person is more than one level below that of the higher credit rating for such Person, the operative rating would be deemed to be one rating level lower than the higher of the two ratings.  In the event that Borrower shall have obtained a credit rating from any of the Rating Agencies and shall thereafter lose such rating or ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agencies and as a result does not have a credit rating from any Rating Agency, or if the only credit rating the REIT or Borrower shall have is provided by Fitch, Borrower shall be deemed for the purposes hereof not to have a credit rating.  Notwithstanding anything to the contrary contained herein, if at any time none of the Rating Agencies shall perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of any Rating Agency in effect immediately prior to such time, shall continue to apply, provided that the designation of such replacement agency and such amendment are completed within thirty (30) days of such event, and if not so completed within such thirty (30) day period, Credit Rating Level 5 shall be the applicable Credit Rating Level until such time as Borrower obtains a Credit Rating from a Rating Agency.

Credit Rating Level.  One of the following five pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that Borrower has first obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's, during any period that Borrower has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P, A3 by Moody’s or A- by Fitch;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P, Baa2 by Moody’s or BBB by Fitch and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch or there is no Credit Rating.

Cross-Collateralize.  With respect to any Person, shall mean (a) the granting of a Lien by such Person on all or a portion of the assets of such Person to secure Indebtedness owing by such Person to a lender and the granting of a Lien by such Person on the same group of assets to secure Indebtedness owing by such Person to (i) the same lender under a different agreement, note or other instrument or (ii) one or more other lenders, or (b) the granting of a Lien by such Person on more than one project (including its related assets) of such Person to secure Indebtedness owing by such Person to one or more lenders under one agreement, note or other instrument or (c) the granting of a Lien by such Person on all or a portion of its assets to secure Indebtedness owing by another Person.

DAFC.  The Development Authority of Fulton County, Georgia.

DAFC Transaction.  The conveyance of the Metro Property and the consummation of the transactions evidenced and contemplated by the Metro Indenture and the Metro Ground Lease.

Data Center Property.  (i) Highly specialized, secure single or multi‑tenant facilities used in whole or in substantial part for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers and ancillary office and storage space related thereto, (ii) any facilities used in whole or in substantial part for technological purposes similar to those described in sub-part (i) above including, without limitation, manufacturing of semi-conductors or other special purpose buildings requiring custom security or environmental controls, (iii) any office building that is part of a complex or group of buildings containing the types of facilities described in sub-parts (i) or (ii) above, (iv) the Real Estate of the Borrower located in Sandston, Virginia commonly known as 6000 Technology Boulevard, Sandston, Virginia  23150 which shall be used in whole or in part for the uses described in clauses (i)-(iii) above, and (v) the Real Estate owned by Borrower or its Subsidiaries located at 8007 Bond Street, Lenexa, Kansas 66215.

Debt Offering.  The issuance and sale by Parent Company or any of its Subsidiaries of any debt securities of such Person.

Default.  See §12.1.

Default Rate.  See §4.12.

Defaulting Lender.  Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and the Borrower or the Agent, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations hereunder, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder; provided that, notwithstanding the provisions of §2.14, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.14(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person.  See §6.30.

Development Property.  Any Real Estate owned, leased or acquired by Parent Company and its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Data Center Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Parent Company and its Subsidiaries; provided that any Data Center Property will no longer be considered to be a Development Property at the earlier of (a) the date on which such Development Property’s capitalized value determined in accordance with GAAP exceeds its undepreciated book value determined in accordance with GAAP, (b) the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for eighteen (18) months, or (c) the date upon which notice is received by Agent from the Borrower that it elects to designate such Development Property as a Stabilized Property.  Each individual phase of a given development will be considered a separate and distinct project for purposes of this definition.

Disclosed Competitors.  Any of the companies listed on Schedule 1.3 attached hereto and made a part hereof.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding (other than exchange of an Equity Interest for another Equity Interest of the same Person); and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA.  With respect to Parent Company and its Subsidiaries for any period (without duplication):  (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)):  (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non‑recurring charges and unusual or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below; plus (c) Set-up Fees that are amortized over the term of the applicable Lease.  With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) non‑recurring charges and extraordinary or non-recurring gains and losses; and (v) other non-cash items, including without limitation, non-cash deferred compensation expense for officers and employees and amortization of stock grants from such Unconsolidated Affiliates.  EBITDA shall be adjusted to remove (i) any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, and (ii) merger and acquisition costs required to be expensed under FAS 141R.  Notwithstanding the foregoing, property management fees (also known as property level general and administrative expense) shall be adjusted for the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R.

EEA Financial Institution.  EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System.  See §7.4.

Eligible Real Estate.  Real Estate:

(a)     which is wholly-owned in fee (or leased under (i) a Ground Lease, acceptable to Agent in its reasonable discretion, or (ii) an Operating Lease acceptable to the Required Lenders in their reasonable discretion where no Lease Default exists under such Ground Lease or Operating Lease that is attributable to Borrower or a Subsidiary Guarantor) by the Borrower or a Subsidiary Guarantor;

(b)     which is located within the 50 States of the United States or the District of Columbia, or is an International Investment approved by Agent;

(c)     which is a Development Property or a Stabilized Property;

(d)     as to which all of the representations set forth in §6 of this Agreement concerning such Unencumbered Asset Pool Property are true and correct;

(e)     as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate in the Unencumbered Asset Pool; and

(f)     as to which, notwithstanding anything to the contrary contained herein , the Agent has approved for inclusion in the Unencumbered Asset Pool subject to the terms of Section 7.18(b).

Eligible Real Estate Qualification Documents.  See Schedule 1.2 attached hereto.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer.  A firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws.  Any agreement or restriction pertaining to any Mold Condition or any federal, state or local statute, regulation, ordinance, code, rule, regulation or rule of common law or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, Mold, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as are applicable and as may be enacted and promulgated from time to time:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering.  The issuance and sale after the Closing Date by Parent Company or any of its Subsidiaries of any Equity Interests of such Person.

Equity Percentage.  The aggregate ownership percentage of the Borrower, a Guarantor or their respective Subsidiaries in each Unconsolidated Affiliate.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate.  Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower, a Guarantor or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

EU Bail-In Legislation Schedule.  The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default.  See §12.1.

Excluded Hedge Obligation.  With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Existing Letters of Credit.  The Letters of Credit issued by Issuing Lender and described on Schedule 2.10 hereto.

Extension Request.  See §2.15(a).

Facility Fee.  See §2.3(b).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fitch.  Fitch Ratings, Inc.

Fourth Amended and Restated Credit Agreement.  As defined in the recitals.

Fronting Exposure.  At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations.  With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of property, non-cash impairment charges and non-cash charges and gains from Derivatives Contracts, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.  Funds from Operations shall be reported in accordance with NAREIT policies unless otherwise agreed to above in this definition.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority.  Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Gross Asset Value.  On a consolidated basis for Parent Company and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)        the Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Stabilized Property and is (a) owned or (b) leased pursuant to a Ground Lease divided by the Primary Capitalization Rate; plus

(ii)        the Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Leased Property divided by the applicable Leased Property Capitalization Rate; plus

(iii)       the CFM Cash Flow with respect to any Data Center Property being managed by Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement divided by the CFM Capitalization Rate; plus

(iv)       the undepreciated cost basis book value determined in accordance with GAAP of all Real Estate acquired by Parent Company or any of its Subsidiaries during the two (2) fiscal quarters most recently ended prior to the date of determination (provided that Borrower shall have the right to make an irrevocable election to value such Real Estate at its capitalized value (determined pursuant to clause (i), (ii) or (iii) of this definition of Gross Asset Value, as applicable,  and measured on the most recent fiscal quarter annualized until the Real Estate has been owned for two (2) full fiscal quarters) after such Real Estate has been owned by Parent Company or its Subsidiaries for at least one fiscal quarter); plus

(v)        the undepreciated book value determined in accordance with GAAP of all Development Properties owned by Parent Company or any of its Subsidiaries; plus

(vi)       the undepreciated book value determined in accordance with GAAP of all Land Assets of Parent Company and its Subsidiaries; plus

(vii)      the aggregate amount of all Unrestricted Cash and Cash Equivalents of Parent Company and its Subsidiaries as of the date of determination; plus

(viii)     the amount of cash contained in any accounts established by or for the benefit of Parent Company or its Subsidiaries to effectuate a tax-deferred exchange (also known as a “1031” exchange) in connection with the purchase and/or sale of all or a portion of Real Estate; plus

(ix)       to the extent approved by Agent, the aggregate amount of all cash and Cash Equivalents (excluding amounts included in (vii) and (viii) above) of Parent Company and its Subsidiaries as of the date of determination that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the two fiscal quarters most recently ended prior to a date of determination.  All income, expense and value associated with assets included in Gross Asset Value disposed of during the two fiscal quarters most recently ended prior to a date of determination will be eliminated from calculations.  Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property.  Gross Asset Value will be adjusted to include an amount equal to Parent Company or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.  For purposes of this definition, to the extent that Gross Asset Value attributable to (i) Real Estate assets which are Leased Properties would exceed fifteen percent (15%) of the Gross Asset Value, (ii) Real Estate assets which are on Ground Leases (excluding the Metro Ground Lease) would exceed twenty-five percent (25%) of the Gross Asset Value or (iii) Development Properties, Land Assets, Unconsolidated Affiliates and International Investments would exceed forty percent (40%) of Gross Asset Value, then in each case such excess shall be excluded.

Ground Lease.  A ground lease relating to Real Estate as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and which contains the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground leases) of at least thirty (30) years or more from the date such Real Estate becomes an Unencumbered Asset Pool Property, or in the event such Real Estate is not an Unencumbered Asset Pool Property, then at least thirty (30) years or more from the date such Real Estate asset was acquired by a Subsidiary of Parent Company; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, and (f ) if such ground lease relates to an Unencumbered Asset Pool Property, such ground lease is approved by the Agent in its reasonable discretion.  Notwithstanding the foregoing, the Metro Ground Lease and the Santa Clara Ground Lease are each a Ground Lease.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, REIT and those Subsidiaries of Borrower set forth on Schedule 1.5 hereto, together with any Additional Subsidiary Guarantor.

Guarantor Joinder Agreement.  The Guarantor Joinder Agreement with respect to the Guaranty and Contribution Agreement to be executed and delivered pursuant to §5.3, such Guarantor Joinder Agreement to be substantially in the form of Exhibit E‑2 hereto.

Guaranty.  The Fifth Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith given by the Guarantors a party thereto, each Additional Subsidiary Guarantor which may hereafter become a party thereto and, for the limited purposes described therein, Borrower, to and for the benefit of Agent and the Lenders, as the same may be modified, amended, restated or ratified.

Hazardous Substances.  Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substance, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.  Without limiting the generality of the foregoing, the term shall mean and include: “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Hedge Obligations.  All obligations of the Borrower or a Subsidiary to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.  Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Increase Date.  See §2.11(b).

Increase Notice.  See §2.11(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor representing the principal portion under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment), but excluding any such reimbursement obligations to the extent such obligations have been cash collateralized; (e) Off-Balance Sheet Obligations; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding (i) any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests and (ii) any purchases of Real Estate, inventory or equipment in the ordinary course of business of such Person); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing

Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of another Person or otherwise to maintain net worth, solvency or other financial condition of another Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliate) of any Unconsolidated Affiliate of such Person.  “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141R, as issued by the Financial Accounting Standards Board in December of 2007.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

Indenture.  The Indenture dated as of July 23, 2014 among QualityTech, LP, QTS Finance Corporation, each of the subsidiary guarantors a party thereto and Deutsche Bank Trust Company Americas, as trustee.

Information Materials.  See §7.4.

Initial Subsidiary Guarantors.  The Subsidiary Guarantors of the Borrower that have executed the Guaranty as of the Closing Date.

Initial Unencumbered Asset Pool Properties.  The Eligible Real Estate so identified in Schedule 1.6.

Interest Expense.  For any period with respect to Parent Company and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under an interest reserve pursuant to a specific debt obligation, together with the interest portion of payments on Capitalized Leases, plus (b) Parent Company’s and its Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

Interest Payment Date.  As to each Base Rate Loan, the first (1st) day of each calendar month during the term of such Base Rate Loan. As to each LIBOR Rate Loan and Bid Loan, the last day of each Interest Period relating thereto.

Interest Period.  With respect to each (a) LIBOR Rate Loan (i) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two or three  months thereafter, and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request, and (b) Bid Loan, the period commencing on the date of such Bid Loan and ending on the date specified in the Bid Loan Quote Request in which the Bid Loan Quote to make such Bid Loan was extended; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)        if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)       if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)      any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month;

(iv)      no Interest Period relating to any Revolving Credit LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, no Interest Period relating to any Term A LIBOR Rate Loan shall extend beyond the Term Loan A Maturity Date and no Interest Period relating to any Term B LIBOR Rate Loan shall extend beyond the Term Loan B Maturity Date; and

(v)       no Interest Period with respect to a Bid Loan shall have a duration of more than 180 days.

International Investments.  Investments in fee or leasehold interests in Data Center Properties located in Canada, Europe, Asia, Australia or New Zealand.  Such Data Center Properties must be located in sizeable cities and, if located in Europe or Asia, in countries with well-developed real estate debt and equity capital markets, as reasonably determined by Agent.

Investment Grade Rating.  A Credit Rating from at least one (1) of the Rating Agencies of BBB- or better by S&P, Baa3 or better by Moody’s or BBB- or better by Fitch (in each case without regard to watch status). For the avoidance of doubt, if the only credit rating the REIT or Borrower shall have is provided by Fitch, then Borrower shall be deemed for the purposes hereof not to have an Investment Grade Rating.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit (other than endorsements for collection) to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided,  however, that the term “Investment” shall not include (i) inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) prepaid expenses incurred in the ordinary course of business, (iv) advances in the ordinary course of business to employees for travel expenses, relocation expenses and similar expenditures, (v) obligations under Derivatives Contracts to the extent permitted under §8.12, or (vi) investments consisting of cash collateral to secure (x) letters of credit, (y) Derivative Contracts permitted under §8.12 or (z) payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender.  KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Jersey City Data Center.  The Data Center located at 95 Christopher Columbus Drive, 16th Floor, Jersey City, NJ 07302.

Joint Lead Arrangers and Bookrunners.  As defined in the preamble hereto.

KCM.  KeyBanc Capital Markets, Inc.

KeyBank.  As defined in the preamble hereto.

Land Assets.  Land to be developed as a Data Center Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease Default.  With respect to any Operating Lease or Ground Lease pertaining to an Unencumbered Asset Pool Property, any of the following: (a) a monetary breach or default, (b) a failure to cure any non-monetary breach or default after notice and opportunity to cure, or (c) any other non-monetary breach or default or event that with the giving of notice or passage of time would constitute a material breach or default.

Leased Property.  A completed and operational Data Center Property that is leased by Borrower or a Subsidiary pursuant to an Operating Lease.  For the avoidance of doubt, the properties known as Jersey City Data Center and the Carpathia Data Centers are each a Leased Property.

Leases.  Leases and all subleases, tenancies, shared space agreements, master space agreement, frame agreements, occupancies, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lender Hedge Provider.  With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders.  KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Lender, the Bid Loan Lender and the Swing Loan Lender.  The Swing Loan Lender and Issuing Lender shall be a Revolving Credit Lender, as applicable.

Lessor.  The applicable owner of the fee interest in an Unencumbered Asset Pool Property that is subject to a Ground Lease, and the applicable landlord or sub-landlord with respect to a Leased Property that is an Unencumbered Asset Pool Property.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower or its Subsidiaries in accordance with §2.10.

Letter of Credit Expiration Date.  The day that is thirty (30) days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request.  See §2.10(a).

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Revolving Credit Applicable Margin for Revolving Credit Loans or Base Rate plus the Term Loan Applicable Margin for Term Loans.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.  Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Margin Bid.  See §2.1(c)(ii)(1).

LIBOR Rate Loans.  Collectively, the Revolving Credit LIBOR Rate Loans, the Term LIBOR Rate Loans and any Bid Loans made pursuant to a LIBOR Margin Bid.

Lien.  See §8.2.

Loan Documents.  This Agreement, the Notes, any Letter of Credit Request, the Guaranty, the Springing Guaranty, the Contribution Agreement, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request.  See §2.7.

Loan and Loans.  An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Term Loan (or Loans), a Swing Loan (or Loans) or a Bid Loan (or Loans), as the case may be, to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Majority Revolving Credit Lenders.  As of any date, any Revolving Credit Lender or collection of Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitments of such Defaulting Lenders.  For purposes of this definition, all Outstanding Bid Loans shall be disregarded in determining the Majority Revolving Credit Lenders.

Majority Term Loan A Lenders.  As of any date, any Term Loan A Lender or collection of Term Loan A Lenders whose aggregate Term Loan A Credit Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all the existing Term Loan A Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan A Commitment Percentages of the Term Loan A Lenders shall be redetermined for voting purposes only to exclude the Term Loan A Commitments of such Defaulting Lenders.

Majority Term Loan B Lenders.  As of any date, any Term Loan B Lender or collection of Term Loan B Lenders whose aggregate Term Loan B Credit Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all the existing Term Loan B Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan B Commitment Percentages of the Term Loan B Lenders shall be redetermined for voting purposes only to exclude the Term Loan B Commitments of such Defaulting Lenders.

Material Acquisition.  A single acquisition by Borrower or any of its Subsidiaries of properties or assets for a gross purchase price equal to or in excess of fifteen percent (15%) of Gross Asset Value as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are publicly available (determined without giving effect to such acquisition).

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of Parent Company and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary.  Any Subsidiary of the Parent Company which is a guarantor of or otherwise liable with respect to any other Unsecured Debt of Parent Company or any of its Subsidiaries (other than any of such Subsidiaries that are not organized under the laws of any political subdivision of the United States and which are not borrowers, guarantors or otherwise liable with respect to any Unsecured Debt of Parent Company or any of its Subsidiaries which are organized under the laws of any political subdivision of the United States).

Metro Indenture.  That certain Bond Purchase Loan Agreement, dated as of December 1, 2006, between the DAFC and Quality Investment Properties Atlanta Tech Centre South, L.L.C., a Georgia limited liability company.

Metro Ground Lease.  The Lease Agreement dated as of December 1, 2006 between the Authority, as lessor, and Quality Investment Properties Atlanta Tech Centre South, L.L.C., as lessee, a short form of which was recorded in the Fulton County Real Estate Records, on December 29, 2006 in Book 44177, Page 662, as assigned to and assumed by QIPM, with respect to the tenant’s interest thereunder, pursuant to that certain Assignment of Lease, Deed to Secure Debt and Other Documents, dated as of February 28, 2007 and as amended on March 9, 2007 by that certain Lessor Estoppel and Agreement, and as the same may hereafter be amended, restated or modified from time to time.

Metro Property.  All that certain property located at 1033 Jefferson Street, NW, Atlanta, Georgia 30318-8024.

Mold.  Surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description.

Mold Condition.  The growth or existence of Mold, in such condition, location or quantity as would, individually or in the aggregate, pursuant to applicable Environmental Law or commercially reasonable industry standards, have a material adverse effect on (i) human health or the environment, or (ii) the value or condition of the Real Estate.

Monthly Recurring Charges.  For any period, the amount due under Leases for Unencumbered Asset Pool Properties for recurring rent and services as shown under the heading of “MRR” on the Rent Roll for such Unencumbered Asset Pool Properties, and which shall be calculated in a manner consistent with the Rent Roll delivered to the Agent in connection with the execution of this Agreement.

Moody’s.  Moody’s Investors Service, Inc.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate.

Net Cash Proceeds.  With respect to the incurrence by the Borrower,  REIT or any of its Subsidiaries of any Unsecured Debt for borrowed money (other than the Obligations), the aggregate amount of cash received for such Unsecured Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by the Borrower, REIT or such Subsidiary, as the case may be, to a non-Affiliate in connection with such issuance or incurrence (provided that legal fees and expenses that are part of such transaction costs may be estimated in good faith).

Net Income (or Loss).  With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by Parent Company or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses, fees, commissions and discounts paid by Parent Company or such Subsidiary in connection therewith.

Net Operating Income.  For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees paying rent, and termination fees received for such period of not greater than one percent (1.0%) of the aggregate Monthly Recurring Charges for such period (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts (excluding Set-up Fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of Parent Company and its Subsidiaries, any property management fees and non‑recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to four percent (4.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment obligations under their lease unless such tenants or licensees have made a payment of such amounts in each month due other than amounts contested, in which case only amounts contested and not paid are excluded, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.  The Borrower’s and the Guarantors’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Net Operating Income of Unconsolidated Affiliates of the Borrower and the Guarantors shall be included in determinations of Net Operating Income for the purposes of the calculation of Gross Asset Value.  Notwithstanding anything to the contrary contained herein, Set-up Fees that are amortized over the term of the applicable Lease shall be included in determinations of Net Operating Income.

Nokia Agreement.  Collectively, (a) that certain Frame Agreement for Ongoing Services, dated December 15, 2009, as amended December 28, 2012, by and between Nokia Corporation, a public limited liability company incorporated under the laws of Finland, and the Borrower, and (b) any and all other agreements, instruments, contracts or work orders related to or in connection with (a) above and any further amendments, modifications, restatements or extensions of (a) above.

Non-Defaulting Lender.  At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (v) are the result of unpaid amounts that could result in the creation of a Lien on the Real Property securing the Non-Recourse Indebtedness, (vi) arise from the filing of a petition under the Bankruptcy Code or seeking relief under other laws relating to insolvency or protection from creditors, (vii) arise from asserting defenses to the Non-Recourse Indebtedness that are without merit or unwarranted, (viii) arise from the forfeiture under any law of the Real Property securing the Non-Recourse Indebtedness, (ix) arise from the failure of any borrower or guarantor of the Non-Recourse Indebtedness to maintain its status as a single purpose entity, or (x) arises from the failure to obtain any required consent of the lender of the Non-Recourse Indebtedness to any other debt or voluntary lien encumbering the Real Property securing the Non-Recourse Indebtedness.

Non-Recourse Indebtedness.  Indebtedness of the Borrower, the Guarantors, their Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate or interests therein or equipment and which is not a general obligation of the Borrower, such Guarantor, such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Borrower, the Guarantors or their Subsidiaries or an Unconsolidated Affiliate for any Non‑Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness.  Non-Recourse Indebtedness shall also include Indebtedness of one or more Subsidiaries of Parent Company that is a special purpose entity  (each a “SPE Subsidiary”) provided that all of the following conditions are satisfied to Agent’s reasonable satisfaction: (i) the Indebtedness is recourse solely to such SPE Subsidiary and, if applicable, a separate Subsidiary of Parent Company that guarantees such Indebtedness and whose sole assets are ownership of the Equity Interests in the SPE Subsidiary that is primarily liable (each a “SPE Guarantor”) (except for guaranties of customary Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), (ii) neither the SPE Subsidiary nor the SPE Guarantor are the Borrower, a Guarantor or the owner of any direct or indirect interest in a Guarantor, (iii) such Indebtedness is not cross-defaulted to other Indebtedness of the Borrower, the Guarantors or their respective Subsidiaries, (iv) such Indebtedness does not constitute Indebtedness of any other Person (other than such the SPE Subsidiary which is the borrower thereunder or the SPE  Guarantor which is the guarantor thereunder) (except for guaranties of customary Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim) and (v) the only collateral for such Indebtedness are the assets owned by the SPE Subsidiaries incurring such Indebtedness.

Notes.  Collectively, the Revolving Credit Notes, the Term Loan Notes, the Swing Loan Note and the Bid Loan Notes.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations.  Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Operating Lease.  Any lease (other than a Ground Lease) with a remaining term (including tenant extension rights) of at least fifteen (15) years pursuant to which the Borrower or its Subsidiaries leases an Unencumbered Asset Pool Property or another Data Center Property, and if such lease relates to an Unencumbered Asset Pool Property it is approved by the Required Lenders in their reasonable discretion; provided that the requirement that the remaining lease term (including tenant extension rights) extend for at least fifteen (15) years shall not apply (a) to the lease of the Real Estate known as the Jersey City Data Center, or (b) to any of the Carpathia Data Centers.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent Company.  REIT.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Debt.  Indebtedness permitted by §8.1.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Permitted Transferee.  With respect to Chad L. Williams, (i) any transfer to the spouse of such Person; (ii) any transfer to a lineal descendant, natural or adopted, of such Person or to the spouse of any such lineal descendant; and (iii) any transfer to the trustee of a trust, to a partnership or to any other entity, for the substantial benefit of such Person and/or one or more Persons described in clauses (i) or (ii) above, in each case done for bona fide estate planning purposes.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions.  For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent Company or any of its Subsidiaries.  Preferred Distributions shall not include dividends or distributions paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests.

Preferred Securities.  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Pricing Level.  Such term shall have the meaning established within the definition of Revolving Credit Applicable Margin or Term Loan Applicable Margin, as applicable.

QIPM.  Quality Investment Properties Metro, LLC, a Delaware limited liability company.

QIPS.  Quality Investment Properties, Suwanee, LLC, a Delaware limited liability company.

QTLP.  QualityTech, LP, a Delaware limited partnership.

QTS Holding.  Quality Technology Services Holding, LLC, a Delaware limited liability company.

QTS Metro TRS.  Quality Technology Services Metro II, LLC, a Delaware limited liability company.

QTS Suwanee TRS.  Quality Technology Services, Suwanee II, LLC, a Delaware limited liability company.

Rating Agencies.  S&P, Moody’s, Fitch and any substitute rating agency appointed by the Borrower and the Agent pursuant to the definition of “Credit Rating”, collectively, and Rating Agency means either S&P, Moody’s, Fitch or such substitute rating agency.

Real Estate.  All real property or facilities (and all fixtures, improvements, appurtenances and related assets thereon or therein) at any time owned or leased (as lessee or sublessee) by the Parent Company or any of its Subsidiaries including, without limitation, the Unencumbered Asset Pool Properties and any Data Center Property.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness.  As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Parent Company or any of its Subsidiaries.  Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register.  See §18.2.

REIT.  QTS Realty Trust, Inc., a Maryland corporation.

REIT Status.  With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Related Parties.  Chad Williams’ parents, spouse, siblings or any of his or their direct or indirect lineal descendants (including by adoption) and trust, partnership, limited liability company, corporation or other legal entity established for estate planning purposes for the benefit of any of the foregoing.

Release.  See §6.20(c)(iii).

Rent Roll.  A report prepared by the Borrower showing for each of the Unencumbered Asset Pool Properties, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51.0%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitments of such Defaulting Lenders.

Required Permits.  Each building permit, certificate of occupancy (or equivalent), environmental permit, air emission or air quality permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection the construction or operation of any of the Unencumbered Asset Pool Properties.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any

Lender with respect to liabilities constituting or including (among other liabilities) liabilities currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Applicable Margin.  (a) On any date the Revolving Credit Applicable Margin for Revolving Credit LIBOR Rate Loans and Revolving Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Parent Company and its respective Subsidiaries to the Gross Asset Value of Parent Company and its respective Subsidiaries:

Pricing Level	Ratio	Revolving Credit LIBOR Rate Loans	Revolving Credit Base Rate Loans

Pricing Level 1	Less than or equal to 35%	1.55%	0.55%

Pricing Level 2	Greater than 35% but less than or equal to 40%	1.65%	0.65%

Pricing Level 3	Greater than 40% but less than or equal to 45%	1.80%	0.80%

Pricing Level 4	Greater than 45% but less than or equal to 50%	1.95%	0.95%

Pricing Level 5	Greater than 50%	2.15%	1.15%

The initial Revolving Credit Applicable Margin shall be at Pricing Level 1.  The Revolving Credit Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent Company to the Agent of the Compliance Certificate after the end of a calendar quarter.  In the event that Parent Company shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Revolving Credit Applicable Margin for Revolving Credit Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Revolving Credit Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Credit Applicable Margin for any period (a “Revolving Credit Applicable Period”) than the Revolving Credit Applicable Margin applied for such Revolving Credit Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Revolving Credit Applicable Period, (ii) the Revolving Credit Applicable Margin shall be determined as if the Pricing Level for such higher Revolving Credit Applicable Margin were applicable for such Revolving Credit Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Revolving Credit Applicable Margin for such Revolving Credit Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

(b)        From and after the date that Agent first receives written notice from REIT or Borrower that Borrower has first obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's and the Borrower delivers a written notice to Agent irrevocably electing to have the Revolving Credit Applicable Margin determined pursuant to this subparagraph (b), the Revolving Credit Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Revolving Credit LIBOR Rate Loans	Revolving Credit Base Rate Loans
I	Credit Rating Level 1	0.85%	0.00%

II	Credit Rating Level 2	0.90%	0.00%

III	Credit Rating Level 3	1.00%	0.00%

IV	Credit Rating Level 4	1.20%	0.20%

V	Credit Rating Level 5	1.55%	0.55%

At such time as this subparagraph (b) is applicable, the Revolving Credit Applicable Margin for each Base Rate Revolving Credit Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Revolving Credit Applicable Margin for any Interest Period for all Revolving Credit LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Revolving Credit Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels and Borrower’s irrevocable election to have the Revolving Credit Applicable Margin determined pursuant to this subparagraph (b) or a change in such Credit Rating Level.  From and after the first date that the Revolving Credit Applicable Margin is based on Borrower’s Investment Grade Rating pursuant to this subparagraph (b), the Revolving Credit Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value (provided that any accrued interest payable at the Revolving Credit Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value prior to such date shall be payable as provided in §2.6).

Revolving Credit Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment.  With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans and Bid Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage.  With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders.  Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $700,000,000.00 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date.  December 17, 2020, as such date may be extended as provided in §2.15, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes.  See §2.1(b).

Sanctions Laws and Regulations.  Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC or any successor to OFAC carrying out functions similar to the foregoing, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

Santa Clara Ground Lease.  The Ground Lease dated October 2, 1997 between Mission-West Valley Land Corporation, as lessor, and Nexus Properties, Inc., Kinetic Systems, Inc., Digital Square, Inc., R. Darrell Gary, Michael J. Reidy, Michael J. Reidy as Trustee of the Ronald Bonaguidi Irrevocable Trust, as lessee, as described in that certain Memorandum of Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187699, as amended by that certain Assignment of Lease, effective as of October 10, 1997, wherein Digital Square, Inc. assigned its interest to Nexus Properties, Inc., as described in that certain Assignment of Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998, under Instrument No. 14187705, as amended by that certain First Amendment to Ground Lease dated April 29, 1998, as described in that certain Memorandum of First Amendment to Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998, under Instrument No. 1418770, as amended by that certain Assignment and Assumption of Ground Lease dated October 31, 2007 wherein lessee assigned its interest to Quality Investment Properties Santa Clara, LLC, a Delaware limited liability company, as amended by that certain Second Amendment to Ground Lease dated September 24, 2009, and as amended by that certain Third Amendment to Ground Lease dated November 17, 2011, and as the same may hereafter be amended, restated or modified from time to time, which ground lease is subject to that certain Master Ground Lease – Parcel 12 dated October 2, 1997 between West Valley-Mission Community College District, a California community college district, as master lessor, and Mission-West Valley Land Corporation, a California non-profit public benefit corporation, as master lessee, as described in that certain Memorandum of Master Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187697, as amended by that certain First Amendment to Master Ground Lease dated April 29, 1998, as described in that certain Memorandum of First Amendment to Master Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187698, and as the same may hereafter be amended, restated or modified from time to time.

SEC.  The federal Securities and Exchange Commission.

Secured Debt.  With respect to Parent Company or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Set-up Fees.  Amounts paid by a tenant or licensee under the Leases for installation and other set-up activities performed by the Borrower, a Subsidiary Guarantor or an Additional Subsidiary Guarantor.

S&P.  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services limited liability company business.

Springing Guaranty.  The Third Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith given by the REIT to and for the benefit of Agent and the Lenders, as the same may be modified, amended, restated or ratified.

Stabilized Property.  A completed Data Center Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) for eighteen (18) months, or which has a capitalized value determined in accordance with GAAP that exceeds its undepreciated book value determined in accordance with GAAP, shall constitute a Stabilized Property.  Additionally, the Borrower may elect to designate a project as a Stabilized Property as provided for in the definition of Development Property.  Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State.  A state of the United States of America and the District of Columbia.

Sublessor.  See §6.32(a).

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors.  The Persons that are a party to the Guaranty from time to time, including any and all Additional Subsidiary Guarantors.

Suwanee Property.  All that certain property located at 300 Satellite Boulevard NW, Suwanee, Georgia 30024.

Swing Loan.  See §2.5(a).

Swing Loan Lender.  KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment.  The sum of Thirty Million and No/100 Dollars ($30,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note.  See §2.5(b).

Tax Driven Lease Transaction.  (i) the DAFC Transaction and (ii) any transaction pursuant to which the Borrower or a Subsidiary Guarantor conveys record title to a real property asset to a governmental entity and then leases such asset back from the governmental entity for the purposes of effecting a reduction in real property taxes where (a) the Borrower or the conveying Subsidiary Guarantor can repurchase the conveyed asset at any time (subject to any customary lock-out provisions) for nominal consideration, (b) no Indebtedness is incurred by the Borrower or such Subsidiary Guarantor under GAAP; provided, that, if the structure of any such transaction requires the issuance of bonds by the applicable governmental entity, such bonds are purchased by the Borrower or the Subsidiary Guarantor as consideration for the applicable real property transfer and the amounts receivable by the Borrower or a Subsidiary Guarantor on such bonds equals the rent payable under the applicable lease, (c) no net payments are required to be made to any third party as a result of such transaction and the corresponding Tax Driven Lease Transaction Documents (other than the reduced real property taxes and customary closing costs and fees), and (d) such transaction, however structured, is consummated on terms substantially similar to the DAFC Transactions including, without limitation, a subordination and standstill agreement substantially in the form as the Bond Subordination and Standstill Agreement.

Tax Driven Lease Transaction Documents.  (i) the Metro Indenture and Metro Ground Lease and (ii) with respect to any Tax Driven Lease Transaction other than the DAFC Transaction, leases, indentures and such other documents that are customarily required for a transaction of that type and that satisfy the requirements of the definition of Tax Driven Lease Transaction.

Tax Protection Agreement.  The Tax Protection Agreement dated as of October 15, 2013 made by REIT, Borrower and each of parties identified as a signatory on Schedule 2.1(a) thereto as a “Protected Partner”, as the same may be further varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time with the approval of Agent.

Term A LIBOR Rate Loans.  The Term Loans A bearing interest by reference to LIBOR.

Term B LIBOR Rate Loans.  The Term Loans B bearing interest by reference to LIBOR.

Term Base Rate Loans.  The Term Loans bearing interest by reference to the Base Rate.

Term LIBOR Rate Loans.  Collectively, the Term A LIBOR Rate Loans and the Term B LIBOR Rate Loans.

Term Loan or Term Loans.  Collectively, the Term Loans A and the Term Loans B.

Term Loan A or Term Loans A.  An individual Term Loan  or the aggregate Term Loans, as the case may be, in the maximum principal amount of $250,000,000.00 (subject to increase as provided in §2.11) made by the Term Loan A Lenders hereunder.

Term Loan A Commitment.  As to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loans A from time to time Outstanding to the Borrower.

Term Loan A Commitment Percentage.  With respect to each Term Loan A Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loans A to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan A Lenders.  Collectively, the Lenders which have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1.1 hereto.

Term Loan A Maturity Date.   December 17, 2021, or such earlier date on which the Term Loans A shall become due and payable pursuant to the terms hereof.

Term Loan A Notes.  A promissory note or notes made by the Borrower in favor of a Term Loan A Lender in the principal face amount equal to such Term Loan A Lender’s Term Loan A Commitment, in substantially the form of Exhibit A-3 hereto.

Term Loan Applicable Margin.  (a)        On any date the Term Loan Applicable Margin for Term LIBOR Rate Loans and Term Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Parent Company and its respective Subsidiaries to the Gross Asset Value of Parent Company and its respective Subsidiaries:

Pricing Level	Ratio	Term LIBOR Rate Loans	Term Base Rate Loans

Pricing Level 1	Less than or equal to 35%	1.50%	0.50%

Pricing Level 2	Greater than 35% but less than or equal to 40%	1.60%	0.60%

Pricing Level 3	Greater than 40% but less than or equal to 45%	1.75%	0.75%

Pricing Level 4	Greater than 45% but less than or equal to 50%	1.90%	0.90%

Pricing Level 5	Greater than 50%	2.10%	1.10%

The initial Term Loan Applicable Margin shall be at Pricing Level 1.  The Term Loan Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent Company to the Agent of the Compliance Certificate after the end of a calendar quarter.  In the event that Parent Company shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this

Agreement, the Term Loan Applicable Margin for Term Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Term Loan Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or Term Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Term Loan Applicable Margin for any period (a “Term Loan Applicable Period”) than the Term Loan Applicable Margin applied for such Term Loan Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Term Loan Applicable Period, (ii) the Term Loan Applicable Margin shall be determined as if the Pricing Level for such higher Term Loan Applicable Margin were applicable for such Term Loan Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Term Loan Applicable Margin for such Term Loan Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

(b)        From and after the date that Agent first receives written notice from REIT or Borrower that Borrower has first obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's and the Borrower delivers a written notice to Agent irrevocably electing to have the Term Loan Applicable Margin determined pursuant to this subparagraph (b), the Term Loan Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Term LIBOR Rate Loans	Term Base Rate Loans
I	Credit Rating Level 1	0.825%	0.00%

II	Credit Rating Level 2	0.875%	0.00%

III	Credit Rating Level 3	1.00%	0.00%

IV	Credit Rating Level 4	1.25%	0.25%

V	Credit Rating Level 5	1.65%	0.65%

At such time as this subparagraph (b) is applicable, the Term Loan Applicable Margin for each Base Rate Term Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Term Loan Applicable Margin for any Interest Period for all Term LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Term Loan Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels and Borrower’s irrevocable election to have the Term Loan Applicable Margin determined pursuant to this subparagraph (b) or a change in such Credit Rating Level.  From and after the first date that the Term Loan Applicable Margin is based on Borrower’s Investment Grade Rating pursuant to this subparagraph (b), the Term Loan Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value (provided that any accrued interest payable at the Term Loan Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value prior to such date shall be payable as provided in §2.6).

Term Loan B or Term Loans B.  An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of $150,000,000.00 (subject to increase as provided in §2.11) made by the Term Loan B Lenders hereunder.

Term Loan B Commitment.  As to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loans B from time to time Outstanding to the Borrower.

Term Loan B Commitment Percentage.  With respect to each Term Loan B Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan B Lender’s percentage of the aggregate Term Loans B to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan B Lenders.  Collectively, the Lenders which have a Term Loan B Commitment, the initial Term Loan B Lenders being identified on Schedule 1.1 hereto.

Term Loan B Maturity Date.  April 27, 2022, or such earlier date on which the Term Loans B shall become due and payable pursuant to the terms hereof.

Term Loan B Notes.  A promissory note or notes made by the Borrower in favor of a Term Loan B Lender in the principal face amount equal to such Term Loan B Lender’s Term Loan B Commitment, in substantially the form of Exhibit A-4 hereto.

Term Loan Commitment.  As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time Outstanding to the Borrower.

Term Loan Commitment Percentage.  With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Lenders.  Collectively, the Term Loan A Lenders and the Term Loan B Lenders.

Term Loan Notes.  Collectively, the Term Loan A Notes and the Term Loan B Notes.

Titled Agents.  The Joint Lead Arrangers and Bookrunners, and any syndication agent or documentation agent.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is One Billion Two Hundred Million and No/100 Dollars ($1,200,000,000.00).  The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Revolving Credit Commitment is Seven Hundred Million and No/100 Dollars ($700,000,000.00).  The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan A Commitment.  The sum of the Term Loan A Commitments of the Term Loan A Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Term Loan A Commitment is Three Hundred Million and No/100 Dollars ($300,000,000.00).  The Total Term Loan A Commitment may increase in accordance with §2.11.

Total Term Loan B Commitment.  The sum of the Term Loan B Commitments of the Term Loan B Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Term Loan B Commitment is Two Hundred Million and No/100 Dollars ($200,000,000.00).  The Total Term Loan B Commitment may increase in accordance with §2.11.

Total Term Loan Commitment.  Collectively, the Total Term Loan A Commitment and the Total Term Loan B Commitment.

Transfer.  Any sale, conveyance, assignment, alienation, mortgage, hypothecation, encumbrance, grant or a lien over or a security interest in, pledge or other transfer.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unencumbered Asset Pool.  All of the Unencumbered Asset Pool Properties.

Unencumbered Asset Pool Availability.  The Unencumbered Asset Pool Availability shall be the amount which is the lowest of (a) the maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Consolidated Total Unsecured Debt plus any Capitalized Lease Obligations of Borrower and its Subsidiaries with respect to any of the Unencumbered Asset Pool Properties to be greater than sixty percent (60.0%) (or sixty-five percent (65%) if such percentage is the applicable percentage pursuant to the terms of §9.1(a)) of Unencumbered Asset Pool Value as most recently determined under this Agreement, and (b) the maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Unencumbered Asset Pool Debt Yield to be less than fourteen percent (14.0%) (or twelve and one-half percent (12.5%) if such percentage is the applicable percentage pursuant to the terms of §9.1(b)).

Unencumbered Asset Pool Value.  On a Consolidated basis for Borrower and the Subsidiary Guarantors which own an Unencumbered Asset Pool Property, Unencumbered Asset Pool Value shall mean the sum of (without duplication with respect to any Unencumbered Asset Pool Property):

(a)     the aggregate sum of the Adjusted Net Operating Income for an Unencumbered Asset Pool Property that is owned or leased pursuant to a Ground Lease by Borrower or any of the Subsidiary Guarantors divided by the Primary Capitalization Rate; plus

(b)     the aggregate sum of the Adjusted Net Operating Income for each Unencumbered Asset Pool Property that is a Leased Property divided by the applicable Leased Property Capitalization Rate; plus

(c)     the undepreciated cost basis book value determined in accordance with GAAP of all Unencumbered Asset Pool Properties acquired by Borrower or any of the Subsidiary Guarantors during the two (2) fiscal quarters most recently ended prior to the date of determination (provided that Borrower shall have the right to make an irrevocable election to value such Unencumbered Asset Pool Property at its capitalized value (as determined pursuant to clause (a) or (b) of this definition, as applicable, and measured on the most recent fiscal quarter annualized until the Unencumbered Asset Pool Property has been owned for two (2) full fiscal quarters) after it has owned by Borrower or any of the Subsidiary Guarantors for at least one (1) fiscal quarter); plus

(d)     the undepreciated book value determined in accordance with GAAP of all Development Properties that are Unencumbered Asset Pool Properties owned by Borrower or any of the Subsidiary Guarantors; plus

(e)     the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and the Subsidiary Guarantors as of the date of determination determined in accordance with GAAP.

Unencumbered Asset Pool Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the two fiscal quarters most recently ended prior to a date of determination. For purposes of this definition, to the extent that Unencumbered Asset Pool Value attributable to (i) Unencumbered Asset Pool Properties which are Leased Properties would exceed fifteen percent (15%) of the Unencumbered Asset Pool Value, (ii) Unencumbered Asset Pool Properties which are on Ground Leases (excluding the Metro Ground Lease) would exceed twenty-five percent  (25%) of the Unencumbered Asset Pool Value, or (iii) Unencumbered Asset Pool Properties which are Development Properties would exceed fifteen percent (15%) of the Unencumbered Asset Pool Value, or (iv) Unencumbered Asset Pool Properties which are International Investments would exceed seven and one-half (7.5%) of the Unencumbered Asset Pool Value, or (v) Unencumbered Asset Pool Properties which are Leased Properties, Ground Leases, or International Investments would combined exceed thirty-five percent (35%) of Unencumbered Asset Pool Value, then in each case such excess shall be excluded.

Unencumbered Asset Pool Debt Yield.  The quotient of (a) Adjusted Net Operating Income of the Unencumbered Asset Pool divided by (b) the sum of (i) Consolidated Total Unsecured Debt plus (ii) all Capitalized Lease Obligations of Borrower and its Subsidiaries with respect to any of the Unencumbered Asset Pool Properties, expressed as a percentage.  For the purposes of calculating Unencumbered Asset Pool Debt Yield, when calculating Adjusted Net Operating Income for Unencumbered Asset Pool Properties not owned and operated by the Borrower or a Guarantor for two (2) full fiscal quarters, the Adjusted Net Operating Income attributable to such Unencumbered Asset Pool Properties shall be calculated by using the actual historical results for such Unencumbered Asset Pool Properties (x) for the two (2) full fiscal quarters most recently ended as if the Unencumbered Asset Pool Properties had been owned by the Borrower or a Guarantor during such period;  provided, however, to the extent actual historical Adjusted Net Operating Income attributable to such Unencumbered Asset Pool Properties is unavailable, the Borrower may include such calculation of Adjusted Net Operating Income attributable to such Unencumbered Asset Pool Properties calculated on a proforma basis, so long as the Agent shall have given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Additionally, for Unencumbered Asset Pool Properties that have been disposed of during the period of two fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Unencumbered Asset Pool Properties shall be excluded from the calculation of Adjusted Net Operating Income. For purposes of this definition, to the extent that Adjusted Net Operating Income attributable to (i) Unencumbered Asset Pool Properties which are Leased Properties would exceed fifteen percent (15%) of the Adjusted Net Operating Income, (ii) Unencumbered Asset Pool Properties which are on Ground Leases (excluding the Metro Ground Lease) would exceed twenty-five percent  (25%) of the Adjusted Net Operating Income, (iii) Unencumbered Asset Pool Properties which are International Investments would exceed seven and one-half (7.5%) of Adjusted Net Operating Income, or (iv) Unencumbered Asset Pool Properties which are Leased Properties, Ground Leases, or International Investments would combined exceed thirty-five percent (35%) of Adjusted Net Operating Income, then in each case such excess shall be excluded.

Unencumbered Asset Pool Property.  Eligible Real Estate which satisfies all the conditions set forth in §7.18(a) or which have been included in the calculation of the Unencumbered Asset Pool Availability pursuant to §7.18(b).  The Initial Unencumbered Asset Pool Properties are described on Schedule 1.6 hereto.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Debt.  Indebtedness of Parent Company and its Subsidiaries outstanding at any time which is not Secured Debt.

Unused Fee.  See §2.3(a).

Unused Fee Percentage.  With respect to any day during a calendar quarter, (a) 0.15% per annum, if the sum of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities outstanding on such day is 50% or more of the Total Revolving Credit Commitment, or (b) 0.25% per annum if the sum of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities outstanding on such day is less than 50% of the Total Revolving Credit Commitment.

Wholly Owned Subsidiary.  As to a Person, any Subsidiary of Parent Company that is directly or indirectly owned 100% by such Person.    Subject to the compliance by Borrower and the Subsidiary Guarantors with §8.18 of this Agreement, the Agent and the Lenders agree that, for so long as any real property asset of Borrower or any Subsidiary Guarantor is subject to a Tax Driven Lease Transaction, such property shall be treated as though it is owned by a Wholly Owned Subsidiary for all purposes under this Agreement.  Furthermore, for so long as net cash received (whether in the form of interest on bonds or otherwise) in connection with any Tax Driven Lease Transaction equals the net cash paid (whether in the form of rent or otherwise) under the applicable Tax Driven Lease Transaction Documents, such amounts shall be disregarded for purposes of calculating the financial covenants in §9.

Write-Down and Conversion Powers.  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2     Rules of Interpretation.

(a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)        The singular includes the plural and the plural includes the singular.

(c)        A reference to any law includes any amendment or modification of such law.

(d)        A reference to any Person includes its permitted successors and permitted assigns.

(e)        Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)        The words “include”, “includes” and “including” are not limiting.

(g)        The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)        All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Georgia, have the meanings assigned to them therein.

(i)        Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)        The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)        In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower, Guarantors or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)        Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent Company or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease under GAAP as in effect on the Closing Date.

§2.       THE CREDIT FACILITY.

§2.1     Revolving Credit Loans; Bid Loans.

(a)        Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums denominated in U.S. dollars as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Unencumbered Asset Pool Availability; and provided, further that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans, Bid Loans and Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment and the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Term Loans, Swing Loans, Bid Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenants set forth in §9.1.  The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied.  No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)        The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-1 hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.  There shall not be deemed to have occurred, and there has not otherwise occurred, any payment in full, satisfaction or novation of the indebtedness evidenced by the “Revolving Credit Notes”, as defined in the Fourth Amended and Restated Credit Agreement, which indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof, as applicable, in accordance with their respective Revolving Credit Commitment Percentages.  On the Closing Date, the Revolving Credit Lenders shall make adjustments among themselves so that the outstanding Revolving Credit Loans are consistent with their Revolving Credit Commitment Percentages.

(c)        Bid Loans.

(i)        From and after the date that Agent receives written notice that Borrower has first obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Revolving Credit Applicable Margin, then prior to the date that is five (5) days prior to the Revolving Credit Maturity Date, Borrower may make a written request for the Agent to solicit competitive bids from the Revolving Credit Lenders in the manner set forth in §2.1(c)(ii) below.  The Revolving Credit Lenders may make offers to make bid loans (each a "Bid Loan") provided that (i) the sum of all Outstanding Bid Loans shall not exceed the Bid Loan Sublimit, (ii) in all events in accordance with §11.2 no Default or Event of Default shall have occurred and be continuing, (iii) the Outstanding Bid Loans, Outstanding Revolving Credit Loans and Outstanding Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, (iv) the Outstanding Bid Loans, Outstanding Revolving Credit Loans, the Outstanding Term Loans and Outstanding Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment, (v) the aggregate amount of Bid Loans requested for any date and with the same Interest Period (each a "Bid Loan Borrowing") shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof, and (vi) all Interest Periods applicable to Bid Loans shall be subject to and comply with the definition of Interest Period.  The Revolving Credit Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this §2.1(c).  In no event shall Bid Loans be made to Borrower unless, at the time such Bid Loans are made,

Borrower has obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's.

(ii)       Bid Loan Procedures.

(1)        When Borrower wishes to request offers to make Bid Loans, it shall provide telephonic or electronic notice to the Agent (who shall promptly notify the Revolving Credit Lenders) followed promptly by written notice substantially in the form of Exhibit M-1 (each, a "Bid Loan Quote Request") duly completed and executed by an Authorized Officer, so as to be received no later than 10:00 a.m. (Cleveland time) on the second Business Day before the proposed Drawdown Date (or such other time and date as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree).  Each Bid Loan Quote Request shall specify the relevant date, amount and maturity for the proposed Bid Loan, and shall state whether a Bid Loan Quote is requested on the basis of a fixed interest rate (an "Absolute Rate Bid") or on the basis of a margin over or under LIBOR (a "LIBOR Margin Bid"), shall state whether or not the requested Bid Loan is open to prepayment,  and which shall be accompanied by payment of a nonrefundable $2,500 competitive bid request fee for the account of the Agent.  No Bid Loan Quote Request shall be made for a Bid Loan with a maturity of less than seven (7) days or more than one hundred eighty (180) days or with a maturity date subsequent to the Revolving Credit Maturity Date.  If a LIBOR Margin Bid is requested, the maturity date shall be one of the Interest Periods, and any such advance shall be a LIBOR Rate Loan.  The proposed funding date shall be a Business Day.  The Agent shall incur no liability whatsoever hereunder in acting upon any Bid Loan Quote Request purportedly made by an Authorized Officer of Borrower.  Subject to the definition of "Interest Period", Borrower may request offers for up to three (3) different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate Bid Loan Quote Request for each such borrowing.  Except as otherwise provided in this Section, no Bid Loan Quote Request shall be given within five (5) Business Days (or such other number of days as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree) of any other Bid Loan Quote Request.  Each Bid Loan Quote Request shall also contain the statements and certifications required by §2.7(i) and (ii).

(2)        Each Revolving Credit Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit M-2 (each a "Bid Loan Quote"), duly completed, each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the rates of interest so offered by such Revolving Credit Lender to be applicable to such Bid Loan; provided that (a) a Revolving Credit Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (b) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Revolving Credit Lender submits Bid Loan Quotes (i) may be greater or less than the Revolving Credit Commitment of such Revolving Credit Lender but (ii) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested.  Each Bid Loan Quote by a Revolving Credit Lender other than the Person serving as the Agent must be submitted to Agent by fax not later than 8:00 a.m. (Cleveland time) on the Drawdown Date (or such other time and date as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Person serving as Agent, in its capacity as a Revolving Credit Lender, only if the Person serving as Agent notifies Borrower of the terms of the offer contained therein not later than 7:45 a.m. (Cleveland time) on the Drawdown Date.  The Agent shall incur no liability whatsoever hereunder in acting upon any Bid Loan Quote purportedly made by a representative of a Lender, each of which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting with respect to that Lender.  Subject to §11 and §12, any Bid Loan Quote so made shall be irrevocable except with the consent of Agent given on the instructions of Borrower.  Unless otherwise agreed by Agent and Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.

(3)        Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m. (Cleveland time) on the Drawdown Date, or 7:45 a.m. (Cleveland time) on the Drawdown Date with respect to any Bid Loan Quote submitted by the Person serving as Agent, in its capacity as a Revolving Credit Lender), notify Borrower of the terms (1) of any Bid Loan Quote submitted by a Revolving Credit Lender that is in accordance with this §2.1(c)(ii) and (2) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Revolving Credit Lender with respect to the same Bid Loan Quote Request.  Any subsequent Bid Loan Quote shall be disregarded by Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote.  Agent's notice to Borrower shall specify (x) the aggregate principal amount of the Bid Loan Borrowing for which Bid Loan Quotes have been received and (y) (I) the respective principal amounts and (II) the rates of interest so offered by each Revolving Credit Lender (identifying the Revolving Credit Lender that made each such Bid Loan Quote).

(4)        Not later than 9:00 a.m. (Cleveland time) on the Drawdown Date (or such other time and date as Borrower and Agent may agree, with the consent of each Revolving Credit Lender that has submitted a Bid Loan Quote), Borrower shall notify Agent of its acceptance or nonacceptance of the Bid Loan Quotes so notified to it, and Agent shall promptly notify each affected Revolving Credit Lender.  Failure of Borrower to timely give such notice shall constitute nonacceptance of the Bid Loan Quotes.  In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  Borrower may accept any Bid Loan Quote in whole or in part; provided that (1) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (2) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (3) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof and shall not cause the limits specified above to be violated; (4) Borrower must accept all Absolute Rate Bids at all lower fixed interest rates before accepting any portion of an Absolute Rate Bid at a higher fixed interest rate; (5) Borrower must accept all LIBOR Margin Bids at all lower margins over (or greater margins under) LIBOR before accepting any portion of a LIBOR Margin Bid at a higher margin above (or lower margin under);

and (6) Borrower may not accept any offer where Agent has advised Borrower that such offer fails to comply with this §2.1(c)(ii) or otherwise fails to comply with the requirements of this Agreement.  If offers are made by two or more Revolving Credit Lenders with the same interest rates for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by Borrower among such Revolving Credit Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers.  Determinations by Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error.  Notwithstanding anything else contained herein, Borrower shall have no obligation to accept any Bid Loan Quote by a Defaulting Lender.

(5)        Subject to the terms set forth in this Agreement, any Revolving Credit Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m. (Cleveland time) on the date specified for the making of such Loan, make the amount of such Loan available to Agent in immediately available funds, for the account of Borrower. The amount so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower on or before 11:00 a.m. (Cleveland time) on such date by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower and maintained with Agent.

(6)        The Bid Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit D hereto (collectively, the "Bid Loan Notes"), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) in the amount of the Bid Loan Sublimit and completed with appropriate insertions.  One Bid Loan Note shall be payable to each Revolving Credit Lender in the principal amount equal to the Bid Loan Sublimit.  Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Bid Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent's Record reflecting the making of such Bid Loan or (as the case may be) the receipt of such payment.  The Outstanding Bid Loans set forth on Agent's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each applicable Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent's Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Bid Loan Note to make payments of principal of or interest on any Bid Loan Note when due.

(7)        Each Bid Loan shall be subject to all of the terms of this Agreement generally, provided that any Revolving Credit Lender who makes a Bid Loan to Borrower shall not, subject to the terms of §2.1(a), be relieved of its obligation to make Revolving Credit Loans to Borrower.  Unless the Bid Loan Quote Request specifies that the requested Bid Loan is prepayable and, no Bid Loan may be voluntarily prepaid without the prior written consent of the affected Lender.

§2.2     Commitment to Lend Term Loan.

(a)        Subject to the terms and conditions set forth in this Agreement, each of the Term Loan A Lenders severally agrees to lend to the Borrower such Term Loan A Lender’s

Term Loan A Commitment denominated in U.S. dollars.  The Term Loans A shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A‑3 hereto, dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Term Loan A Note shall be payable to the order of each Term Loan A Lender in the principal amount equal to such Term Loan A Lender’s Term Loan Commitment.  There shall not be deemed to have occurred, and there has not otherwise occurred, any payment in full, satisfaction or novation of the indebtedness evidenced by the “Term Loan Notes”, as defined in the Third Amended and Restated Credit Agreement, which indebtedness is instead allocated among the Term Loan A Lenders as of the date hereof, as applicable, in accordance with their respective Term Loan A Commitment Percentages.  On the Closing Date, the Term Loan A Lenders shall make adjustments among themselves so that the Outstanding Term Loans A are consistent with their Term Loan A Commitment Percentages.

(b)        Subject to the terms and conditions set forth in this Agreement, each of the Term Loan B Lenders severally agrees to lend to the Borrower on the Closing Date such Term Loan B Lender’s Term Loan Commitment denominated in U.S. dollars.  The Term Loans B shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-4 hereto, dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Term Loan B Note shall be payable to the order of each Term Loan B Lender in the principal amount equal to such Term Loan B Lender’s Term Loan Commitment.

§2.3     Facility Unused Fee; Facility Fee.

(a)        The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender an unused facility fee (the "Unused Fee") equal to an aggregate amount computed on a daily basis for such calendar year by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment over the Outstanding Revolving Credit Loans, the Outstanding Swing Loans, and the aggregate Letter of Credit Liabilities on such day.  The Unused Fee shall be payable quarterly in arrears on the first Business Day after the last day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(b)        From and after the third Business Day after Agent receives written notice that Borrower has first obtained an Investment Grade Rating from (i) S&P or Moody's, or (ii) a combination of Fitch and S&P or Moody's and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Revolving Credit Applicable Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, the Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Revolving Credit Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.  The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

§2.4     Reduction and Termination of the Revolving Credit Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than $50,000,000.00) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided,  however, that no such termination or reduction shall be permitted if, after giving effect thereto, (a) the sum of Outstanding Revolving Credit Loans, Outstanding Swing Loans, the Outstanding Bid Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced, or (b) the Outstanding Bid Loans would exceed the Bid Loan Sublimit as so terminated or reduced.  Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof.  Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans, Bid Loans and Letters of Credit.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any Unused Fee or Facility Fee under §2.3 then accrued on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5     Swing Loan Commitment.

(a)        Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) the Outstanding Revolving Credit Loans, Outstanding Swing Loans (after giving effect to all amounts requested), Outstanding Bid Loans and Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment; and (iii) the Outstanding Revolving Credit Loans, Outstanding Term Loans, Outstanding Swing Loans (after giving effect to all amounts requested), Outstanding Bid Loans and Letter of Credit Liabilities, shall not at any time exceed the lesser of (A) the Total Commitment, or (B) the Unencumbered Asset Pool Availability.  Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder and whenever any calculation under this Agreement requires adding Outstanding Revolving Credit Loans and Outstanding Swing Loans, such calculation shall be made without duplication.  Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.14(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding.  The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.

(b)        The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit A-2 hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions (except as provided in §2.11).  The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing

Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)        The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii).  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the greater of (i) the Federal Funds Effective Rate, or (ii) the Base Rate plus, in each case, the Revolving Credit Applicable Margin for Base Rate Loans.  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d)        The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given.  In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) of the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan.  The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1.  Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)        If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan.  Each Revolving Credit Lender will immediately transfer to the Swing Loan

Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)        Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)        Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower or Guarantors may have against the Swing Loan Lender, the Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in this Agreement.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6     Interest on Loans.

(a)        Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Revolving Credit Applicable Margin for Base Rate Loans.

(b)        Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Revolving Credit Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)        Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Term Loan Applicable Margin for Base Rate Loans plus the Base Rate.

(d)        Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Term Loan Applicable Margin for Term LIBOR Rate Loans.

(e)        Each Bid Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Bid Loan is repaid at the rate per annum quoted by the Lender or Lenders making such Bid Loan pursuant to §2.1(c).

(f)        The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(g)        Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7     Requests for Revolving Credit Loans.  Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit G hereto (or telephonic notice confirmed in writing in the form of Exhibit G hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date.  Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or chief accounting officer of Parent Company that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making and use of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof.  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date.  Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement.  Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided,  however, that there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.8     Funds for Loans.

(a)        Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or on the Effective Date or any Increase Date with respect to any Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2.  Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date of any Revolving Credit Loans or on the Effective Date or any Increase Date with respect to any Term Loans the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans or Term Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b)        Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans or on the Effective Date or any Increase Date with respect to any Term Loans that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9     Use of Proceeds.  The Borrower will use the proceeds of the Loans solely (a) to pay closing costs in connection with this Agreement, (b) to repay and satisfy existing financing, (c) to fund future development projects, property and equipment acquisitions and (d) for general corporate purposes.

§2.10   Letters of Credit.

(a)        Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request, either for itself or on behalf of any of its Subsidiaries, upon the delivery of a written request in the form of Exhibit H hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Thirty Million Dollars ($30,000,000.00), (iii) in no event shall the Outstanding Revolving Credit Loans, Outstanding Swing Loans, Outstanding Bid Loans and Letters of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Revolving Credit Commitment, (iv) in no event shall the Outstanding Revolving Credit Loans, Outstanding Term Loans, Outstanding Swing Loans, Outstanding Bid Loans and Letters of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment or cause a violation of the covenants set forth in §9.1, (v) in no event shall the Outstanding Revolving Credit Loans, Outstanding Term Loans, Outstanding Swing Loans, Outstanding Bid Loans and Letters of Credit Liabilities (after giving effect to all Letters of Credit requested), exceed the Unencumbered Asset Pool Availability, (vi) the conditions set forth in §10 and §11 shall have been satisfied, and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.14(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower or any of its Subsidiaries.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Majority Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond the Revolving Credit Maturity Date); provided however, that subject to the terms and conditions of §2.13, a Letter of Credit may, as a result of its express terms or as the result of the effect of an “evergreen” clause, have an expiration of not more than one year beyond the Revolving Credit Maturity Date so long as no Default or Event of Default then exists and is continuing and prior to the Letter of Credit Expiration Date, the Borrower shall Cash Collateralize all Letters of Credit having an expiry date after the Letter of Credit Expiration Date and failure to do so shall constitute an Event of Default.

The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.  Each of the Existing Letters of Credit shall upon the Closing Date be deemed to be a Letter of Credit under this Agreement.

(b)        Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or chief accounting officer of the Borrower that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit L attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)        The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)        Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)        Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate of one eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) that are Non-Defaulting Lenders in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Revolving Credit Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit.  Such fees under §2.10(e)(ii) shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit.

(f)        In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the

Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5.  The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)        If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)        Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)        The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)        The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(k)        There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.

§2.11   Increase in Total Commitment.

(a)        Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time prior to the applicable maturity date of such Revolving Credit Loans or Term Loans to request an increase in the Total Revolving Credit Commitment, the Total Term Loan A Commitment and/or the Total Term Loan B Commitment, each in increments of $10,000,000.00 by an aggregate amount of increases to the Total Revolving Credit Commitment, the Total Term A Loan Commitment and Total Term Loan B Commitment of up to $300,000,000.00 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Credit Commitments or the Term Loan Commitments, would result in a maximum Total Commitment of $1,500,000,000.00), written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”).  The execution and delivery of the Increase

Notice by the Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this §2.11 shall have been satisfied on the date of such Increase Notice.  The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, (2) as a new revolving tranche having the same terms as the then existing Revolving Credit Commitments, (3) to the then existing Term Loan A Commitments having the same terms as the existing Term Loan A Commitments, (4) to the then existing Term Loan B Commitments having the same terms as the existing Term Loan B Commitments, or (5) any combination thereof satisfactory to Agent and existing or additional Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, providing such additional Revolving Credit Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable.

(b)        Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, in connection with such increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable (which shall be in addition to the fees to be paid to Agent or KCM pursuant to the Agreement Regarding Fees).  If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable, and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who provide such commitment letters on such basis as the Agent and KCM shall determine after consultation with the Borrower.  If the additional Revolving Credit Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable, so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, KCM or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM and the Borrower) to become a Revolving Credit Lender, Term Loan A Lender or Term Loan B Lender and provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable.  The Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, to be provided by each Revolving Credit Lender, Term Loan A Lender or Term Loan B Lender, as applicable, and the revised Revolving Credit Commitment Percentages, Term Loan A Commitment Percentages or Term Loan B Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Increase Date”).  In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment.

(c)        On any Increase Date the outstanding principal balance of the Revolving Credit Loans, Term Loans A or Term Loans B, as applicable, shall be reallocated among the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, such that after the applicable Increase Date the outstanding principal amount of Revolving Credit Loans, Term Loans A or Term Loans B owed to each Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage (as in effect after the applicable Increase Date) of the outstanding principal amount of all Revolving Credit Loans, Term Loans A or Term Loans B, as applicable.  On any Increase Date with respect to an increase in the Total Revolving Credit Commitment, the Swing Loan Commitment shall increase proportionately (rounded to the next lowest integral multiple of $100,000).  The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted.  On any Increase Date those Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders whose Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, whose Revolving Credit Commitment Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage, as applicable, is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans, Term Loans A or Term Loans B, as applicable.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.  The Borrower further agrees to pay the Breakage Costs, if any, resulting from any Commitment Increase.

(d)        Upon the effective date of each increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and a Swing Loan Note for each Lender whose Commitment has changed and for the Swing Loan Lender so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment, such Term Loan A Lender’s Term Loan A Note shall equal its Term Loan Commitment such Term Loan B Lender’s Term Loan B Note  and the Swing Loan Lender’s Swing Loan Note shall equal its Swing Loan Commitment.  If there is an increase to the Revolving Credit Commitment, Borrower shall also execute and deliver to each Revolving Credit Lender a Bid Loan Note in the face amount of the new Bid Loan Sublimit.  The Agent shall deliver such replacement Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes, Bid Loan Notes and Swing Loan Note to the respective Lenders in exchange for the Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes, Bid Loan Notes and Swing Loan Note replaced thereby which shall be surrendered by such Lenders.  Such new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes, Bid Loan Notes and Swing Loan Note shall provide that they are replacements for the surrendered Revolving Credit Notes, Term A Loan Notes, Term Loan B Notes, Bid Loan Notes or Swing Loan Note, as applicable, and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes, Term Loan A

Notes, Term Loan B Notes, Bid Loan Notes or Swing Loan Note, as applicable.  In connection therewith, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes, Term A Loan Notes, Term Loan B Notes, Bid Loan Notes and Swing Loan Note and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement.  The surrendered Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes, Bid Loan Notes and Swing Loan Note shall be canceled and returned to the Borrower.

(e)       Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, the Agent and the Term Loan A Lenders to increase the Total Term Loan A Commitment or the Agent and the Term Loan B Lenders to increase the Total Term Loan B Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment, the Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable:

(i)        Payment of Activation Fee.  The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KCM such facility fees as the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who are providing an additional Commitment may require to increase the aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  KCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii)       No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, there shall exist no Default or Event of Default; and

(iii)      Representations True.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, both immediately before and after the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date; and

(iv)      Additional Documents.  The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments,

certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v)        Other.  The Borrower and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12   Cash Collateral.

(a)        Certain Credit Support Events.  Upon the request of the Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in Letter of Credit Liabilities that remain unpaid, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Liabilities for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Liabilities.  At any time that there shall exist a Defaulting Lender that is a Revolving Credit Lender, promptly upon the written request of the Agent, the Issuing Lender or the Swing Loan Lender, as applicable, the Borrower shall deliver to Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure as provided in §2.14(e).  Such cash collateral or other credit support provided under the immediately preceding sentence will be promptly returned to the Borrower at such time as the Revolving Credit Lender is no longer a Lender that is a Defaulting Lender.

(b)        Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at KeyBank.  Amounts deposited in the deposit accounts shall not be invested and will earn interest at a rate paid by KeyBank with respect to money market accounts.  The Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Lender and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §2.12(c).  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby including, without limitation, §2.10, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral previously provided).

(c)        Application.  Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral provided under this Credit Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein, and (ii) Cash Collateral provided under this Credit Agreement in respect of

Swing Loans shall be held and applied to the satisfaction of the specific Swing Loan liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)       Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with §18)), the return or cancellation of the Letter of Credit or the term of the Letter of Credit not going beyond the Letter of Credit Expiration Date or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this §2.12 may be otherwise applied in accordance with §12.5), and (y) the Person providing Cash Collateral and the Issuing Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

§2.13   Termination of Agreement.  This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit (other than Letters of Credit the expiration dates of which extend beyond the Letter of Credit Expiration Date as permitted under §2.10 and in respect of which the Borrower has satisfied the requirements of such section or §2.12, as applicable) have expired, have been cancelled or have otherwise terminated, (c) none of the Lenders nor the Swing Loan Lender is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following proviso and as set forth in §15 and §16) and Hedge Obligations have been paid and satisfied in full; provided, however, if on the Revolving Credit Maturity Date or any other date that this Agreement terminates any Letters of Credit permitted under §2.10 to have expiration dates that extend beyond the Letter of Credit Expiration Date remain outstanding, then the provisions of this Agreement applicable to the Agent, Issuing Lender and the Borrower with respect to Letters of Credit, including, without limitation, the Borrower’s reimbursement obligations under §2.10(f), shall remain in effect until all such Letters of Credit have expired, have been cancelled or have otherwise terminated; provided, however, notwithstanding anything else provided herein or otherwise, after the Revolving Credit Maturity Date, no Lender (other than the Issuing Lender) shall have any liability or obligation relating to any Letter of Credit Liabilities (including, without limitation, in respect of any Letter of Credit that has an expiry date after such date).

§2.14   Defaulting Lenders.

(a)      If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, except as otherwise provided under §27, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders, the Majority Term Loan B Lenders, the Required Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.14(d).  Notwithstanding anything else provided herein or otherwise, no limitation on such Defaulting Lender’s right to participate in the administration of the Loans shall mean or be deemed to limit or otherwise impair, such Defaulting Lender’s right to attend, but not participate or vote (except as otherwise provided under §27), in any bank meeting or to request or receive any information in connection with or as provided under any of the Loan Documents.

(b)      Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment at par.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand (but shall have no obligation to so demand) that such Defaulting Lender assign its Commitment to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below and upon any such demand such Defaulting Lender shall comply with such demand and shall consummate such assignment (subject to and in accordance with the provisions of §18.1).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.

Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.14(d).

(c)      During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans.  Subject to §36, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)      Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan;

sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitment Percentages and Term Loan Commitment Percentages, as applicable, without regard to §2.14(c), prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.14(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)       Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to §2.5(a), §2.10(a) and §2.14(c)) on terms reasonably satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such Cash Collateral shall be in Dollars).  Any such Cash Collateral shall be deposited in the collateral account described in §2.12 as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans.  Moneys in such account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(i)        Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii)       Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(iii)      With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.14(c), (y) pay to the Issuing Lender and Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(f)        If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.14(c)), whereupon such Lender will cease to be a Defaulting Lender and any applicable cash collateral provided by the Borrower shall be promptly refunded to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§2.15   Extension of Revolving Credit Maturity Date.  The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to December 17, 2021, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)        Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not later than the date which is ninety (90) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension).  Any such Extension Request shall be irrevocable and binding on the Borrower.

(b)        Payment of Extension Fee.  The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to ten (10) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)        No Default.  On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)        Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent any representation or warranty is as of a specific date, in which case such representation or warranty shall be correct in all material respects as of such earlier date.

(e)        Pro Forma Covenant Compliance.  Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the covenants set forth in §9 immediately after giving effect to the extension.

(f)        Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents as the Agent may reasonably require.

§3.       REPAYMENT OF THE LOANS.

§3.1     Stated Maturity.  The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon.  Borrower promises to pay all Outstanding Bid Loans in full, together with any and all accrued and unpaid interest thereon, on the maturity date thereof as provided in the applicable Bid Loan Quote Request, but in any event not later than the Revolving Credit Maturity Date.  The Borrower promises to pay on the Term Loan A Maturity Date and there shall become absolutely due and payable on the Term Loan A Maturity Date all of the Term Loans A Outstanding on such date, together with any and all accrued and unpaid interest thereon.  The Borrower promises to pay on the Term Loan B Maturity Date and there shall become absolutely due and payable on the Term Loan B Maturity Date all of the Term Loans B Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2     Mandatory Prepayments.

(a)        If at any time the sum of the aggregate Outstanding Revolving Credit Loans, Outstanding Swing Loans, Outstanding Bid Loans and the aggregate Letter of Credit Liabilities exceeds the Total Revolving Credit Commitment, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing

Loan Lender and the amount of any Bid Loan shall be paid solely to the applicable Bid Loan Lender.

(b)        If at any time the sum of the aggregate Outstanding Revolving Credit Loans, Outstanding Swing Loans, Outstanding Bid Loans, Outstanding Term Loans and the aggregate Letter of Credit Liabilities exceeds (a) the Total Commitment or (b) the Unencumbered Asset Pool Availability , then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for applications to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender and the amount of any Bid Loan shall be paid solely to the applicable Bid Loan Lender.

(c)        If at any time the sum of the aggregate outstanding principal amount of the Bid Loans exceeds the Bid Loan Sublimit, then Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Bid Loan Lenders, as applicable, for application to the Bid Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8.

§3.3     Optional Prepayments.

(a)        The Borrower shall have the right, at its election, to prepay the Outstanding Revolving Credit Loans and Outstanding Swing Loans, as a whole or in part, at any time without penalty or premium, and except as provided in the applicable Bid Loan Quote Request, Bid Loans may not be voluntarily prepaid at any time without the prior written consent of the Bid Loan Lender(s) making such Bid Loans; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)        The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(c)        The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days’ prior written notice of any prepayment pursuant to this §3.3 of LIBOR Rate Loans unless a shorter notice period is agreed to in writing by the Agent, and one Business Day’s prior written notice of any prepayment pursuant to this §3.3 of Base Rate Loans, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4     Partial Prepayments.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, second, pro rata to the principal of any Outstanding Bid Loans, third to the principal of any Outstanding Revolving Credit Loans and last pro rata to the principal of Outstanding Term Loans A and Outstanding Term Loans B.  Each partial payment under §3.2 and §3.3 shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5     [Intentionally Omitted.]

§3.6     Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.  Any portion of the Term Loans that is prepaid may not be reborrowed.

§4.       CERTAIN GENERAL PROVISIONS.

§4.1     Conversion Options.

(a)        The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days’ prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least two (2) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than five (5) Revolving Credit LIBOR Rate Loans, two (2) Term A LIBOR Rate Loans and two (2) Term B LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or Term Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a Revolving Credit LIBOR Rate Loan or a Term LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.  A Bid Loan may not be continued or converted.

(b)        Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)        In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the applicable Revolving Credit Maturity Date, Term Loan A Maturity Date or Term Loan B Maturity Date in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2     Fees.  The Borrower and the Guarantors agree to pay to KeyBank and the Joint Lead Arrangers and Bookrunners for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to those certain fee letters dated on or near the date hereof between the Borrower and the Joint Lead Arrangers (the “Agreement Regarding Fees”).  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3     Agent Fee.  The Borrower shall pay to the Agent, for the Agent’s own account, a non-refundable Agent’s administrative fee pursuant to the Agreement Regarding Fees.  The Agent’s fee shall be payable upon the Closing Date and on each annual anniversary date thereof until the termination of the Commitment and the indefeasible repayment in full and satisfaction of the Obligations and Hedge Obligations.

§4.4     Funds for Payments.

(a)        All payments of principal, interest, facility fees, Letter of Credit Fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender and any applicable Bid Loan Lender) under the Loan Documents.  Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)        All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than (i) income or franchise taxes imposed on any Lender and (ii) U.S. federal taxes imposed by reason of a Lender’s failure to comply with the requirements of

FATCA to establish that such payment is exempt from withholding tax thereunder), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

(c)        Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of  (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b).  In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.  Without limitation of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Sections 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or, as necessary, to determine the amount to deduct and withhold from such payment.

(d)        The obligations of the Borrower to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.5     Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360‑day year (or a 365 day year in the case of Base Rate Loans) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6     Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7     Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.8     Additional Interest.  If any LIBOR Rate Loan (including, without limitation, any Bid Loan that has a LIBOR Margin Bid) or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan (including, without limitation, any Bid Loan that has a LIBOR Margin Bid), the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan or to the Bid Loan Lender with respect to a Bid Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  The Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan (including, without limitation, any Bid Loan that has a LIBOR Margin Bid); (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9     Additional Costs, Etc..  Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any Governmental Authority (whether or not having the force of law), shall:

(a)       subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan

Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)       materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)       impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)       impose on any Lender or the Agent any other conditions, cost, expense or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)        to increase the cost to any Lender of making, funding, issuing, renewing, extending, continuing, converting or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)       to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)      to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.  The Borrower’s obligations under this §4.9 shall survive the resignation or replacement of the Agent or any assignment of rights, by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations and the Hedge Obligations.  Notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender pursuant to this §4.9 for any increased costs or reductions incurred more than 180 days prior to the date of such Lender’s demand.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, rule, regulation or guidelines or the interpretation thereof for the purposes of this Section regardless of the date enacted, adopted or issued.

§4.10   Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity (including, without limitation, on account of Basel III) ratios or requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity ratios or requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity position and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  The Borrower’s obligations under this §4.10 shall survive the resignation or replacement of the Agent or any assignment of rights, by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations and the Hedge Obligations.  Notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender pursuant to this §4.10 for any such amounts incurred more than 180 days prior to the date of such Lender’s demand.  Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, rule, regulation or guidelines or the interpretation thereof for the purposes of this Section regardless of the date enacted, adopted or issued.

§4.11   Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12   Default Interest.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all principal of the Loans and, to the extent permitted by applicable law, overdue installments of interest, shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Revolving Credit Applicable Margin (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13   Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14   Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.15   Certain Provisions Relating to Increased Costs and Non-Funding Lenders.  If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, the Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent after consultation with the Borrower so long as no Default or Event of Default exists thereunder).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, and all accrued and unpaid interest or fees.

§5.       UNENCUMBERED ASSET POOL.

§5.1     Unsecured Obligations.  The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit for the account of the Borrower on an unsecured basis.  Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2     Initial Unencumbered Asset Pool.  As of the Closing Date, the parties hereto agree that the Real Estate identified on Schedule 1.6 are the Initial Unencumbered Asset Pool Properties; provided, that if any Real Estate included as an Initial Unencumbered Asset Pool Property is Real Estate that does not satisfy the requirements in clauses (a)-(e) of the definition of “Eligible Real Estate” or in §7.18(a), it shall cease to be included in the calculation of Unencumbered Asset Pool Availability if it fails to satisfy any such requirements in addition to those it failed to satisfy on the Closing Date.

§5.3     Additional Subsidiary Guarantors.  In the event that the Borrower shall request that certain Real Estate of a Subsidiary of Parent Company be included in the Unencumbered Asset Pool and such Real Estate is approved for inclusion in the Unencumbered Asset Pool in accordance with the terms hereof, Parent Company shall cause each such Subsidiary (and any entity having an interest in such Subsidiary of Parent Company unless not required by the Agent) that directly or indirectly owns or that provides services to the Real Estate similar to those provided by QTS Metro TRS at the Metro Property or which receives consideration from a tenant or licensee of such Real Estate, to execute and deliver to Agent a Guarantor Joinder Agreement, and such Subsidiary shall become an “Additional Subsidiary Guarantor” hereunder.  In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Debt described therein, cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder.  Each such Additional Subsidiary Guarantor shall be specifically authorized, in accordance with its respective organizational documents, to guarantee the Obligations and the Hedge Obligations and become a party to the Contribution Agreement.  Parent Company shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Borrower and Guarantors to be true and correct with respect to each such Additional Subsidiary Guarantor, and the schedules to this Agreement shall be updated to reflect the addition of such Subsidiary as a Guarantor.  Without limiting the foregoing, each such Subsidiary shall be in compliance with the representations contained in §6.30, which may not be waived without the written consent of each Lender.  In connection with the delivery of any Guarantor Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.4     Removal of Real Estate from the Unencumbered Asset Pool.  Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall remove Real Estate from the Unencumbered Asset Pool upon the request of the Borrower subject to and upon the following terms and conditions:

(a)        If the Unencumbered Asset Pool Value attributable to such Real Estate to be removed is greater than $10,000,000, the Borrower shall deliver to the Agent a written notice of its desire to obtain such removal no later than ten (10) days prior to the date on which such removal is to be effected;

(b)        If the Unencumbered Asset Pool Value attributable to such Real Estate to be removed is greater than $10,000,000, Parent Company shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Parent Company most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Parent Company to give effect to the proposed removal and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such removal;

(c)        the Borrower remains in compliance with the covenants set forth in §9; and

(d)        the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such removal, including without limitation, reasonable attorney’s fees.

Notwithstanding the foregoing, in the event that the conditions set forth above in this §5.4 are not satisfied and no Default or Event of Default shall have occurred and be continuing, the Borrower may still remove Real Estate from the Unencumbered Asset Pool upon the request of Borrower and the prior written consent of Agent and the Required Lenders.

§5.5     Release of Certain Guarantors.  In the event that (a) all Unencumbered Asset Pool Properties either owned by or serviced by a Subsidiary of Parent Company that is a Guarantor shall have been removed from the Unencumbered Asset Pool in accordance with the terms of this Agreement (or were never part of the Unencumbered Asset Pool Properties), and (b) such Subsidiary Guarantor will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the Parent Company or any of its Subsidiaries of the type described in the definition of Material Subsidiary which would require it to be a Guarantor, then such Guarantor shall be released by Agent from liability under the Guaranty.  The provisions of this §5.5 shall not apply to any Subsidiary of Parent Company which still owns or services an Unencumbered Asset Pool Property or any direct or indirect interest in an Unencumbered Asset Pool Property.

§6.       REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1     Corporate Authority, Etc..

(a)        Incorporation; Good Standing.  The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware.  Each of the Subsidiary Guarantors is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its state of organization and is validly existing and in good standing under the laws thereof.  The Subsidiary Guarantors and Additional Subsidiary Guarantors, if any, (i) have all requisite power to own their respective property and conduct their respective business as now conducted and as presently contemplated, and (ii) are in good standing and are duly authorized to do business in the jurisdictions where the Unencumbered Asset Pool Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.  REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of its jurisdiction of organization.  REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder.

(b)        Subsidiaries.  Each of the Subsidiaries of the Parent Company that is not the Borrower or a Subsidiary Guarantor (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)        Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or a Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other instrument binding upon, any such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent, except as stated on Schedule 1.4, of any Person other than those already obtained and delivered to Agent.

(d)        Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.2     Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained.

§6.3     Title to Properties.  Except as indicated on Schedule 6.3 hereto, Parent Company and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Parent Company as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course or otherwise permitted hereunder since that date) subject to no Liens except Permitted Liens.

§6.4     Financial Statements.  Parent Company has furnished to Agent:  (a) the consolidated balance sheet of Parent Company and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar quarter then ended certified by the chief financial or accounting officer of Parent Company, (b) as of the Closing Date, an unaudited statement of Net Operating Income for the Unencumbered Asset Pool Properties for the period ending September 30, 2016 reasonably satisfactory in form to the

Agent and certified by the chief financial or accounting officer of Parent Company as fairly presenting, in all material respects, the Net Operating Income for such Real Estate for such periods, and (c) certain other financial information relating to the Guarantors, the Borrower and the Real Estate (including, without limitation, the Unencumbered Asset Pool Properties).  Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles, except as disclosed therein and approved by Agent in its reasonable discretion and fairly present, in all material respects, the consolidated financial condition of Parent Company and its Subsidiaries as of such dates and the consolidated results of the operations of Parent Company and its Subsidiaries for such periods.  As of the Closing Date, there is no Indebtedness of Parent Company or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5     No Material Changes.  Since the date of the most recent fiscal year end audited financial statements delivered to Agent and the Lenders prior to Closing or pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of Parent Company and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Parent Company as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Unencumbered Asset Pool Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of such Unencumbered Asset Pool Properties.

§6.6     Franchises, Patents, Copyrights, Etc..  The Borrower, Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.7     Litigation.  Except as stated on Schedule 6.7, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower or the Guarantors threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect.  Except as stated on Schedule 6.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor or any of their respective Subsidiaries or any of the Unencumbered Asset Pool Properties individually or in the aggregate in excess of $10,000,000.00.

§6.8     No Material Adverse Contracts, Etc..  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9     Compliance with Other Instruments, Laws, Etc..  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10   Tax Status.  Except with respect to any de minimis amounts of taxes and other governmental assessments and charges payable in Australia, each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal, state, provincial and other applicable income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.  There are no audits pending or to the knowledge of the Borrower or the Guarantors threatened with respect to any tax returns filed by the Borrower, Guarantors or their respective Subsidiaries.  The taxpayer identification number for the Borrower is 27-0707288 and REIT is 46-2809094. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Asset Pool Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  Each of the Unencumbered Asset Pool Properties is separately assessed for purposes of real estate tax assessment and payment.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).

§6.11   No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12   Investment Company Act.  Neither Parent Company nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13   Absence of UCC Financing Statements, Etc..  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (excluding any financing statements that may be filed against the Borrower or any Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage, other document or other Lien filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or any Guarantor or their respective Subsidiaries or rights thereunder.

§6.14   [Intentionally Omitted.]

§6.15   Certain Transactions.  Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, or of any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, or any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, except as permitted by §8.13.

§6.16   Employee Benefit Plans.  The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, except for those insignificant operational failures that could be corrected through voluntary self-correction programs currently offered by the IRS and United States Department of Labor.  Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA.  None of the Unencumbered Asset Pool Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17   Disclosure.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries was, at the time so furnished, true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).  The written information, reports and other papers and data with respect to the Borrower, the Guarantors, any Subsidiary or the Unencumbered Asset Pool Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18   Trade Name; Place of Business.  Except as set forth on Schedule 6.18, neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents.  The principal place of business of the Borrower and Guarantors is 12851 Foster Street, Overland Park, Kansas 66213.

§6.19   Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20   Environmental Compliance.  The Borrower and Guarantors have taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth in the written environmental site assessment reports of any Environmental Engineer provided to the Agent on or before the date hereof except as otherwise agreed to in writing by Agent, or in the case of Unencumbered Asset Pool Properties acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, makes the following representations and warranties except as set forth on Schedules 6.20(c) or (d):

(a)        Neither the Borrower, the Guarantors, their respective Subsidiaries nor to the knowledge of the Borrower and Guarantors any operator of the Real Estate, nor any tenant or licensee or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Asset Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Asset Pool Property and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor individually or in the aggregate with other Unencumbered Asset Pool Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such Unencumbered Asset Pool Property (a “Material Environmental Matter”).

(b)        Neither the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (A) involves Real Estate other than an Unencumbered Asset Pool Property and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves an Unencumbered Asset Pool Property and is not and could not reasonably be expected to be a Material Environmental Matter.

(c)        (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in material compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or, to the knowledge of the Borrower and Guarantors, the tenants, licensees and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in material compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by the Borrower, Guarantors and their respective Subsidiaries in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Unencumbered Asset Pool Properties, which Release is or could reasonably be expected, to be a Material Environmental Matter, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c):  (A) as to any Real Estate (other than the Unencumbered Asset Pool Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect) and (B) as to any Unencumbered Asset Pool Property where the foregoing is not or could not reasonably be expected to be a Material Environmental Matter.

(d)        Except as set forth on Schedule 6.20(d), neither the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of the transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e)        There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to the Borrower’s and the Guarantors’ actual knowledge, affecting the Real Estate except where such existence:  (A) as to any Real Estate other than an Unencumbered Asset Pool Property has not had or could not reasonably be expected to have a Material Adverse Effect and (B) as to any Unencumbered Asset Pool Property is not or could not reasonably be expected to be a Material Environmental Matter.

(f)        Neither the Borrower nor any Guarantors have received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which:  (A) as to any Real Estate other than an Unencumbered Asset Pool Property has had or could reasonably be expected to have a Material Adverse Effect and (B) as to any Unencumbered Asset Pool Property is or could reasonably be expected to be a Material Environmental Matter, nor is there any knowledge of any basis for such a claim.

§6.21   Subsidiaries; Organizational Structure.  Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of Parent Company, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of Parent Company and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Parent Company’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.  Each Subsidiary Guarantor is a Wholly Owned Subsidiary of the Borrower.

§6.22   Leases.  An accurate and complete Rent Roll as of the date of inclusion of each Unencumbered Asset Pool Property in the Unencumbered Asset Pool with respect to all Leases of any portion of the Unencumbered Asset Pool Properties has been provided to the Agent.  As of the date of delivery of such Rent Roll upon inclusion of a Unencumbered Asset Pool Property in the Unencumbered Asset Pool, no tenant or licensee under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Rent Roll.  Except as set forth in Schedule 6.22, as of the date of inclusion of the applicable Unencumbered Asset Pool Property in the Unencumbered Asset Pool, the Leases of any portion of the Unencumbered Asset Pool are in full force and effect in accordance with their respective terms, without any payment default or to the knowledge of the Borrower and the Guarantors any other material default thereunder, nor to the knowledge of the Borrower and the Guarantors are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant or licensee thereunder, and except as reflected in Schedule 6.22, the Borrower has not given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the knowledge of the Borrower and the Guarantors there is no basis for any such claim or notice of material default by tenant or licensee.  No property other than the Unencumbered Asset Pool Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.  The Borrower or a Subsidiary Guarantor is the holder of the lessor’s, landlord’s or licensor’s interest in and to all of the Leases of the Unencumbered Asset Pool Properties owned by it, except that both a Subsidiary Guarantor and Borrower hold the lessor’s, landlord’s or licensor’s interests in the agreements described in the definition of “Nokia Agreement” in §1.1.

§6.23   Property.  All of the Unencumbered Asset Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or licensee and which may not be in final working order pending final build-out of such space.  All of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or licensee and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  Each of the Unencumbered Asset Pool Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws.  All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Unencumbered Asset Pool Properties are installed to the property lines of the Unencumbered Asset Pool Properties through dedicated public rights of way or through perpetual private easements (other than with respect to the Chicago Property during such time as it is not an income producing Data Center) and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law.  The streets abutting the Unencumbered Asset Pool Properties are dedicated and accepted public roads, to which the Unencumbered Asset Pool Properties have direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Unencumbered Asset Pool Properties have direct access.  All private ways providing access to the Unencumbered Asset Pool Properties are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles.  There are no pending, or to the knowledge of the Borrower and the Guarantors threatened or contemplated, eminent domain proceedings against any of the Unencumbered Asset Pool Properties.  There are no pending eminent domain proceedings against any other property of the Borrower, the Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower and the Guarantors, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any Material Adverse Effect.  As of the date of the inclusion of an Unencumbered Asset Pool Property into the Unencumbered Asset Pool, no Unencumbered Asset Pool Properties are damaged as a result of any fire, explosion, accident, flood or other casualty except as disclosed in writing to Agent.  None of the other property of the Borrower, the Guarantors or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect.  Neither the Borrower, the Guarantors nor their respective Subsidiaries has received any outstanding written notice from any insurer or its agent requiring performance of any work with respect to any of the Unencumbered Asset Pool Properties or canceling or threatening to cancel any policy of insurance, and each of the Unencumbered Asset Pool Properties complies with the material requirements of all of the Borrower’s and the Guarantors’ insurance carriers.

§6.24   Brokers.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25   Other Debt.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party where such default would result in a Default or Event of Default hereunder.  Neither the Borrower, the Guarantors or any of their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any such Person.  Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or any of their respective Subsidiaries or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person in an amount greater than $1,000,000.00, and the Borrower and Guarantors have provided the Agent if requested with true, correct and complete copies thereof.

§6.26   Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor the Guarantors are insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27   No Bankruptcy Filing.  Neither the Borrower nor the Guarantors is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither the Borrower nor the Guarantors have knowledge of any Person contemplating the filing of any such petition against it.

§6.28   No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29   Transaction in Best Interests of the Borrower; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the Guarantors.  The direct and indirect benefits to inure to the Borrower and Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents.  The Borrower and Guarantors further acknowledge and agree that the Borrower and Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30   OFAC.  None of the Borrower, any Guarantor, nor their respective Subsidiaries, any director or officer of Borrower or any Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower, any Guarantor or any of their respective Subsidiaries,  (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”).  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.  Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations. REIT and

Borrower maintain policies and procedures designed to achieve compliance with any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations and the Foreign Corrupt Practices Act of 1977, as amended.

§6.31   Metro Ground Lease.

(a)        The Metro Ground Lease contains the entire agreement of the Authority and QIPM pertaining to the Metro Property covered thereby.  QIPM has no estate, right, title or interest in or to the Metro Property except under and pursuant to the Metro Ground Lease.  The Loan Parties have delivered a true and correct copy of the Metro Ground Lease to the Agent and the Metro Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the real estate records of Fulton County, Georgia.

(b)        The Authority is the exclusive fee simple owner of the Metro Property, subject only to the Metro Ground Lease and all Liens and other matters disclosed in the applicable title report for the Metro Property subject to the Metro Ground Lease, and the Authority is the sole owner of the lessor’s interest in the Metro Ground Lease.

(c)        There are no rights to terminate the Metro Ground Lease other than the Authority’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Metro Ground Lease.

(d)        The Metro Ground Lease is in full force and effect and, to QIPM’s knowledge, no material breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the Metro Ground Lease (a “Metro Ground Lease Default”) exists or has occurred on the part of the QIPM or on the part of the Authority under the Metro Ground Lease.  All base rent and additional rent, if any, due and payable under the Metro Ground Lease has been paid through the date hereof and QIPM is not required to pay any deferred or accrued rent after the date hereof under the Metro Ground Lease.  QIPM has not received any written notice that a Metro Ground Lease Default has occurred or exists, or that the Authority or any third party alleges the same to have occurred or exist.

(e)        QIPM is the exclusive owner of the ground lessee’s interest under and pursuant to the Metro Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Metro Ground Lease, except as permitted in §8.2(i)(A), (iv) and (v).

(f)        No rent payments are due under the Metro Ground Lease so long as the ground lessee is also the holder of that certain Taxable Industrial Development Revenue Bond (Quality Investment Properties Atlanta Tech Centre South, L.L.C. Project), Series 2006 (the “Bond”).  There are no defaults under the Bond.  The principal amount outstanding under the Bond as of the date hereof is $27,000,000.  QIPM is and shall remain the sole owner of the Bond.

§6.32   Other Ground Leases; Operating Leases.

(a)        Each Operating Lease and Ground Lease (other than the Metro Ground Lease) pertaining to any Unencumbered Asset Pool Property, if any, contains the entire agreement of (i) the Borrower or applicable Subsidiary Guarantor and (ii) the applicable Lessor or the applicable lessee (the “Sublessor”) under a master ground lease or lease, as the case may be, between such Sublessor and the Lessor pertaining to the Unencumbered Asset Pool Property covered thereby.  The Borrower or applicable Subsidiary Guarantor has no estate, right, title or interest in or to the Unencumbered Asset Pool Property affected by such other Operating Lease or Ground Lease except under and pursuant to such Operating Lease or Ground Lease.  The Borrower has delivered a true and correct copies of each Operating Lease or Ground Lease pertaining to any Unencumbered Asset Pool Property, if any, to the Agent and such Operating Leases and Ground Leases have not been modified, amended or assigned, with the exception of written instruments that have been delivered to Agent.

(b)        To the Borrower’s knowledge, the applicable Lessor of any Unencumbered Asset Pool Property is (i) the exclusive fee simple owner of such Unencumbered Asset Pool Property, subject only to the applicable Ground Lease, any applicable Operating Lease and all Liens and other matters which do not materially affect the operation of the applicable Unencumbered Asset Pool Property or (ii) has the right to lease to the Borrower or the applicable Subsidiary Guarantor the space covered by the applicable Operating Lease or Ground Lease, and the applicable Lessor or Sublessor is the sole owner of the lessor’s interest in such Ground Lease or Operating Lease.

(c)        Each Operating Lease and Ground Lease (other than the Metro Ground Lease) pertaining to an Unencumbered Asset Pool Property is in full force and effect.   No Lease Default exists on the part of the Borrower or applicable Subsidiary Guarantor pertaining to an Unencumbered Asset Pool Property.  To the Borrower’s knowledge as of the date of the acceptance of such Real Estate as an Unencumbered Asset Pool Property, no Lease Default exists on the part of the applicable Lessor or Sublessor under any Operating Lease or Ground Lease pertaining to an Unencumbered Asset Pool Property.  All base rent and additional rent, if any, due and payable under each Ground Lease or Operating Lease pertaining to an Unencumbered Asset Pool Property has been paid through the date of the acceptance of such Real Estate as an Unencumbered Asset Pool Property and neither the Borrower nor the applicable Subsidiary Guarantor is required to pay any deferred or accrued rent under any Operating Lease or Ground Lease pertaining to an Unencumbered Asset Pool Property after the date of acceptance of such Real Estate as an Unencumbered Asset Pool Property.  Neither the Borrower nor the applicable Subsidiary Guarantor has received any written notice that a Lease Default exists, or that any Lessor, Sublessor or any third party alleges the same to exist.

(d)        The Borrower or the applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each applicable Ground Lease or lessee's interest under each Operating Lease pertaining to an Unencumbered Asset Pool Property and has not assigned, transferred or encumbered its interest in, to, or under any such Operating Lease or Ground Lease, except as permitted in §8.2(i)(A), (iv) and (v).

§6.33   EEA Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution.

§6.34   Eligible Real Estate Requirements. All Real Estate, the Net Operating Income of which was included in any calculation of Unencumbered Asset Pool Value and Unencumbered

Asset Pool Debt Yield satisfied, at the time of such calculation, all of the requirements contained in the definition of Eligible Real Estate and in Section 7.18 (or in the case of a Eligible Real Estate included under Section 7.18(b), all of those requirements that such Real Estate satisfied on the date such Real Estate was approved for inclusion as Eligible Real Estate or an Unencumbered Asset Pool Property, as applicable).

§7.       AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit (other than Letters of Credit the expirations of which extend beyond the Letter of Credit Expiration Date as permitted under §2.10 and in respect to which the Borrower has satisfied the requirements of such section or §2.12, as applicable) is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1     Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2     Maintenance of Office.  The Borrower and the Guarantors will maintain their respective chief executive office at 12851 Foster Street, Overland Park, Kansas 66213, or at such other place in the United States of America as the Borrower or Guarantors shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or Guarantors in respect of the Loan Documents may be given or made.

§7.3     Records and Accounts.  The Borrower and the Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of their respective properties and the properties of their respective Subsidiaries, contingencies and other reserves.  Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 except to the extent required by GAAP, or (y) change its fiscal year.  Agent and the Lenders acknowledge that Parent Company’s fiscal year as of the date hereof is a calendar year.

§7.4     Financial Statements, Certificates and Information.  The Borrower and Guarantors will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)        as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year, the audited Consolidated balance sheet of Parent Company and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of Parent Company that the information contained in such financial statements fairly presents in all material respects the financial position of Parent Company and its Subsidiaries as of and for the periods presented, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of Parent Company and its Subsidiaries;

(b)        as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of each fiscal year, copies of the unaudited consolidated balance sheet of Parent Company and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of Parent Company’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of Parent Company that the information contained in such financial statements fairly presents in all material respects the financial position of Parent Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of Parent Company in the form of Exhibit J hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date and including a statement of the principal balance of any Capitalized Lease Obligations of Borrower and its Subsidiaries.  Parent Company shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit I attached hereto pursuant to which Parent Company shall calculate the amount of the Unencumbered Asset Pool Availability as of the end of the immediately preceding fiscal quarter.  The Compliance Certificate shall with respect to any completed sale, encumbrance, refinance or transfer be adjusted in the best good faith estimate of the Borrower to give effect to such sale, encumbrance, refinance or transfer.  For example, all income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by a written notice of the  removal from the Unencumbered Asset Pool of any Real Estate with an Unencumbered Asset Pool Value of $10,000,000 or less, copies of the statements of Net Operating Income for such fiscal quarter for each of the Unencumbered Asset Pool Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of Parent Company that the information contained in such statement fairly presents in all material respects the Net Operating Income of the Unencumbered Asset Pool Properties for such periods;

(d)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement of Funds from Operations of Parent Company and its Subsidiaries for such fiscal quarter or such fiscal year;

(e)        simultaneously with the delivery of the financial statements referred to in subsection (a) above, the statement of all contingent liabilities which would be included in Indebtedness of the Borrower, the Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(f)        upon the request of Agent not more than once in any period of twelve (12) months unless a Default has occurred and is continuing (i) a Rent Roll for each of the Unencumbered Asset Pool Properties in form satisfactory to Agent as of the end of each fiscal quarter (including the fourth fiscal quarter in each fiscal year), together with a listing of each tenant or licensee that has taken occupancy of such Unencumbered Asset Pool Property during each fiscal quarter (including the fourth fiscal quarter in each fiscal year), and (ii) an operating statement for each Unencumbered Asset Pool Property for each such fiscal quarter and year to date and a consolidated operating statement for each Unencumbered Asset Pool Property for each such fiscal quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent);

(g)        upon the request of Agent not more than once in any period of twelve (12) months unless a Default has occurred and is continuing, a statement (i) listing the Real Estate owned by the Borrower, Guarantors and their Subsidiaries (or in which the Borrower, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower, the Guarantors and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(h)        contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Parent Company;

(i)        upon written request of the Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower and Guarantors;

(j)        [Intentionally Omitted];

(k)        evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Asset Pool Properties;

(l)        (i) not later than January 31 of each year, a budget and business plan for Parent Company and its Subsidiaries for the next calendar year and (ii) beginning with the financial statements delivered for the third quarter of 2016 and simultaneous with the delivery of the financial statements referred to in (a) and (b) above, a discussion and analysis by Parent

Company’s management of the Parent Company’s strategy and progress against budget and business plan of Parent Company and its Subsidiaries; and

(i)        from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or Guarantors and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower and the Guarantors) as the Agent (or any Lender requesting through the Agent) may reasonably request.

The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) all other information shall be considered “Private Information.”  Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower and the Guarantors shall deliver paper copies of the requested documents to Agent and the Lenders.  The Borrower and the Guarantors authorize Agent and Joint Lead Arrangers and Bookrunners to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”).  Any such Electronic System is provided “as is” and “as available.”  The Agent and the Joint Lead Arrangers and Bookrunners do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”).  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Joint Lead Arrangers and Bookrunners in connection with the Communications or the Electronic System.  In no event shall the Agent, the Joint Lead Arrangers and Bookrunners or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s, any Joint Lead Arranger’s or Bookrunner’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Joint Lead Arrangers and Bookrunners and the Lenders from any liability in connection therewith.  Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Joint Lead Arrangers and Bookrunners to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Joint Lead Arrangers and Bookrunners shall treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5     Notices.

(a)        Defaults.  The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)        Environmental Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any suspected or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law that could result in liability, clean up, remediation, correction or other costs in excess of $1,000,000.00; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Asset Pool Properties or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)        Tax Protection Agreement.  The Borrower will notify the Agent and any Protected Partner (as defined in the Tax Protection Agreement) in writing at any time it is required to provide an opportunity to any Protected Partner to either (i) guarantee Qualified

Guarantee Indebtedness (as defined in the Tax Protection Agreement), or (ii) enter into a Deficit Restoration Obligation (as defined in the Tax Protection Agreement) as required under Article 3 of the Tax Protection Agreement. Notwithstanding anything to the contrary contained in this Agreement including, without limitation §12.2(a), any failure by Borrower to provide any such notice required under the Tax Protection Agreement shall be deemed an Event of Default hereunder.

(d)       Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to either cause a Default or could have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(e)       Ground Lease Defaults and Notices.

(i)        QIPM will promptly notify the Agent in writing of any material default by the Authority in the performance or observance of any of the terms, covenants and conditions on the part of the Authority, as the case may be, to be performed or observed under the Metro Ground Lease.  QIPM will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received or given by Authority or QIPM under the Metro Ground Lease.

(ii)        The Borrower or the applicable Subsidiary Guarantor will promptly notify the Agent in writing of any material default by the applicable Lessor or Sublessor in the performance or observance of any of the terms, covenants and conditions on the part of such Lessor or Sublessor, as the case may be, to be performed or observed under such Ground Lease.  The Borrower or the applicable Subsidiary Guarantor will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received or given by the applicable Lessor, Sublessor or the Borrower or the applicable Subsidiary Guarantor under such Ground Lease.

(f)        ERISA.  The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g)        Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

(h)        Service Guarantees.  The Borrower will give notice to the Agent within ten (10) Business Days after (i) any claim by tenants or licensees of any Unencumbered Asset Pool Property that they are entitled, individually or in the aggregate, to free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent in excess of $1,000,000.00 per occurrence, or (ii) any failure to provide electrical power or internet service that gives rise to a termination right under any Lease or Leases of any Unencumbered Asset Pool Property that will result in the loss of rent, individually or in the aggregate, in excess of $3,000,000 in any twelve month period.

(i)        Leased Property.  The Borrower will notify the Agent in writing within ten (10) calendar days of becoming aware of any Lease Default by Borrower, any Subsidiary Guarantor, or material default by a Lessor, with respect to an Unencumbered Asset Pool Property.

(j)        Credit Rating.  Promptly upon becoming aware thereof, the Borrower will notify Agent of a change in the Credit Rating given by any of the Rating Agencies or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by any of the Rating Agencies.

§7.6     Existence; Maintenance of Properties.

(a)        The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, except when (i) the Borrower or the Guarantors determine that such Subsidiaries are no longer necessary for the conduct of their business, (ii) such Subsidiaries are not the Borrower or a Guarantor hereunder and (iii) no Material Adverse Effect results therefrom.  The Borrower and Guarantors will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business.  The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Initial Subsidiary Guarantors and the Additional Subsidiary Guarantors.  The REIT shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and continue to receive REIT Status.  The Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Agent.

(b)        The Borrower and each Guarantor (i) will cause all of its properties and those of its  Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, in all cases in which the failure so to do would cause a Material Adverse Effect.  Without limitation of the obligations of the Borrower under this Agreement with respect to the maintenance of the

Unencumbered Asset Pool Properties, the Borrower shall promptly and diligently comply in all material respects with the recommendations of any Environmental Engineer concerning the maintenance, operation or upkeep of Unencumbered Asset Pool Properties contained in any building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower with respect to an Unencumbered Asset Pool Property.

§7.7     Insurance.  The Borrower will, at its expense, procure and maintain, from a financially sound and reputable carrier, insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.

§7.8     Taxes.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, provided that any such tax, assessment, charge or levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided,  further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9     Inspection of Properties and Books.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent, at the Borrower’s expense, and the Lenders and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, the Guarantors’ or any of their respective Subsidiaries (subject to the rights of tenants or licensees under their Leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections by the Agent more often than once in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors and their respective Subsidiaries.

§7.10   Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except:  (A) with respect to the Borrower and Guarantors, where a failure to so comply with any of clauses (ii), (iii) and (iv) could not reasonably be expected to have a Material Adverse Effect, (B) with respect to Guarantors, where a failure to so comply with either clause (i) or (v) could not reasonably be expected to have a Material Adverse Effect, and (C) with respect to the Borrower, where a failure so to comply with either clause (i) or (v) would not result in material non-compliance with such laws, regulations, licenses or permits.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, the Guarantors or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  The Borrower and Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrower or Guarantors shall determine that any investors in the Borrower or Guarantors are in violation of such act.

§7.11   Further Assurances.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12   Covenants Regarding REIT.  From and after the creation of REIT, Borrower shall cause REIT to comply with the following covenants:

(a)        REIT shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Borrower, and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower.  REIT shall not own any assets other than (i) interests, rights, options, warrants or convertible or exchangeable securities of the Borrower, (ii) up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Borrower; (iii) assets that have been distributed to REIT by its Subsidiaries in accordance with §8.7 below that are held for ten (10) Business Days or less pending further distribution to equity holders of REIT, (iv) assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering), that are held for ten (10) Business Days or less pending further contribution to Borrower, (v) such bank accounts or similar instruments as it deems necessary to carry out its responsibilities under the limited partnership agreement of the Borrower and (vi) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of Borrower and its Subsidiaries, but which shall in no event include any Equity Interests other than those permitted in clauses (i) and (ii) of this subsection (a).

(b)        [Intentionally Omitted.]

(c)        REIT shall comply with its obligations under the limited partnership agreement of the Borrower, as amended from time to time.

(d)        REIT shall contribute or otherwise downstream to the Borrower within ten (10) Business Days or less any net assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering), except to the extent permitted by §7.12(a).

(e)        REIT shall not dissolve, liquidate or otherwise wind up its business, affairs or assets.

(f)        The Borrower will provide Agent written notice within two (2) Business Days in the event that Borrower becomes aware that REIT fails to comply with the terms and conditions of this §7.12.  Notwithstanding anything to the contrary contained in this Agreement including, without limitation §12.2(a), any failure by Borrower to provide any such notice required under this §7.12(f) shall be deemed an Event of Default hereunder.

(g)        Notwithstanding anything to the contrary contained in this Agreement, the failure of REIT to comply with the terms and conditions of this §7.12 shall no longer be deemed a “Default,” and an Event of Default shall not be deemed to have occurred in the event that the Springing Recourse Event (as defined in the Springing Guaranty) occurs.

§7.13   [Intentionally Omitted.]

§7.14   Business Operations.  The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  The Borrower and Guarantors will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§7.15   [Intentionally Omitted.]

§7.16   Ownership of Real Estate.  Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of Parent Company in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by a Wholly Owned Subsidiary of the Borrower; provided,  however that (a) the Borrower shall be permitted to own or lease interests in Real Estate through non‑Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3 and (b) the Borrower and REIT shall be permitted to own or lease its corporate headquarters.

§7.17   Distributions of Income to Borrower.  Borrower shall cause all of its Subsidiaries that are not Subsidiary Guarantors (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, its share of all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant/licensee improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.18   Unencumbered Asset Pool Properties.

(a)        Subject to clause (b) of this §7.18, the Eligible Real Estate included in the calculation of the Unencumbered Asset Pool Availability and as Unencumbered Asset Pool Properties shall at all times satisfy all of the following conditions:

(i)        (A) the Eligible Real Estate shall meet the requirements set forth in the definition of “Eligible Real Estate” in §1.1, shall be free and clear of all Liens other than the Liens permitted in §8.2(i)(A), §8.2(i)(B)(II), §8.2(iv) (A) and §8.2(v), and (B) except as may be set forth in any documentation evidencing permitted Unsecured Debt, the Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents) other than any restriction on sale, transfer or assignment arising (1) under any agreement (x) to reimburse, indemnify and hold harmless Chad Williams and his Related Parties from any income tax liability (and any income taxes on such payments) resulting from any sale of Real Estate by the REIT, the Borrower or any of their Subsidiaries, so long as Chad Williams’ and his Related Parties’ right to receive such payments are subordinated on terms reasonably acceptable to the Agent to the prior payment in full of the Obligations in the event that the Obligations have been accelerated pursuant to §12.1, or (y) granting Chad Williams a veto right over any sale by the REIT, the Borrower or any of their Subsidiaries of Real Estate that he contributed to the Borrower in exchange for Equity Interests in the Borrower but only if such agreement excludes such right of veto if the Obligations have been accelerated pursuant to §12.1, or (2) under any other tax protection agreement approved in writing by Agent;

(ii)       none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(iii)      except for Carpathia DRT-PHX or Carpathia Vault, if such Real Estate is owned by a Subsidiary Guarantor, the only asset of such Subsidiary shall be the Eligible Real Estate included in the calculation of the Unencumbered Asset Pool Availability and inclusion as Unencumbered Asset Pool Properties and related fixtures and personal property;

(iv)      no Person other than the Borrower and its direct and indirect equity holders and Wholly Owned Subsidiaries has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor if such Unencumbered Asset Pool Property is owned or leased under a Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien other than the Liens permitted in §8.2(i)(A), §8.2(i)(B)(II) and §8.2(v);

(v)        the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Real Estate in the calculation of the Unencumbered Asset Pool Availability, (B) a physical description of such Eligible Real Estate, (C) a current Rent Roll and current and historical operating statements (as required on Schedule 1.2) for such Eligible Real Estate, (D) a 12-month cash flow projection, including any near term capital expenditures for such Eligible Real Estate, in form and substance reasonably satisfactory to the Agent, (E) a certification as to the matters covered under §7.18(a)(i)-(v), and (F) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including, but not limited to, any information required by the Agent to determine the Unencumbered Asset Pool Availability attributable to such Eligible Real Estate and compliance with this §7.18; and

(vi)       such Eligible Real Estate has not been removed from the calculation of the Unencumbered Asset Pool Availability pursuant to §5.4, 7.18(c) or §7.18(d).

The Agent shall have ten (10) days from the date of the receipt of such documentation required herein to include Eligible Real Estate in the calculation of the Unencumbered Asset Pool Availability and other information to advise Borrower whether it consents to the acceptance of such Eligible Real Estate as an Unencumbered Asset Pool Property.

(b)        Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.18(a), such Real Estate shall be included in the calculation of the Unencumbered Asset Pool Availability so long as (x) the Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Asset Pool Availability and (y) at no time after it is included does such Real Estate fail to satisfy any requirements of the definition of Eligible Real Estate or of §7.18(a) in addition to those it failed to satisfy at the time such consent of the Required Lenders was provided for such inclusion.

(c)        In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Pool Availability shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Asset Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes operational and the Agent shall receive evidence reasonably satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence reasonably satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.

(d)        Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Pool Availability, such asset shall no longer be included in the calculation of the Unencumbered Asset Pool Availability.  Within five (5) Business Days after the Borrower or any officer of Parent Company or its Subsidiaries becomes aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of

Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Pool Availability attributable to such asset.  Notwithstanding any failure by Borrower to notify Agent of such disqualification, the disqualified asset shall be removed from the calculation of Unencumbered Asset Pool Availability.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §9.1.

(e)        The Agent shall promptly notify the Lenders of the addition or removal of any Real Estate from the calculation of the Unencumbered Asset Pool Availability.

§7.19   Plan Assets.  The Borrower will do, or cause to be done, all things necessary to ensure that none of the Unencumbered Asset Pool Properties will be deemed to be Plan Assets at any time.

§7.20   Sanctions Laws and Regulations.  The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act.  None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.  REIT and Borrower shall maintain policies and procedures designed to achieve compliance with any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations and the Foreign Corrupt Practices Act of 1977, as amended.

§7.21   [Intentionally Omitted.].

§7.22   Power Generators.  Borrower and Subsidiary Guarantors shall pay any fines with respect to its generator use permit in a timely manner and shall not allow any such permits to terminate due to non-payment of fines or other defaults.

§8.       NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit (other than Letters of Credit the expirations of which extend beyond the Letter of Credit Expiration Date as permitted under §2.10 and in respect to which the Borrower has satisfied the requirements of such section or §2.12, as applicable) is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§8.1     Restrictions on Indebtedness.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)        Indebtedness to the Lenders arising under any of the Loan Documents;

(b)        Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c)        current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d)        Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and (ii) claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8 or §8.20, as applicable;

(e)        [Intentionally Omitted.]

(f)        endorsements for collection, deposit or negotiation incurred in the ordinary course of business;

(g)        subject to the provisions of §9, Secured Debt, provided that (A) the aggregate amount of Secured Debt shall not exceed forty percent (40%) of Gross Asset Value; and (B) in addition to the limitation set forth in the immediately preceding clause (A), (1) the aggregate amount of Secured Debt that is Recourse Indebtedness (excluding the Obligations and the Hedge Obligations to the extent ever secured hereunder) shall not exceed fifteen percent (15%) of Gross Asset Value, and (2) the aggregate amount of Capitalized Lease Obligations of Parent Company and its Subsidiaries with respect to any of the Unencumbered Asset Pool Properties shall not exceed $45,000,000.00;

(h)        [Intentionally Omitted.]

(i)        [Intentionally Omitted.]

(j)        [Intentionally Omitted]; and

(k)        subject to the provisions of §9, Unsecured Debt of the REIT or Subsidiaries of the REIT that are not Initial Subsidiary Guarantors or Additional Subsidiary Guarantors (or any direct or indirect owners of such Subsidiaries), provided that the Initial Subsidiary Guarantors and the Additional Subsidiary Guarantors may incur Unsecured Debt only if it has the Unencumbered Asset Pool Properties as a borrowing base or the documents evidencing same contain a covenant substantially similar to Section 4.12 of the Indenture.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) above shall have any of the Unencumbered Asset Pool Properties or any interest therein or equipment related thereto (other than Capitalized Lease Obligations not otherwise prohibited by §8.1(g) above) or any direct or indirect ownership interest in a Subsidiary Guarantor that either (A) owns, directly or indirectly, an Unencumbered Asset Pool Property, or (B) directly or indirectly provides services to an Unencumbered Asset Pool Property as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of the Parent Company (other than a Subsidiary Guarantor that either (A) owns, directly or indirectly, an Unencumbered Asset Pool Property, or (B) that directly or indirectly provides services to an Unencumbered Asset Pool Property (or any direct or indirect owners of such Subsidiaries)) to incur Non-Recourse Indebtedness subject to the terms of this §8.1 or recourse to the general credit of the Parent Company or the Borrower), and (ii) neither REIT nor any Subsidiary Guarantor that (A) either  owns, directly or indirectly, an Unencumbered Asset Pool Property, or (B) that directly or indirectly provides services to an Unencumbered Asset Pool Property, shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(d), (f) and (k) above and Capitalized Lease Obligations not otherwise prohibited by §8.1(g) above.

§8.2     Restrictions on Liens, Etc..  The Borrower and the Guarantors will not, and will not permit their Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, as part of a financing transaction; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons (other than any permitted Unsecured Debt) which prohibits the creation or maintenance of any lien on any Unencumbered Asset Pool Properties securing the Obligations or the Hedge Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, the Guarantors and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)        (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens in respect of judgments (I) on assets other than the Unencumbered Asset Pool Properties and any direct or indirect interest of Parent Company or any Subsidiary of Parent Company in any Initial Subsidiary Guarantor or any Additional Subsidiary Guarantor only to the extent and for the period and for an amount not constituting an Event of Default, or (II) on an Unencumbered Asset Pool Property but only to the extent such Lien is fully released and discharged from such Unencumbered Asset Pool Property prior to the first to occur of the date that is sixty (60) days after such Lien attaches to such Unencumbered Asset Pool Property or the commencement of any action to enforce such judgment against such Unencumbered Asset Pool Property;

(ii)       deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)      Liens consisting of (A) Liens on Real Estate or assets relating thereto (including the rents, issues and profits therefrom), other than any Unencumbered Asset Pool Properties or any interest therein (including the rents, issues and profits therefrom) or assets related thereto, securing Indebtedness which is permitted by §8.1(g) or (B) pledges of security interests in the ownership interests of any Subsidiary of Parent Company which is not the Borrower or a Subsidiary Guarantor or the direct or indirect owner of an interest in a Subsidiary Guarantor securing Indebtedness which is permitted by §8.1(g);

(iv)      encumbrances on Real Estate consisting of (A) easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and (B) purchase money security interests and other liens or encumbrances, which in each case do not individually or in the aggregate have a Material Adverse Effect;

(v)       Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(vi)      with respect to any Leased Property, (x) any reversionary interest or title of lessor under an applicable Operating Lease with respect thereto or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor may be subject;

(vii)     [Intentionally Omitted];

(viii)    Liens by Parent Company or its Subsidiaries (other than any Subsidiary Guarantor that owns an Unencumbered Asset Pool Property), on Cash or Cash Equivalents; and

(ix)      Liens arising under Capitalized Lease Obligations with respect to the assets subject to such Capital Leases.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary of Parent Company that owns a direct or indirect interest in an Initial Subsidiary Guarantor or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries) shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (ii), (v) and (vi) and (y) neither the Borrower nor REIT shall create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.2(i), (ii), (iii)(A) (as to the headquarters building of REIT or the Borrower only), (iii)(B), (iv), (v) or (viii).

§8.3     Restrictions on Investments.  Neither the Borrower nor the Guarantors will, nor will they permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)        Cash Equivalents;

(b)        marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower, such Guarantor or such Subsidiary;

(c)        Investments by any Subsidiary in any other Subsidiary, by Borrower in any Subsidiary, and by the REIT in Borrower;

(d)        demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided,  however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(e)        repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (c) with banks described in the foregoing subsection (d) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(f)        shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (b) through (e) and have total assets in excess of $50,000,000;

(g)        the acquisition of fee interests or long term ground lease interests or interests under leases by Parent Company or its Subsidiaries in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, (ii) subject to the restrictions set forth in this §8.3, Land Assets to be developed for the purposes set forth in §8.3(g)(i) and Development Properties to be used for the purposes set forth in §8.3(g)(i);

(h)        Investments by the Borrower and its Subsidiaries in (i) Wholly Owned Subsidiaries of the Borrower, or (ii) entities that upon completion of a transaction will be a Wholly Owned Subsidiary of the Borrower;

(i)        Investments in Development Properties, provided that the aggregate Investment therein shall not exceed thirty-five percent (35%) of Gross Asset Value;

(j)        Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(k)        Investments by the Borrower in Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed ten percent (10%) of Gross Asset Value;

(l)        Investments in International Investments, provided that the aggregate Investment therein shall not exceed twenty-five percent (25%) of Gross Asset Value;

(m)        Investments (i) in equipment which will be incorporated into the development of Data Center Properties or the corporate headquarters of Parent Company and its Subsidiaries, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties;

(n)        Investments in (i) the Bonds or any security instruments securing the Bonds or (ii) other bonds issued in connection with a Tax Driven Lease Transaction or any security instruments securing such other bonds; and

(o)        Investments by the Borrower and REIT in Real Estate to be used by the Borrower and REIT as their corporate headquarters.

Notwithstanding the foregoing, (x) in no event shall the aggregate value of the holdings of Parent Company and its Subsidiaries in the Investments described in §8.3(i)‑(l) exceed forty-five percent (45%) of Gross Asset Value at any time and (y) in no event shall the Borrower, the Guarantors or any of their respective Subsidiaries have any Investments in mortgages or notes receivable, except with respect to the Investments permitted in §8.3(n).

For the purposes of this §8.3, the Investment of Parent Company or its Subsidiaries in any non‑Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.

§8.4     Merger, Consolidation.  The Borrower and Guarantors will not, and will not permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, except for (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower, (iii) any dissolution of a Subsidiary of the Borrower that owns no assets, (iv) dispositions permitted by §8.8, (v) a merger of a Person with the Borrower or a Subsidiary of the Borrower, so long as (A) such Person was organized under the laws of the United States of America or one of its states; (B) the surviving Person shall be the Borrower  or such Subsidiaries of the Borrower; (C) the Borrower shall have given the Agent at least ten (10) Business Days’ prior written notice of such merger; (D) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; (E) following such merger, Parent

Company and its Subsidiaries will continue to be engaged solely in the businesses permitted by §7.14, and (vi) Investments constituting asset acquisitions permitted by §8.3 and which are not mergers, reorganizations, consolidations or business combinations; provided that no such merger, consolidation or acquisition shall be permitted in the event that a Default or Event of Default exists immediately before or would exist after giving effect thereto.

§8.5     Sale and Leaseback.  Except for Tax Driven Lease Transactions, the Borrower and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6     Compliance with Environmental Laws.  Neither the Borrower nor the Guarantors will, nor will any of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to material liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except, with respect to any Real Estate other than Unencumbered Asset Pool Properties where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower shall:

(i)        in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on any Unencumbered Asset Pool Properties in violation of the applicable Environmental Law as so changed; and

(ii)       if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Asset Pool Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Asset Pool Property by the Borrower), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Asset Pool Property in full compliance with all applicable Environmental Laws; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency.  The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred and is continuing hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Asset Pool Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Asset Pool Property and (ii) whether the use and operation of any such Unencumbered Asset Pool Property complies with all Environmental Laws to the extent required by the Loan Documents.  Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Asset Pool Property, or that any of the Unencumbered Asset Pool Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Unencumbered Asset Pool Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Asset Pool Property at levels that would require remediation under applicable Environmental Law and (ii) whether the use and operation of such Unencumbered Asset Pool Property comply with all Environmental Laws to the extent required by the Loan Documents.  Environmental assessments may include detailed visual inspections of such Unencumbered Asset Pool Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Asset Pool Property and the use and operation thereof with all applicable Environmental Laws.  All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7     Distributions.

(a)        Neither Borrower nor REIT shall pay any Distribution to its respective partners, members or other owners, if such Distribution is in excess of the amount which when added to the amount of all other Distributions paid by Borrower and REIT in the same calendar quarter and the preceding three (3) calendar quarters (without duplication of any Distribution paid by Borrower to REIT from which REIT pays a Distribution to its owners), would exceed the sum of ninety-five percent (95%) of REIT’s Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude (i) Parent Company and the Borrower from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT following the date that REIT elects to be a real estate investment trust under the Code, as evidenced by a certification of the principal financial or accounting officer of Parent Company containing calculations in detail reasonably satisfactory in form and substance to the Agent, and (ii) REIT from redeeming partnership interests of Borrower in exchange for shares of common stock (or other comparable equity interests) of REIT and any such redemption shall not be included in the calculation of whether Distributions have exceeded ninety-five percent (95%) of REIT's Funds from Operations for any period.

(b)        In the event that an Event of Default shall have occurred and be continuing, the Borrower and REIT shall make no Distributions to its respective partners, members or other owners, other than if REIT exists and has elected REIT Status, Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of Parent Company containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)        Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, the Borrower and REIT shall not make any Distributions whatsoever, directly or indirectly.

(d)        The foregoing provisions in this §8.7 shall not limit the ability of REIT or the Borrower (i) to retain, acquire, relinquish or sell stock awarded to its employees pursuant to equity compensation programs in the ordinary course of business in order to pay applicable withholding tax obligations of such employee or (ii) to issue, to obtain the surrender of, or relinquish Equity Interests upon the exercise of stock options, warrants or other rights to acquire Equity Interests.

§8.8     Asset Sales.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset to any Person that is not the Borrower or a Wholly Owned Subsidiary other than pursuant to a bona fide arm’s length transaction.  Neither the Borrower, any Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to twenty-five percent (25%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of Agent and the Required Lenders.  For the purpose of calculating the twenty‑five percent (25%) threshold in the preceding sentence, in the event of any sale, transfer or other disposition of any Real Estate by Parent Company or any Subsidiary to any Person which is a non-Wholly Owned Subsidiary, only the portion of the Real Estate in which the Borrower or the transferring Subsidiary does not retain an interest shall be counted toward such threshold.  A transfer from Parent Company or any Subsidiary to a Wholly Owned Subsidiary of the Borrower or among Wholly Owned Subsidiaries of the Borrower shall not count against the twenty five percent (25%) limit.

§8.9     Cross-Collateralization.  Neither the Borrower nor any Guarantor shall Cross-Collateralize, or agree to Cross-Collateralize, Indebtedness, except in accordance with §8.20.

§8.10   Restriction on Prepayment of Indebtedness.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) subject to §12.5, prepay, redeem, defease, purchase or otherwise retire the principal amount or pay any termination, breakage or similar payments under Derivative Contracts, in whole or in part, of any Indebtedness other than the Obligations and the Hedge Obligations after the occurrence and during the continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence and during the continuance of an Event of Default.

§8.11   Zoning and Contract Changes and Compliance.  The Borrower shall not initiate or consent to any zoning reclassification of any of the Unencumbered Asset Pool Properties or seek any variance under any existing zoning ordinance or use or permit the use of any Unencumbered Asset Pool Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation without the prior written consent of Agent.  The Borrower shall not initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts (other than the Leases, which are governed by §7.13) which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Unencumbered Asset Pool Property.

§8.12   Derivatives Contracts.  Neither the Borrower, the Guarantors nor any of their Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options (including any Hedge Obligations) made in the ordinary course of business and permitted pursuant to §8.1.

§8.13   Transactions with Affiliates.  Neither the Borrower nor the Guarantors shall, and none of them shall permit any Subsidiary of the Borrower or any Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Wholly Owned Subsidiary of the Borrower), except (a) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (b) the agreements described in §7.18(a)(i)(B)(1) which have been approved by Agent.

§8.14   Equity Pledges. Notwithstanding anything in this Agreement to the contrary, neither Parent Company nor any of its Subsidiaries, will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the

Borrower or any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.15   Management Fees.  The Borrower and Subsidiary Guarantors shall not pay, and shall not permit to be paid, any management fees or other payments under any management or service agreement for any Unencumbered Asset Pool Property to any manager or service provider that is an Affiliate of the Borrower that is not a Subsidiary Guarantor in the event that a Default or Event of Default shall have occurred and be continuing.

§8.16   [Intentionally Omitted.]

§8.17   [Intentionally Omitted.]

§8.18   Tax Driven Lease Transactions.  Until any real property asset of the Borrower or a Subsidiary Guarantor that is subject to a Tax Driven Lease Transaction has been repurchased by the Borrower or such Subsidiary Guarantor as provided in the applicable Tax Driven Lease Transaction Documents, neither the Borrower nor any Subsidiary Guarantor shall, without the prior written consent of the Agent, modify or amend any Tax Driven Lease Transaction Documents, or any other agreement related thereto, in any manner that would (i) cause a change in the accounting treatment of such Tax Driven Lease Transaction under GAAP, (ii) adversely affect in any material respect the ability of the Borrower or a Subsidiary Guarantor to repurchase any property of the Borrower or a Subsidiary Guarantor that is subject to a Tax Driven Lease Transaction for nominal consideration or (iii) otherwise cause such transaction to not meet the terms of the definition of Tax Driven Lease Transactions.

§8.19   Subordinate Debt.  The Borrower shall be permitted to pay amounts with respect to the “Subordinate Debt” (as defined in the Bond Subordination and Standstill Agreement) only at such times and to the extent that no Default or Event of Default exists or would arise as a result thereof.  Without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion, the Borrower shall not (i) modify or amend the Subordinate Debt, (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Subordinate Debt, except as expressly permitted in the Bond Subordination and Standstill Agreement, or (iii) make any payments on the Subordinate Debt except as permitted in this §8.19.

§8.20   Other Unsecured Debt Restrictions.  The Borrower and REIT shall not, and shall not permit any of their respective Subsidiaries to, secure any other Unsecured Debt with a lien on the Unencumbered Asset Pool Properties unless and until the Notes and the other Obligations (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Unsecured Debt pursuant to documentation reasonably acceptable to the Agent in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Borrower, REIT and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Agent.  For the sake of clarity, Borrower acknowledges and agrees that in no event shall the granting of any such liens contemplated by the preceding sentence be construed to limit any of the requirements of this Agreement for Eligible Real Estate, including, without limitation, those set forth in the definition of “Eligible Real Estate” and §7.18.

§9.       FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit (other than Letters of Credit the expirations of which extend beyond the Letter of Credit Expiration Date as permitted under §2.10 and in respect to which the Borrower has satisfied the requirements of such section or §2.12, as applicable) is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§9.1     Unencumbered Asset Tests.

(a)        Borrower will not at any time permit the Consolidated Total Unsecured Debt (including the Loans and Letter of Credit Liabilities) plus any Capitalized Lease Obligations of Borrower and its Subsidiaries with respect to the Unencumbered Asset Pool Properties to exceed sixty percent (60%) of the Unencumbered Asset Pool Value; provided, however, that for up to two (2) consecutive fiscal quarters immediately following each Material Acquisition of which Borrower has given Agent written notice (with such two (2) consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), such ratio of Consolidated Total Unsecured Debt to Unencumbered Asset Pool Value (expressed as a percentage) may exceed sixty percent (60%) but shall not exceed sixty-five percent (65%) during such period.

(b)        Borrower will not at any time permit the Unencumbered Asset Pool Debt Yield to be less than fourteen percent (14.0%); provided, however, that for up to two (2) consecutive fiscal quarters immediately following each Material Acquisition of which Borrower has given Agent written notice (with such two (2) consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), the Unencumbered Asset Pool Debt Yield may be less than fourteen percent (14.0%) but shall not be less than twelve and one-half percent (12.5%) during such period.

§9.2     [Intentionally Omitted.]

§9.3     Adjusted Consolidated EBITDA to Consolidated Fixed Charges.  Parent Company will not permit at any time the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges for the prior two (2) most recently ended calendar quarters annualized to be less than 1.70 to 1.00.

§9.4     Consolidated Total Indebtedness to Gross Asset Value.  Parent Company will not at any time permit the ratio of Consolidated Total Indebtedness to Parent Company’s Gross Asset Value (expressed as a percentage) to exceed sixty percent (60%); provided, however, that for up to two (2) consecutive fiscal quarters immediately following each Material Acquisition of which Borrower has given Agent written notice (with such two (2) consecutive fiscal quarter period to include the quarter in which such Material Acquisition is consummated), the ratio (expressed as a percentage) of such Consolidated Total Indebtedness to Gross Asset Value may exceed sixty percent (60%) but shall not exceed sixty-five percent (65%) during such period;

§9.5     Minimum Consolidated Tangible Net Worth.  Parent Company will not at any time permit Parent Company’s Consolidated Tangible Net Worth to be less than the sum of

(a) seventy-five percent (75%) of the Net Offering Proceeds of an Equity Offering, plus (b) $1,179,931,500.00.

§10.     CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction, or waiver, of the following conditions precedent:

§10.1   Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§10.2   Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower and each Guarantor a certificate of no change or a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Asset Pool Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower or such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3   Resolutions.  All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4   Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower and each Guarantor a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower or Guarantors, as the case may be, and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests, Bid Loan Quote Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5   Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6   Payment of Fees.  The Borrower and the Guarantors shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7   Performance; No Default.  The Borrower and Guarantors shall have performed and complied in all material respects with the terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8   Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the Closing Date, except to the extent such representation and warranty is as of a specific date in which case such representation and warranty shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

§10.9   Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10 Eligible Real Estate Qualification Documents.  The Eligible Real Estate Qualification Documents for each of the Initial Unencumbered Asset Pool Properties shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.11 Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Parent Company has provided financial statements under §6.4 adjusted in the best good faith estimate of Parent Company as of the Closing Date.

§10.12 Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.13 Contribution Agreement.  The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.14 Bond Subordination and Standstill Agreement.  The Agent shall have received an executed counterpart of the Bond Subordination and Standstill Agreement.

§10.15 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.     CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue Letters of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1   Prior Conditions Satisfied.  All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to issued.

§11.2   Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of the time of the making of such Loan or issuance of such Letters of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3   Borrowing Documents.  The Agent shall have received a fully completed Loan Request or Bid Loan Quote Request and Bid Loan Quote for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7 or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit H hereto fully completed, as applicable.

§12.EVENTS OF DEFAULT; ACCELERATION; ETC..

§12.1   Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)        the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)        the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit, or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)        the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent;

(d)        any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §8.20, §9.3, §9.4, §9.5 or §9.6;

(e)        any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f)        any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)        any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Recourse Indebtedness totaling in excess of $50,000,000.00 or Non-Recourse Indebtedness in excess of $100,000,000.00;

(h)        any of the Borrower, the Guarantors or any of their respective Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i)        a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j)        a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)        there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments, orders, awards, writs execution or attachments against the Borrower, Guarantors or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $50,000,000.00;

(l)        any of the Loan Documents, the Contribution Agreement or the Bond Subordination and Standstill Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, the Contribution Agreement or the Bond Subordination and Standstill Agreement shall be commenced by or on behalf of the Borrower or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents, the Contribution Agreement or the Bond Subordination and Standstill Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)        any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrower, the Guarantors or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of the Borrower, the Guarantors or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)        with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $20,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)        the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower, the

Guarantors or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Unencumbered Asset Pool Properties;

(p)        any Change of Control shall occur;

(q)        an Event of Default under any of the other Loan Documents shall occur;

(r)        [Intentionally Omitted];

(s)        [Intentionally Omitted];

(t)        REIT fails to perform any term, covenant or agreement contained in §7.12 which it is required to perform;

(u)        Any default, material misrepresentation or breach of warranty in the Bond Subordination and Standstill Agreement by the Authority or the subordinate lender that is the holder of the Bond;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.  Upon demand by Agent or the Majority Revolving Credit Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations.  In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, the Borrower will Cash Collateralize the Letter of Credit Liabilities (in an amount equal to the amount of all undrawn Letters of Credit).  Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations in accordance with §2.12.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations  or if there are no outstanding Obligations and Hedge Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2   Certain Cure Periods; Limitation of Cure Periods.

(a)        Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided,  however, that Borrower shall not be entitled to receive more than two (2) grace periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with §7.4(c), §7.14, §7.19, §7.22, §8.1, §8.2, §8.3, §8.4, §8.5, §8.7, §8.8, §8.9, §8.10, §8.14 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)        In the event that there shall occur any Default that affects only certain Unencumbered Asset Pool Properties or the owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Unencumbered Asset Pool Property from the calculation of the Unencumbered Asset Pool Availability and by reducing the outstanding Loans by the amount of the Unencumbered Asset Pool Availability attributable to such Unencumbered Asset Pool Property, in which event such removal and reduction shall be completed within five (5) days after receipt of notice of such Default from the Agent or the Required Lenders.

(c)        Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right of the Borrower, any Guarantor or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

§12.3   Termination of Commitments.  If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Revolving Credit Lenders shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans, Bid Loans and issue Letters of Credit to the Borrower.  No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4   Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement, any of the other Loan Documents, any Ground Lease, any Lease or other contract relating to an Unencumbered Asset Pool Property beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement, any of the other Loan Documents, any Ground Lease, any Lease or other contract relating to an Unencumbered Asset Pool Property which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable out-of-pocket expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower and/or Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5   Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any assets of the Borrower or Guarantors, such monies shall be distributed for application as follows:

(a)        First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)        Second, to all other Obligations and the Hedge Obligations (including any interest, expenses or other obligations of either the Obligations or the Hedge Obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.3; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.14, (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, fees and expenses (but excluding the Swing Loans) and the Hedge Obligations shall be made among the Lenders and the Lender Hedge Providers pro rata and as between Revolving Credit Loans, Term Loans A and Term Loans B shall be made pro rata and (v) payment of principal on the Obligations and the Hedge Obligations shall be made on a pari passu basis; and provided,  further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)        Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.     SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations or the Hedge Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Without limiting the foregoing, each of the Bid Loan Lenders agrees with each other Bid Loan Lender holding a Bid Loan made as part of the same Bid Loan Borrowing that if such Bid Loan Lender shall receive from Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Bid Loan Note held by such Bid Loan Lender any amount in excess of its ratable portion of the payments received by all of the Bid Loan Lenders with respect to the Bid Loan Notes held by all of such Bid Loan Lenders relating to such Bid Loan Borrowing, such Bid Loan Lender will make such disposition and arrangements with the other Bid Loan Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bid Loan Lender receiving in respect of such Bid Loan Notes held by it its proportionate payment as contemplated by this Agreement. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.     THE AGENT.

§14.1   Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent (including entering into the Bond Subordination and Standstill Agreement), together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2   Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable out-of-pocket fees and expenses of any such Persons shall be paid by the Borrower.

§14.3   No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or all Lenders, as applicable hereunder.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4   No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, the Guarantors or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5   Payments.

(a)        A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.14(d).

(b)        If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6   Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7   Indemnity.  The Lenders severally and ratably in accordance with their respective Commitment Percentages agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents and the Bond Subordination and Standstill Agreement or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder to the extent not reimbursed by the Borrower and the Guarantors, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8   Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9   Resignation.  The Agent may resign at any time by giving ten (10) calendar days’ prior written notice thereof to the Lenders and the Borrower.  Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender.  Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent, and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender.  After any retiring Agent’s resignation, the provisions of this

Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent and, if applicable, Issuing Lender and Swing Loan Lender.  If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements reasonably satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided,  however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred in an aggregate amount not to exceed $2,500,000.00, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of any collateral within such period.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 [Intentionally Omitted.]

§14.13 Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals.

(a)        If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders, the Majority Term Loan B Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the written request for action together with all reasonably requested information related thereto requested by such Lender (or such lesser period of time required by the terms of the Loan Documents), notice in writing of  approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender.  If the Agent submits to the Lenders a written request for consent with respect to this Agreement and any Lender fails to provide Directions within ten (10) days after such Lender receives from the Agent such initial request for Directions together with all reasonably requested information related thereto, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove such action, and a Lender fails to provide Directions within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(b)        In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent (a “Subsequent Approval Request”), then for the purposes of this paragraph each Lender shall be required to respond to a Subsequent Approval Request within five (5) Business Days of receipt of such request.

If the Agent submits to the Lenders a Subsequent Approval Request and any Lender fails to provide Directions within five (5) Business Days after such Lender receives from the Agent the Subsequent Approval Request, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove the Subsequent Approval Request, and the Lender fails to approve or disapprove such Subsequent Approval Request within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(c)        Each request by Agent for a Direction shall include Agent’s recommended course of action or determination.  Notices given by Agent pursuant to this §14.14 may be given through the use of Intralinks, Syndtrak or another electronic information dissemination system.  Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.  Notwithstanding anything in this §14.14 to the contrary, any matter requiring all Lender’s approval or consent shall not be deemed given by any Lender’s failure to respond to any approval or consent request within any applicable reply period.

§14.15 Borrower Not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent and §14.14, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9 and §14.14, may be modified or waived without the approval or consent of the Borrower.

§14.16 [Intentionally Omitted.]

§14.17 Bond Subordination and Standstill Agreement.  The Borrower, Guarantors and the Lenders acknowledge that Agent has entered into the Bond Subordination and Standstill Agreement.  The Borrower and Guarantors acknowledge that the existence of the Bond Subordination and Standstill Agreement and the performance by Agent and the Lenders of their obligations under the Bond Subordination and Standstill Agreement shall not affect, impair or release the obligations of the Borrower or Guarantors under the Loan Documents.  The Bond Subordination and Standstill Agreement is solely for the benefit of Agent and the Lenders and not for the benefit of the Borrower or Guarantors, and the Borrower and Guarantors shall have no rights thereunder or any right to insist on the performance thereof.  Agent is authorized by

Lenders to perform its obligations under the Bond Subordination and Standstill Agreement, and each Lender agrees to be bound thereby

§14.18 Reliance on Hedge Provider.  For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof.  Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.     EXPENSES.

The Borrower and the Guarantors jointly and severally agree to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) subject to §4.9, §4.10 and §4.15, any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income (subject to §4.4(b)), except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower and the Guarantors hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and Joint Lead Arrangers and Bookrunners (which shall be limited to Agent’s Special Counsel and any local counsel) incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent and Joint Lead Arrangers and Bookrunners incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out‑of‑pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower and the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable out of pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches, title rundowns or title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.  Whenever used herein or in the other Loan Documents, the terms “attorneys’ fees” or “legal fees” shall mean reasonable attorneys’ fees in the amount actually incurred at the attorneys’ normal hourly rates, rather than a percentage of principal and interest as provided for in O.C.G.A. §13-1-11(a)(2).Notwithstanding anything to the contrary contained in this §15, REIT shall not have any expense reimbursement obligations in this §15 except as and to the extent provided in the Springing Guaranty.

§16.     INDEMNIFICATION.

The Borrower and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Joint Lead Arrangers and Bookrunners and each partner, director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Joint Lead Arrangers and Bookrunners against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Asset Pool Properties or the Loans, (b) any condition of the Unencumbered Asset Pool Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Asset Pool Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; and (i) the acceptance by Agent and the Lenders of the Investor Guaranties pursuant to §34 below; provided,  however, that the Borrower and the Guarantors shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel, and if necessary, any local counsel or conflicts counsel, and in addition to the foregoing indemnity, the Borrower and the Guarantors agree to pay promptly the reasonable out-of-pocket fees and expenses of all such counsel.  If, and to the extent that the obligations of the Borrower and the Guarantors under this §16 are unenforceable for any reason, the Borrower and the Guarantors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder. Notwithstanding anything to the contrary contained in this §16, REIT shall not have any indemnification obligations in this §16 except as and to the extent provided in the Springing Guaranty.

§17.     SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit (other than Letters of Credit the expirations of which extend beyond the Letter of Credit Expiration Date as permitted under §2.10 and in respect to which the Borrower has satisfied the requirements of such section or §2.12, as applicable) remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.     ASSIGNMENT AND PARTICIPATION.

§18.1   Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities (which shall expressly exclude any natural persons) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender (with respect to assignments of Revolving Credit Commitments only) and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received noticed thereof; (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan A Commitment in the event an interest in the Term Loans A is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan B Commitment in the event an interest in the Term Loans B is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit K annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower, and (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent.  In connection with such assignment of the Revolving Credit Commitment, the assignor may assign all or any portion of its Bid Loan Note and the Bid Loans at the time owing to it to the same such assignee, which, if so assigned, shall be assigned in such proportion as the assignor and assignee agree, but in no event shall the assignee acquire an interest in the Bid Loans of the assignor of less than $5,000,000.00; provided, however, that in the event such assignor assigns all of its Revolving Credit Commitment, such assignor shall assign all of its Bid Loan Note and Bid Loans, if any, in connection therewith to the same such assignee.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors, and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2   Register.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3   New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4   Participations.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower or any of the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided,  however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.15),

(iii) reduce the amount of any such payment of principal; (iv) reduce the rate at which interest is payable thereon, or reduce the amount or rate of any fee payable to an affected Lender hereunder (excluding any fee payable to any arranger or the Agent in its capacity as administrative agent hereunder), or (v) release the Borrower or any Guarantor (except as otherwise permitted under §5.5).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of creditor or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5   Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, to the Federal Farm Credit Funding Corporation or to such other Person as the Agent may approve to secure obligations of such Lender.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6   No Assignment by the Borrower or the Guarantors.  Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7   Disclosure.  The Borrower and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder other than a Disclosed Competitor in accordance with the provisions of the following sentence.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or Guarantors, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, partners, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information, (f) disclosures with the prior written consent of the Borrower, and (g) disclosures made in connection with any enforcement by Agent or the Lenders of the Loan Documents.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower or Guarantors.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.  In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

§18.8   Amendments to Loan Documents.  Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9   Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires the prior approval of all Lenders or all affected Lenders and which request is approved by the Required Lenders but is not approved by all Lenders or all affected Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders which are not Non-Consenting Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase except that its indemnification rights hereunder shall survive, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit K and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender)

§18.10 Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.     NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44144
Attn:  Real Estate Capital Services

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio  44114-1306
Attn:  Mr. Timothy Sylvain
Telecopy No.:  (216) 689-5819

and

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

QualityTech, LP
12851 Foster Street
Overland Park, Kansas  66213
Attn:  CEO/President
Telecopy No.:  (913) 814-7766

With a copy to:

QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, Kansas  66213
Attn:  General Counsel
Telecopy No.:  (913) 814-7766

Stinson Leonard Street, LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106-2150
Attn:  Patrick J. Respeliers
Telecopy No.:  (816) 412-8174

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days’ prior Notice thereof, the Borrower, Guarantors, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders.  Agent may also require that any such documents and signature delivered by facsimile or  “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.     RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries (collectively, solely for purposes of this paragraph, the “Loan Parties”) arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower and the Guarantors is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

§21.     GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA.  THE BORROWER AND THE GUARANTORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF GEORGIA (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER AND THE GUARANTORS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON‑EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE BORROWER AND THE GUARANTORS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER AND THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER AND THE GUARANTORS EXIST AND THE BORROWER AND THE GUARANTORS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.

§22.     HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.     COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.     ENTIRE AGREEMENT, ETC..

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.     WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  THE BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER AND EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  THE BORROWER AND EACH GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AND EACH GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.     DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.     CONSENTS, AMENDMENTS, WAIVERS, ETC..

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of:  (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (b) in the case of an increase in the Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or the amount of the Commitments of any Lender, the consent of such Lender whose Commitment is increased; (c) in the case of any increase in the Total Commitment (other than in connection with an increase under §2.11), each Lender; (d) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (e) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (f) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, the consent of each Lender that would otherwise have received such principal or interest at such earlier fixed date; (g) in the case of an extension of the Revolving Credit Maturity Date (except as provided in §2.15), the Term Loan A Maturity Date or the Term Loan B Maturity Date, each Lender whose Commitment is thereby extended; (h) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender directly affected thereby; (i) in the case of the release of the Borrower or any Guarantor, except as otherwise provided in §5.5, the consent of each Lender; (j) in the case of an amendment of the definition of Required Lenders, each Lender, in the case of an amendment of the definition of Majority Revolving Credit Lenders, each Revolving Credit Lender, in the case of an amendment to the definition of Majority Term Loan A Lenders, each Term Loan A Lender, and, in the case of an amendment to the definition of Majority Term Loan B Lenders, each Term Loan B Lender; (k) in the case of any modification to require a Lender to fund a pro rata share of a request for any advance of the Loan to Borrower other than based on such Lender’s Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its Commitment Percentage; (l) in the case of an amendment to this §27, each Lender directly affected thereby; (m) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders, to require a lesser number of Lenders to approve such action, each Lender, in the case of an amendment of any provision of any Loan Document that requires the approval of the Majority Revolving Credit Lenders to require a lesser number of Lenders to approve such action, each Revolving Credit Lender, in the case of an amendment to any provision of the Loan Documents that requires the approval of  the Majority Term Loan A Lenders to require a lesser number of Lenders to approve such action, each Term Loan A Lender or, in the case of an amendment to any provision of the Loan Documents that requires the approval of  the Majority Term Loan B Lenders to require a lesser number of Lenders to approve such action, each Term Loan B Lender; (n) in the case of an amendment or waiver of the conditions contained in §11 to all Revolving Credit Lenders making any Loan or issuing any Letter of Credit, the consent of the Majority Revolving Credit Lenders.  The provisions of §14 may not be amended without the written consent of the Agent; or (o) in the case of the issuance or an extension of a Letter of Credit beyond the Revolving Credit Maturity Date, the consent of each Revolving Credit Lender.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender or the Bid Loans without the consent of the Bid Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  There shall be no amendment, modification or waiver of any provision in the Loan Documents which result in a modification of the conditions to funding or in increased borrowing availability with respect to the Revolving Credit Commitment without the written consent of the Majority Revolving Credit Lenders, the Term Loan A Commitment without the consent of the Majority Term Loan A Lenders, the Term Loan B Commitment without the consent of the Majority Term Loan B Lenders,  nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders, the Term Loan A Lenders or Term Loan B Lenders without the approval of the Majority Revolving Credit Lenders, Majority Term Loan A Lenders or Majority Term Loan B Lenders, respectively.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent on any matter not expressly waived.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon any of Borrower or Guarantors shall entitle Borrower or Guarantors to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or, except as provided in §2.15, extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender).  Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.15.

Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, typographical error or other defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders.  Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement and a copy thereof will be promptly forwarded by Agent to each of the Lenders.

Any amendment of the Bond Subordination and Standstill Agreement or waiver of the terms thereof shall require the written consent of the Required Lenders.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or the Guarantors to other or further notice or demand in similar or other circumstances.

§28.     SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.     TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.     NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.     REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.     NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Joint Lead Arrangers and Bookrunners, the Lender Hedge Providers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower, the Guarantors or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.     PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.     INVESTOR GUARANTIES.

As an accommodation to Borrower, the Agent and the Lenders have agreed to accept from time to time, upon the request of Borrower, guaranties from certain Persons who are shareholders, members, partners or affiliates of Borrower or REIT (such Persons are hereinafter referred to as the “Investor Guarantors”, and such guaranties are hereinafter referred to individually as the “Investor Guaranty” and collectively as the “Investor Guaranties”); provided that the aggregate principal amount of the Obligations guaranteed by the Investor Guarantors shall not exceed $150,000,000.00.  The form of each Investor Guaranty shall be subject to the prior approval of Agent, which consent shall not be unreasonably withheld, delayed or conditioned.  No Investor Guarantor shall be a Person with whom Agent or any Lender is prohibited by applicable law from doing business with, including without limitation, by virtue of OFAC.  Borrower shall deliver to Agent such information as Agent may reasonably request to verify the foregoing.  Without limiting the foregoing, no event or circumstance which shall occur with respect to any of such Investor Guarantors, nor any act or omission by Agent or any of the Lenders with respect to any of the Investor Guarantors or the Investor Guaranties, shall in any event limit, impair or otherwise affect the liability of the Borrower or Guarantors to the Agent and the Lenders under this Agreement and the other Loan Documents, and the Borrower and Guarantors hereby waive and agree not to assert or take advantage of any defense based thereon.  Agent may at any time in its sole discretion,  but only with the consent of the Investor Guarantor or in accordance with the terms of the Investor Guaranty (provided that consent of the Investor Guarantor shall not be required as a condition to Agent and the Lenders accepting any payments or prepayments of the Obligations, or otherwise dealing with the Loan or the Loan Documents), release any Investor Guarantor from its Investor Guaranty without affecting the liability of Borrower or Guarantors under the Loan Documents.

§35.     NON-RECOURSE TO REIT.

Except to the extent set forth in the Springing Guaranty and subject to the limitations described below, the Obligations of the Borrower under this Agreement are non-recourse to the REIT, and payable only out of cash flow and assets of the Borrower and the other Guarantors. Agent, the Lenders and the Lender Hedge Providers agree that the REIT, nor its assets shall be liable for any of the Obligations of the Borrower under this Agreement as a result of its status as a general partner of the Borrower.  Notwithstanding the foregoing, (a) if an Event of Default occurs, nothing in this §35 shall in any way prevent or hinder the Agent or the Lenders in the pursuit or enforcement of any right, remedy, or judgment against the Borrower or any of the other Guarantors, or any of their respective assets; (b) the REIT shall be fully liable to the Agent and the Lenders to the same extent that REIT would be liable absent the foregoing provision of this §35 for fraud or willful misrepresentation by the Borrower, REIT, or any of their respective Affiliates or Subsidiaries (to the full extent of losses suffered by the Agent or any Lender by reason of such fraud or willful misrepresentation); and (c) nothing in this §35 shall be deemed to be a waiver of any right which Agent may have under §506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any successor thereto or similar provisions under applicable state law to file a claim against the Borrower or any of the other Guarantors for the full amount of the Obligations.

§36.     ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Shirley E. Goza
	Name:	Shirley E. Goza
	Title:	Secretary and General Counsel

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

JOINDER OF GUARANTOR

The undersigned, QTS REALTY TRUST, INC., a Maryland corporation (“REIT”) hereby joins in this Agreement solely for the purpose of making the representations and warranties as they relate to REIT and purpose of covenanting and agreeing to be bound by the covenants and agreements as they relate to REIT including, without limitation, §7.12.

REIT’s assumption of the foregoing obligations (a) is absolute, unconditional and is not subject to any defenses, waivers, claims or offsets and (b) shall not be affected or impaired by any agreement, condition, statement or representation of any person or entity.  REIT expressly agrees that it has read, approved and will comply with and be bound by all of the terms, conditions, and provisions contained in this Agreement and the other Loan Documents applicable to REIT.  For the avoidance of doubt, REIT is not assuming any of the Borrower’s Obligations under this Agreement except as and to the extent provided in the Springing Guaranty.

REIT:

QTS REALTY TRUST, INC., a Maryland corporation

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Secretary and General Counsel

(SEAL)

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Tim Sylvain
Name:	Tim Sylvain
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF AMERICA, N.A., as Co-Syndication Agent

By:	/s/ Gary J. Katunas
Name:	Gary J. Katunas
Title:	Senior Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Co-Syndication Agent

By:	/s/ Rayan Karim
Name:	Rayan Karim
Title:	Authorized Signatory

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CITIZENS BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ David R. Jablonowski
Name:	David R. Jablonowski
Title:	Senior Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ Brandon K. Fiddler
Name:	Brandon K. Fiddler
Title:	Senior Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SUNTRUST BANK, as Co-Documentation Agent

By:	/s/ Francine Glandt
Name:	Francine Glandt
Title:	Senior Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

REGIONS BANK, as Co-Documentation Agent

By:	/s/ Kerri L. Raines
Name:	Kerri L. Raines
Title:	Senior Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ J.T. Johnston Coe
Name:	J.T. Johnston Coe
Title:	Managing Director

By:	/s/ Joanna Soliman
Name:	Joanna Soliman
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Amrish Desai
Name:	Amrish Desai
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durkin
Name:	Ryan Durkin
Title:	Authorized Signatory

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

STIFEL BANK & TRUST

By:	/s/ Suzanne Agin
Name:	Suzanne Agin
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SYNOVUS BANK

By:	/s/ David W. Bowman
Name:	David W. Bowman
Title:	Director

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

COBANK, ACB

By:	/s/ Kevin Oliver
Name:	Kevin Oliver
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

JEFFERIES GROUP LLC

By:	/s/ Mark Sahler
Name:	Mark Sahler
Title:	Managing Director

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CROSSFIRST BANK

By:	/s/ Greg Sims
Name:	Greg Sims
Title:	Managing Director

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

UMB BANK, N.A.

By:	/s/ Jess M. Adams
Name:	Jess M. Adams
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF BLUE VALLEY

By:	/s/ Bruce McCune
Name:	Bruce McCune
Title:	Vice President

(SEAL)

EXHIBIT A-1

FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

$______________       _____________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, as from time to time in effect, among the Borrower, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

A-1 – Page 1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of Georgia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with other Amended and Restated Revolving Credit Notes as of even date herewith, is delivered in amendment and restatement of the “Revolving Credit Notes” as such term is defined in the Fourth Amended and Restated Credit Agreement.  This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Fourth Amended and Restated Credit Agreement or the obligations evidenced thereby.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

A-1 – Page 2

EXHIBIT A-2

FORM OF AMENDED AND RESTATED SWING LOAN NOTE

$____________________	_________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to KEYBANK NATIONAL ASSOCIATION (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, as from time to time in effect, among the Borrower, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of ______________ and No/100 ($_________________), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is the Swing Loan Note evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

A-2 – Page 1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of Georgia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note is delivered in amendment and restatement of the “Swing Loan Note” as such term is defined in the Fourth Amended and Restated Credit Agreement.  This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Fourth Amended and Restated Credit Agreement or the obligations evidenced thereby.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

A-2 – Page 2

EXHIBIT A-3

FORM OF AMENDED AND RESTATED TERM LOAN A NOTE

$____________________	_________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, as from time to time in effect, among the Borrower, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan A Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan A with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan A Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan A Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

A-3 – Page 1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of Georgia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with other Amended and Restated Term Loan A Notes as of even date herewith, is delivered in amendment and restatement of the “Term Loan A Notes” as such term is defined in the Fourth Amended and Restated Credit Agreement.  This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Fourth Amended and Restated Credit Agreement or the obligations evidenced thereby.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

A-3 – Page 2

EXHIBIT A-4

FORM OF AMENDED AND RESTATED TERM LOAN B NOTE

$____________________	_________, 20__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, as from time to time in effect, among the Borrower, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan B Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan B with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan B Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan B Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

A-4 – Page 1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of Georgia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with other Amended and Restated Term Loan B Notes as of even date herewith, is delivered in amendment and restatement of the “Term Loan B Notes” as such term is defined in the Fourth Amended and Restated Credit Agreement.  This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Fourth Amended and Restated Credit Agreement or the obligations evidenced thereby.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

A-4 – Page 2

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

[INTENTIONALLY OMITTED]

Exhibit “C” – Page 1

EXHIBIT D

FORM OF BID LOAN NOTE

$____________________	_________, 201__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, as from time to time in effect, among Borrower, KeyBank National Association, for itself and as Agent, and such other Lenders as may from time to time be named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Bid Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Bid Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

D-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of Georgia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

D-2

EXHIBIT E-1

[INTENTIONALLY OMITTED]

E-1 – Page 1

EXHIBIT E-2

FORM OF GUARANTOR JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.3 of the Fifth Amended and Restated Credit Agreement dated as of December 20, 2016, as from time to time in effect (the “Credit Agreement”), among the Borrower, KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.         Joining Party is required, pursuant to §5.3 of the Credit Agreement, to become an additional Guarantor under the Guaranty and the Contribution Agreement.

B.         Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.         Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Guarantor” under the Guaranty and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a [“Guarantor”] under the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Guarantor under the Guaranty, the other Loan Documents and the Contribution Agreement.

2.         Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

3.         Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent

E-2 – Page 1

as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the other Loan Documents to confirm such obligation.

4.         Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.         GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

6.         Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 20__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”
___________________________________________,
a __________________________________________

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

[SEAL]

E-2 – Page 2

EXHIBIT F

[INTENTIONALLY OMITTED]

Exhibit F – Page 1

EXHIBIT G

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44144
Attn:  Vernon Johnson

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of the Fifth Amended and Restated Credit Agreement dated as of December 20, 2016 (as the same may hereafter be amended, the “Credit Agreement”), among the Borrower, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned hereby requests and certifies as follows:

1.         Revolving Credit Loan.  The Borrower hereby requests a [Revolving Credit Loan under §2.1][Swing Loan under §2.5] of the Credit Agreement:

Principal Amount:  $__________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for Revolving Credit LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]

2.         Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.         No Default.  The undersigned certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Unencumbered Asset Pool Availability after giving effect to the Loan requested hereby.  No condemnation proceedings are pending, or, to the undersigned’s knowledge, threatened against any Unencumbered Asset Pool Properties.

4.         Representations True.  The undersigned certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan

Exhibit G – Page 1

requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5.         Other Conditions.  The undersigned certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

6.         Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 20___.

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

[To be signed by chief financial officer or chief accounting officer]

Exhibit G – Page 2

EXHIBIT H

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent
1675 Broadway, Suite 400
Denver, Colorado  80202
Attn:  Cheryl Van Klompenberg

Re:      Letter of Credit Request under Fifth Amended and Restated Credit Agreement dated as of December 20, 2016, as amended

Ladies and Gentlemen:

Pursuant to §2.10 of the Fifth Amended and Restated Credit Agreement dated as of December 20, 2016, as amended, among you, certain other Lenders, the Borrower and the Guarantors (the “Credit Agreement”) and certain other parties thereto, we hereby request that you issue a Letter of Credit as follows:

(i)        Name and address of beneficiary:

(ii)       Face amount: $

(iii)      Proposed Issuance Date:

(iv)      Proposed Expiration Date:

(v)       Other terms and conditions to be included in the proposed form of Letter of Credit [Form Attached as Exhibit L to the Credit Agreement].

(vi)      Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned chief financial officer or chief accounting officer of the Borrower certifies that the Borrower, Guarantors and their respective Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Unencumbered Asset Pool Availability after giving effect to the Letter of Credit requested hereby.  No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Unencumbered Asset Pool Properties.

Exhibit H – Page 1

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e).  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The undersigned chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

Exhibit H – Page 2

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE WORKSHEET

A.	Total Commitment [See attached spreadsheet listing values]	$

B.

Unencumbered Asset Pool Value:  The maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Consolidated Total Unsecured Debt plus any Capitalized Lease Obligations of Borrower and its Subsidiaries with respect to any of the Unencumbered Asset Pool Properties to be greater than sixty percent (60%) of the Unencumbered Asset Pool Value (or sixty-five percent (65%) if such percentage is the applicable percentage pursuant to the terms of §9.1(a)) of Unencumbered Asset Pool Value as most recently determined under this Agreement

$

C.

Unencumbered Asset Pool Debt Yield:  The maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Unencumbered Asset Pool Debt Yield to be less than fourteen percent (14%) (or twelve and one-half percent (12.5%) if such percentage is the applicable percentage pursuant to the terms of §9.1(b))

$

D.	Unencumbered Asset Pool Availability: Lesser of A, B or C	$

Exhibit I – Page 1

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn:  Tim Sylvain

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of December 20, 2016 (as the same may hereafter be amended, the “Credit Agreement”) by and among the Borrower, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Parent Company is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Parent Company for the fiscal period ended _______________ (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Parent Company at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(e), §5.4(b), §7.4(c), §7.18(a), §8.1, §10.12 or §11.3 of the Credit Agreement.  If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Parent Company as of the Balance Sheet Date adjusted in the best good faith estimate of Parent Company to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Parent Company of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned officer is the chief financial officer or chief accounting officer of Parent Company.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default.  (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower and Guarantors with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

Exhibit J – Page 1

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 20___.

QTS REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

Exhibit J – Page 2

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE

A.

The Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Stabilized Property and is (a) owned or (b) leased pursuant to a Ground Lease divided by the Primary Capitalization Rate

$

B.

The Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Leased Property divided by the applicable Leased Property Capitalization Rate

$

C.

The CFM Cash Flow with respect to any Data Center Property being managed by Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement divided by the CFM Capitalization Rate

$

D.

the undepreciated cost basis book value determined in accordance with GAAP of all Unencumbered Asset Pool Properties acquired by Borrower or any of the Subsidiary Guarantors during the two (2) fiscal quarters most recently ended prior to the date of determination (provided that Borrower shall have the right to make an irrevocable election to value such Unencumbered Asset Pool Property at its capitalized value (as determined pursuant to clause (a) or (b) of this definition, as applicable, and measured on the most recent fiscal quarter annualized until the Unencumbered Asset Pool Property has been owned for two (2) full fiscal quarters) after it has owned by Borrower or any of the Subsidiary Guarantors for at least one (1) fiscal quarter

$

E.	The undepreciated book value determined in accordance with GAAP of all Development Properties	$

F.	The undepreciated book value determined in accordance with GAAP of all Land Assets	$

G.	Aggregate amount of Unrestricted Cash and Cash Equivalents of Parent Company and its Subsidiaries:	$

Exhibit J – Page 3

H.

Aggregate amount of cash contained in any accounts established by or the benefit of Parent Company or its Subsidiaries to effectuate a tax-deferred exchange (also known as a “1031” exchange) in connection with the purchase and/or sale of all or a portion of Real Estate; plus

$

I.

Aggregate amount of Restricted Cash and Cash Equivalents of Parent Company and its Subsidiaries that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents (excluding amounts included in G and H above) (to the extent approved by Agent)

$

J.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates:	$
$
	Gross Asset Value equals sum of A plus B plus C plus D plus E plus F plus G plus H plus I plus J	$

Exhibit J – Page 4

EXHIBIT K

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Fifth Amended and Restated Credit Agreement, dated December 20, 2016, by and among the Borrower, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights and obligations with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.         Definitions.  Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.         Assignment.

(a)        Subject to the terms and conditions of this Agreement and the Loan Documents and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit] [Term Loan A] [Term Loan B] [Bid Loan] Note in the amount of $_______________ representing a $_______________ [Revolving Credit] [Term Loan A] [Term Loan B] Commitment [Bid Loan], and a _________________ percent (_____%)[Revolving Credit] [Term Loan A] [Term Loan B] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit Loans] [Bid Loans]  [Term Loans A] [Term Loans B] with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit] [Term Loan A] [Term Loan B] Commitment Percentage [Bid Loans] equal to the amount of the respective Assigned Interests.

(b)        Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment

Exhibit K – Page 1

Date as if Assignee were an original Lender under and signatory to the Credit Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make [Revolving Credit Loans] [Term Loans A] [Term Loans B] to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.         Representations and Requests of Assignor.

(a)        Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit] [Term Loan A] [Term Loan B] [Bid Loan] Note is $____________ and the aggregate outstanding principal balance of the [Revolving Credit Loans] [Term Loans A] [Term Loans B] [Bid Loans] made by it equals $____________, and (iii) that it has forwarded to the Agent the [Revolving Credit] [Term Loan A] [Term Loan B] [Bid Loan] Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrowers or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrowers or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)        Assignor requests that the Agent obtain replacement Revolving Credit Notes, Bid Loan Notes, Term Loan A Notes or Term Loan B Notes, as applicable, for each of Assignor and Assignee as provided in the Credit Agreement.

4.         Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and

Exhibit K – Page 2

taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or the Guarantors and is not a Defaulting Lender or an Affiliate of a Defaulting Lender, (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by [the Borrower] and Agent as required by the Credit Agreement.  Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).

5.         Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the [Revolving Credit Loans] [Bid Loans] [Term Loans A] [Term Loans B] owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.         Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.         Effectiveness.

(a)        The effective date for this Agreement shall be _______________ (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)        Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement and the Intercreditor Agreement.

(c)        Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

Exhibit K – Page 3

(d)        All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.         Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above
Eurodollar Lending Office:	Same as above

9.         Payment Instructions.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.       Governing Law.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.       Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.       Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.       Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement and the Intercreditor Agreement.

[signatures on following page]

Exhibit K – Page 4

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Title:

CONSENTED TO BY:

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation
By:
Name:
Title:

Exhibit K – Page 5

EXHIBIT L

Letter of Credit Application

(see attached)

Exhibit L – Page 1

EXHIBIT M-1

Form of

Bid Loan Quote Request

TO:	KeyBank National Association, as Agent
Mail Code: OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH 44144
Attn:
Fax:

RE:

Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, by and among QualityTech, LP ("Borrower"), the Lenders and KeyBank National Association, as Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE: [Date]

Pursuant to §2.1(c) of the Credit Agreement:

1.        Borrower hereby gives notice that it requests Bid Loan Quotes for the following proposed Bid Loan Borrowing(s)1 on _______________________ (the "Credit Extension Date"):

Credit Extension Date[2]	Amount[3]	Interest Period[4]	Basis for Interest Rate Calculation[5]	Prepayable[6]

1 Up to three per Bid Loan Quote Request.

2 Must be a Business Day.

3 Each amount must be at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

4 A period of not less than 7 days nor more than 180 days after the Drawdown Date thereof and ending on a Business Day and may not extend beyond Revolving Credit Maturity Date.

5 Specify whether interest rate bids are to be quoted as “Absolute Rate Bid” as “LIBOR Margin Bid”.

6 Specify whether Loan is to be open to prepayment.

M-1 – Page 1

2.        Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.        No Default.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.

4.        Representations True.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that each of the representations and warranties made by or on behalf of Borrower, Guarantors or their respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.        Other Conditions.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower or of REIT, as applicable, certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that all other conditions, if any, expressly set forth in the Credit Agreement to the making of the Loan requested hereby have been satisfied.

6.       Maximum Amount.  After giving effect to the requested Bid Loan, (a) the Outstanding Bid Loans shall not at any time exceed the Bid Loan Sublimit, (b) the Outstanding Bid Loans, Outstanding Revolving Credit Loans and Outstanding Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, and (c) the Outstanding Bid Loans, Outstanding Revolving Credit Loans, the Outstanding Term Loans and Outstanding Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment.

M-1 – Page 2

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

M-1 – Page 3

EXHIBIT M-2

Form of

Bid Loan Quote

TO:	KeyBank National Association, as Agent
Mail Code: OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH 44144
Attn:
Fax:

RE:

Fifth Amended and Restated Credit Agreement, dated as of December 20, 2016, by and among QualityTech, LP ("Borrower"), the Lenders and KeyBank National Association, as Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

In response to Borrower's Bid Loan Quote Request dated _____________,____ (the "Bid Loan Quote Request"), we hereby make the following Bid Loan Quote(s) on the following terms:

1.         Quoting Bank: ______________________

2.         Name, address, phone number and facsimile number of person to contact at Quoting Bank:

_______________________
_______________________
_______________________
_______________________

3.        We hereby offer to make Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and the following rate(s):

Funding Date[7]	Amount[8]	Interest Period[9]	Absolute Rate Bid	LIBOR Margin Bid	Prepayable[10]

7 As specified in the Bid Loan Quote Request.

8 The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

9 As specified in the Bid Loan Quote Request.

10 Specify whether Loan will be open to prepayment.

M-2 – Page 1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Bid Loan(s) for which any offer(s) are accepted, in whole or in part, subject to §2.1(c)(ii)(2) of the Credit Agreement.

Date: _______________, ____
[____________________________][11]

	By:	12
Name:
Title:

11 Insert name of Quoting Bank

12 Must be an authorized officer

M-2 – Page 2

SCHEDULE 1.1

LENDERS AND COMMITMENTS

REVOLVING CREDIT LOAN

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Tim Sylvain Telephone: 216-689-5433 Facsimile: 216-689-4997	$64,333,333.40	9.190476200000%
LIBOR Lending Office Same as Above

Deutsche Bank AG New York Branch 200 Crescent Court, Suite 500 Dallas, Texas 75201 Attention: Patrick Allen Telephone: 214-740-7919	$75,000,000.00	10.714285714286%
LIBOR Lending Office Same as Above

Bank of America, N.A. IL4-135-06-11 135 S LaSalle Street Chicago, IL 60603 Attn: Gary Katunas Telephone: 312-904-8704 Email: gary.katunas@bankofamerica.com	$64,333,333.30	9.190476185714%
LIBOR Lending Office Same as Above

The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, New York 10019-6101 Attention: Victoria Roberts Telephone: 212-827-7703	$64,333,333.30	9.190476185714%

SCHEDULE 1.1 – Page 1

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
LIBOR Lending Office Same as Above
Citizens Bank, N.A. 1215 Superior Ave. Cleveland, Ohio 44114 Attention: Julie Baker Telephone: 216-277-3860	$56,000,000.00	8.000000000000%
LIBOR Lending Office Same as Above

PNC Bank, National Association 75 5th Street, NW Atlanta, Georgia 30308-1019 Attn: Brendon McGuire	$56,000,000.00	8.000000000000%
LIBOR Lending Office Same as Above

SunTrust Bank 303 Peachtree Street, N.E., Suite 2200 Atlanta, GA 30308 Attention: Francine Glandt Office: 404-813-0612 Email: Francine.Glandt@SunTrust.com	$56,000,000.00	8.000000000000%
LIBOR Lending Office Same as Above

Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attention: Michelle Latzoni Telephone: 212-934-3921 Facsimile: 917-977-3966	$55,000,000.00	7.857142857143%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 2

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
Regions Bank Real Estate Corporate Banking 6805 Morrison Boulevard Charlotte, NC 28211 Attention: Kerri Raines Telephone: 704-362-3564 Email: kerri.raines@regions.com	$49,000,000.00	7.000000000000%
LIBOR Lending Office: Regions Bank Real Estate Corporate Banking 1900 5th Avenue North, 15th Floor Birmingham, Alabama 35203 Attention: Amanda Thomas Telephone: 205-581-7645 Facsimile: 205-264-5456

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10017 Attention: Amrish Desai Telephone: 212-622-8233	$39,000,000.00	5.571428571429%
LIBOR Lending Office Same as Above

Morgan Stanley Bank, N.A. 1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Steve Delany Telephone: 443-627-4326	$21,500,000.00	3.071428571429%
LIBOR Lending Office Same as Above

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Matthew Antioco Telephone: 212-782-4282 Facsimile: 212-782-6440	$21,000,000.00	3.000000000000%

SCHEDULE 1.1 – Page 3

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
LIBOR Lending Office Same as Above

Jefferies Group LLC 101 Hudson Street, 11th Floor Jersey City, New Jersey 07311 Attention: Bank Debt Servicing Group Telephone: 201-761-7642 Facsimile: 201-221-8265	$17,000,000.00	2.428571428571%
LIBOR Lending Office Same as Above

Stifel Bank & Trust 501 North Broadway St. Louis, Missouri 63102 Attention: Suzanne Agin Telephone: 314-342-2992	$15,000,000.00	2.142857142857%
LIBOR Lending Office Same as Above

Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: David Bowman Telephone: 205-803-4591	$15,000,000.00	2.142857142857%
LIBOR Lending Office Same as Above

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Attention: Yolanda Fitzpatrick Telephone: 303-740-4352	$13,000,000.00	1.857142857143%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 4

Name and Address	Revolving Credit Loan Commitment	Revolving Credit Commitment Percentage
Morgan Stanley Senior Funding, Inc. 1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Steve Delany Telephone: 443-627-4326	$8,500,000.00	1.214285714286%
LIBOR Lending Office Same as Above

CrossFirst Bank 4707 W. 135th Street Leawood, Kansas 66224 Attention: Tom Robinson Telephone: 913-327-7973 Facsimile: 913-327-1214	$5,000,000.00	0.714285714286%
LIBOR Lending Office Same as Above

UMB Bank, N.A. 1010 Grand Blvd Kansas City, Missouri 64106 Attention: Jess Adams Telephone: 816-860-3823 Facsimile: 816-860-7143	$5,000,000.00	0.714285714286%
LIBOR Lending Office Same as Above

TOTAL	$700,000,000.00	100.0%

SCHEDULE 1.1 – Page 5

LENDERS AND COMMITMENTS

TERM LOAN A

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Tim Sylvain Telephone: 216-689-5433 Facsimile: 216-689-4997	$35,000,000.00	11.666666666667%
LIBOR Lending Office Same as Above

Bank of America, N.A. IL4-135-06-11 135 S LaSalle Street Chicago, IL 60603 Attn: Gary Katunas Telephone: 312-904-8704 Email: gary.katunas@bankofamerica.com	$35,000,000.00	11.666666666667%
LIBOR Lending Office Same as Above

The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, New York 10019-6101 Attention: Victoria Roberts Telephone: 212-827-7703	$35,000,000.00	11.666666666667%
LIBOR Lending Office Same as Above

Citizens Bank, N.A. 1215 Superior Ave. Cleveland, Ohio 44114 Attention: Julie Baker Telephone: 216-277-3860	$32,000,000.00	10.666666666667%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 6

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
PNC Bank, National Association 75 5th Street, NW Atlanta, Georgia 30308-1019 Attn: Brendon McGuire	$32,000,000.00	10.666666666667%
LIBOR Lending Office Same as Above

SunTrust Bank 303 Peachtree Street, N.E., Suite 2200 Atlanta, GA 30308 Attention: Francine Glandt Office: 404-813-0612 Email: Francine.Glandt@SunTrust.com	$32,000,000.00	10.666666666667%
LIBOR Lending Office Same as Above

Regions Bank Real Estate Corporate Banking 6805 Morrison Boulevard Charlotte, NC 28211 Attention: Kerri Raines Telephone: 704-362-3564 Email: kerri.raines@regions.com	$27,000,000.00	9.000000000000%
LIBOR Lending Office: Regions Bank Real Estate Corporate Banking 1900 5th Avenue North, 15th Floor Birmingham, Alabama 35203 Attention: Amanda Thomas Telephone: 205-581-7645 Facsimile: 205-264-5456

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10017 Attention: Amrish Desai Telephone: 212-622-8233	$22,000,000.00	7.333333333333%

SCHEDULE 1.1 – Page 7

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
LIBOR Lending Office Same as Above

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Matthew Antioco Telephone: 212-782-4282 Facsimile: 212-782-6440	$11,000,000.00	3.666666666667%
LIBOR Lending Office Same as Above

Stifel Bank & Trust 501 North Broadway St. Louis, Missouri 63102 Attention: Suzanne Agin Telephone: 314-342-2992	$9,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: David Bowman Telephone: 205-803-4591	$9,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Attention: Yolanda Fitzpatrick Telephone: 303-740-4352	$7,000,000.00	2.333333333333%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 8

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
Bank of Blue Valley 11935 Riley Street Overland Park, KS 66213 Attention: Bruce V. McCune Telephone: 913-234-2238 Facsimile: 913-234-7038	$5,000,000.00	1.666666666667%
LIBOR Lending Office Same as Above

CrossFirst Bank 4707 W. 135th Street Leawood, Kansas 66224 Attention: Tom Robinson Telephone: 913-327-7973 Facsimile: 913-327-1214	$3,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

Jefferies Group LLC 101 Hudson Street, 11th Floor Jersey City, New Jersey 07311 Attention: Bank Debt Servicing Group Telephone: 201-761-7642 Facsimile: 201-221-8265	$3,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

UMB Bank, N.A. 1010 Grand Blvd Kansas City, Missouri 64106 Attention: Jess Adams Telephone: 816-860-3823 Facsimile: 816-860-7143	$3,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

TOTAL	$300,000,000.00	100.0%

SCHEDULE 1.1 – Page 9

LENDERS AND COMMITMENTS

TERM LOAN B

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Tim Sylvain Telephone: 216-689-5433 Facsimile: 216-689-4997	$24,000,000.00	12.000000000000%
LIBOR Lending Office Same as Above

Bank of America, N.A. IL4-135-06-11 135 S LaSalle Street Chicago, IL 60603 Attn: Gary Katunas Telephone: 312-904-8704 Email: gary.katunas@bankofamerica.com	$24,000,000.00	12.000000000000%
LIBOR Lending Office Same as Above

The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, New York 10019-6101 Attention: Victoria Roberts Telephone: 212-827-7703	$24,000,000.00	12.000000000000%
LIBOR Lending Office Same as Above

Citizens Bank, N.A. 1215 Superior Ave. Cleveland, Ohio 44114 Attention: Julie Baker Telephone: 216-277-3860	$22,000,000.00	11.000000000000%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 10

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage

PNC Bank, National Association 75 5th Street, NW Atlanta, Georgia 30308-1019 Attn: Brendon McGuire	$22,000,000.00	11.000000000000%
LIBOR Lending Office Same as Above

SunTrust Bank 303 Peachtree Street, N.E., Suite 2200 Atlanta, GA 30308 Attention: Francine Glandt Office: 404-813-0612 Email: Francine.Glandt@SunTrust.com	$22,000,000.00	11.000000000000%
LIBOR Lending Office Same as Above

Regions Bank Real Estate Corporate Banking 6805 Morrison Boulevard Charlotte, NC 28211 Attention: Kerri Raines Telephone: 704-362-3564 Email: kerri.raines@regions.com	$19,000,000.00	9.500000000000%
LIBOR Lending Office: Regions Bank Real Estate Corporate Banking 1900 5th Avenue North, 15th Floor Birmingham, Alabama 35203 Attention: Amanda Thomas Telephone: 205-581-7645 Facsimile: 205-264-5456

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10017 Attention: Amrish Desai Telephone: 212-622-8233	$14,000,000.00	7.000000000000%

SCHEDULE 1.1 – Page 11

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage
LIBOR Lending Office Same as Above

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Matthew Antioco Telephone: 212-782-4282 Facsimile: 212-782-6440	$8,000,000.00	4.000000000000%
LIBOR Lending Office Same as Above

Stifel Bank & Trust 501 North Broadway St. Louis, Missouri 63102 Attention: Suzanne Agin Telephone: 314-342-2992	$6,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: David Bowman Telephone: 205-803-4591	$6,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Attention: Yolanda Fitzpatrick Telephone: 303-740-4352	$5,000,000.00	2.500000000000%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 12

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage
CrossFirst Bank 4707 W. 135th Street Leawood, Kansas 66224 Attention: Tom Robinson Telephone: 913-327-7973 Facsimile: 913-327-1214	$2,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

UMB Bank, N.A. 1010 Grand Blvd Kansas City, Missouri 64106 Attention: Jess Adams Telephone: 816-860-3823 Facsimile: 816-860-7143	$2,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

TOTAL	$200,000,000.00	100.0%

SCHEDULE 1.1 – Page 13

LENDERS and COMMITMENTs

total term loan commitments

Name and Address	Total Term Loan Commitment	Total Term Loan Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Tim Sylvain Telephone: 216-689-5433 Facsimile: 216-689-4997	$59,000,000.00	11.800000000000%
LIBOR Lending Office Same as Above

Bank of America, N.A. IL4-135-06-11 135 S LaSalle Street Chicago, IL 60603 Attn: Gary Katunas Telephone: 312-904-8704 Email: gary.katunas@bankofamerica.com	$59,000,000.00	11.800000000000%
LIBOR Lending Office Same as Above

The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, New York 10019-6101 Attention: Victoria Roberts Telephone: 212-827-7703	$59,000,000.00	11.800000000000%
LIBOR Lending Office Same as Above

Citizens Bank, N.A. 1215 Superior Ave. Cleveland, Ohio 44114 Attention: Julie Baker Telephone: 216-277-3860	$54,000,000.00	10.800000000000%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 14

Name and Address	Total Term Loan Commitment	Total Term Loan Commitment Percentage
PNC Bank, National Association 75 5th Street, NW Atlanta, Georgia 30308-1019 Attn: Brendon McGuire	$54,000,000.00	10.800000000000%
LIBOR Lending Office Same as Above

SunTrust Bank 303 Peachtree Street, N.E., Suite 2200 Atlanta, GA 30308 Attention: Francine Glandt Office: 404-813-0612 Email: Francine.Glandt@SunTrust.com	$54,000,000.00	10.800000000000%
LIBOR Lending Office Same as Above

Regions Bank Real Estate Corporate Banking 6805 Morrison Boulevard Charlotte, NC 28211 Attention: Kerri Raines Telephone: 704-362-3564 Email: kerri.raines@regions.com	$46,000,000.00	9.200000000000%
LIBOR Lending Office: Regions Bank Real Estate Corporate Banking 1900 5th Avenue North, 15th Floor Birmingham, Alabama 35203 Attention: Amanda Thomas Telephone: 205-581-7645 Facsimile: 205-264-5456

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10017 Attention: Amrish Desai Telephone: 212-622-8233	$36,000,000.00	7.200000000000%

SCHEDULE 1.1 – Page 15

Name and Address	Total Term Loan Commitment	Total Term Loan Commitment Percentage
LIBOR Lending Office Same as Above

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Matthew Antioco Telephone: 212-782-4282 Facsimile: 212-782-6440	$19,000,000.00	3.800000000000%
LIBOR Lending Office Same as Above

Stifel Bank & Trust 501 North Broadway St. Louis, Missouri 63102 Attention: Suzanne Agin Telephone: 314-342-2992	$15,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: David Bowman Telephone: 205-803-4591	$15,000,000.00	3.000000000000%
LIBOR Lending Office Same as Above

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Attention: Yolanda Fitzpatrick Telephone: 303-740-4352	$12,000,000.00	2.400000000000%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 16

Name and Address	Total Term Loan Commitment	Total Term Loan Commitment Percentage
Bank of Blue Valley 11935 Riley Street Overland Park, KS 66213 Attention: Bruce V. McCune Telephone: 913-234-2238 Facsimile: 913-234-7038	$5,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

CrossFirst Bank 4707 W. 135th Street Leawood, Kansas 66224 Attention: Tom Robinson Telephone: 913-327-7973 Facsimile: 913-327-1214	$5,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

UMB Bank, N.A. 1010 Grand Blvd Kansas City, Missouri 64106 Attention: Jess Adams Telephone: 816-860-3823 Facsimile: 816-860-7143	$5,000,000.00	1.000000000000%
LIBOR Lending Office Same as Above

Jefferies Group LLC 101 Hudson Street, 11th Floor Jersey City, New Jersey 07311 Attention: Bank Debt Servicing Group Telephone: 201-761-7642 Facsimile: 201-221-8265	$3,000,000.00	0.600000000000%
LIBOR Lending Office Same as Above

TOTAL	$500,000,000.00	100.0%

SCHEDULE 1.1 – Page 17

LENDERS AND COMMITMENTS

total commitments

Name and Address	Total Commitment	Total Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Tim Sylvain Telephone: 216-689-5433 Facsimile: 216-689-4997	$123,333,333.40	10.277777783333%
LIBOR Lending Office Same as Above

Bank of America, N.A. IL4-135-06-11 135 S LaSalle Street Chicago, IL 60603 Attn: Gary Katunas Telephone: 312-904-8704 Email: gary.katunas@bankofamerica.com	$123,333,333.30	10.277777775000%
LIBOR Lending Office Same as Above

The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, New York 10019-6101 Attention: Victoria Roberts Telephone: 212-827-7703	$123,333,333.30	10.277777775000%
LIBOR Lending Office Same as Above

Citizens Bank, N.A. 1215 Superior Ave. Cleveland, Ohio 44114 Attention: Julie Baker Telephone: 216-277-3860	$110,000,000.00	9.166666666667%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 18

Name and Address	Total Commitment	Total Commitment Percentage

PNC Bank, National Association 75 5th Street, NW Atlanta, Georgia 30308-1019 Attn: Brendon McGuire	$110,000,000.00	9.166666666667%
LIBOR Lending Office Same as Above

SunTrust Bank 303 Peachtree Street, N.E., Suite 2200 Atlanta, GA 30308 Attention: Francine Glandt Office: 404-813-0612 Email: Francine.Glandt@SunTrust.com	$110,000,000.00	9.166666666667%
LIBOR Lending Office Same as Above

Regions Bank Real Estate Corporate Banking 6805 Morrison Boulevard Charlotte, NC 28211 Attention: Kerri Raines Telephone: 704-362-3564 Email: kerri.raines@regions.com	$95,000,000.00	7.916666666667%
LIBOR Lending Office: Regions Bank Real Estate Corporate Banking 1900 5th Avenue North, 15th Floor Birmingham, Alabama 35203 Attention: Amanda Thomas Telephone: 205-581-7645 Facsimile: 205-264-5456

Deutsche Bank AG New York Branch 200 Crescent Court, Suite 500 Dallas, Texas 75201 Attention: Patrick Allen Telephone: 214-740-7919	$75,000,000.00	6.250000000000%

SCHEDULE 1.1 – Page 19

Name and Address	Total Commitment	Total Commitment Percentage
LIBOR Lending Office Same as Above

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10017 Attention: Amrish Desai Telephone: 212-622-8233	$75,000,000.00	6.250000000000%
LIBOR Lending Office Same as Above

Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attention: Michelle Latzoni Telephone: 212-934-3921 Facsimile: 917-977-3966	$55,000,000.00	4.583333333333%
LIBOR Lending Office Same as Above

The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Matthew Antioco Telephone: 212-782-4282 Facsimile: 212-782-6440	$40,000,000.00	3.333333333333%
LIBOR Lending Office Same as Above

Stifel Bank & Trust 501 North Broadway St. Louis, Missouri 63102 Attention: Suzanne Agin Telephone: 314-342-2992	$30,000,000.00	2.500000000000%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 20

Name and Address	Total Commitment	Total Commitment Percentage
Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: David Bowman Telephone: 205-803-4591	$30,000,000.00	2.500000000000%
LIBOR Lending Office Same as Above

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Attention: Yolanda Fitzpatrick Telephone: 303-740-4352	$25,000,000.00	2.083333333333%
LIBOR Lending Office Same as Above

Morgan Stanley Bank, N.A. 1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Steve Delany Telephone: 443-627-4326	$21,500,000.00	1.791666666667%
LIBOR Lending Office Same as Above

Jefferies Group LLC 101 Hudson Street, 11th Floor Jersey City, New Jersey 07311 Attention: Bank Debt Servicing Group Telephone: 201-761-7642 Facsimile: 201-221-8265	$20,000,000.00	1.666666666667%
LIBOR Lending Office Same as Above

SCHEDULE 1.1 – Page 21

Name and Address	Total Commitment	Total Commitment Percentage
CrossFirst Bank 4707 W. 135th Street Leawood, Kansas 66224 Attention: Tom Robinson Telephone: 913-327-7973 Facsimile: 913-327-1214	$10,000,000.00	0.833333333333%
LIBOR Lending Office Same as Above

UMB Bank, N.A. 1010 Grand Blvd Kansas City, Missouri 64106 Attention: Jess Adams Telephone: 816-860-3823 Facsimile: 816-860-7143	$10,000,000.00	0.833333333333%
LIBOR Lending Office Same as Above

Morgan Stanley Senior Funding, Inc. 1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Steve Delany Telephone: 443-627-4326	$8,500,000.00	0.708333333333%
LIBOR Lending Office Same as Above

Bank of Blue Valley 11935 Riley Street Overland Park, KS 66213 Attention: Bruce V. McCune Telephone: 913-234-2238 Facsimile: 913-234-7038	$5,000,000.00	0.416666666667%
LIBOR Lending Office Same as Above

TOTAL	$1,200,000,000.00	100.0%

SCHEDULE 1.1 – Page 22

SCHEDULE 1.2

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of a Subsidiary Guarantor proposed to be included in the Unencumbered Asset Pool, each of the following:

(a)        Description of Property.  A narrative description of the Real Estate, the improvements thereon and the tenants or licensees and Leases relating to such Real Estate.

(b)        UCC Certification.  To the extent requested by the Agent, certification from a title insurance company reasonably acceptable to the Agent and the Borrower, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Unencumbered Asset Pool.

(c)        Rent Roll. A Rent Roll for such Real Estate certified by Parent or Subsidiary Guarantor as accurate and complete in all material respects as of a recent date.

(d)        Budget.  An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Required Lenders, together with a twelve (12) month cash flow projection.  The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.

(e)        Operating Statements.  To the extent available, Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(f) covering each of the four (4) fiscal quarters ending immediately prior to the addition of such Real Estate to the Unencumbered Asset Pool, to the extent available.

(f)        Subsidiary Guarantor Documents.  With respect to Real Estate owned by an Additional Subsidiary Guarantor, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(g)        Leases.  True copies of all Ground Leases or Operating Leases relating to such Real Estate as the Agent may request.

(h)        Additional Documents.  Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 1.2 – Page 1

SCHEDULE 1.3

DISCLOSED COMPETITOR

[Attach list of specific companies]

Schedule 1.3 – Page 1

SCHEDULE 1.4

REQUIRED CONSENTS

Schedule 1.4 – Page 1

SCHEDULE 1.5

INITIAL SUBSIDIARY GUARANTORS

Schedule 1.5 – Page 1

SCHEDULE 1.6

INITIAL UNENCUMBERED ASSET POOL PROPERTIES

Schedule 1.6 – Page 1

SCHEDULE 2.10

EXISTING LETTERS OF CREDIT

Schedule 2.10 – Page 1

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

[TO BE PROVIDED]

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

[TO BE PROVIDED]

Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

[TO BE PROVIDED]

Schedule 6.15 – Page 1

SCHEDULE 6.18

TRADENAMES

[TO BE PROVIDED]

Schedule 6.18 – Page 1

SCHEDULE 6.20(c)

ENVIRONMENTAL RELEASES

[TO BE PROVIDED]

Schedule 6.20(c) – Page 1

SCHEDULE 6.20(d)

REQUIRED ENVIRONMENTAL ACTIONS

[TO BE PROVIDED]

Schedule 6.20(d) – Page 1

SCHEDULE 6.21(a)

PARENT COMPANY SUBSIDIARIES

[TO BE PROVIDED]

Schedule 6.21(a) – Page 1

SCHEDULE 6.21(b)

UNCONSOLIDATED AFFILIATES OF PARENT COMPANY AND ITS SUBSIDIARIES

[TO BE PROVIDED]

Schedule 6.21(b) – Page 1

SCHEDULE 6.22

EXCEPTIONS TO RENT ROLL

Schedule 6.22 – Page 1

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

[TO BE PROVIDED]

Schedule 6.25 – Page 1

i

	§4.4	Funds for Payments	73
	§4.5	Computations	75
	§4.6	Suspension of LIBOR Rate Loans	76
	§4.7	Illegality	76
	§4.8	Additional Interest	76
	§4.9	Additional Costs, Etc.	77
	§4.10	Capital Adequacy	78
	§4.11	Breakage Costs	78
	§4.12	Default Interest	79
	§4.13	Certificate	79
	§4.14	Limitation on Interest	79
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	79
§5.	UNENCUMBERED ASSET POOL		80
	§5.1	Unsecured Obligations	80
	§5.2	Initial Unencumbered Asset Pool	80
	§5.3	Additional Subsidiary Guarantors	81
	§5.4	Removal of Real Estate from the Unencumbered Asset Pool	81
	§5.5	Release of Certain Guarantors	82
§6.	REPRESENTATIONS AND WARRANTIES		82
	§6.1	Corporate Authority, Etc.	82
	§6.2	Governmental Approvals	83
	§6.3	Title to Properties	83
	§6.4	Financial Statements	83
	§6.5	No Material Changes	84
	§6.6	Franchises, Patents, Copyrights, Etc.	84
	§6.7	Litigation	84
	§6.8	No Material Adverse Contracts, Etc.	84
	§6.9	Compliance with Other Instruments, Laws, Etc.	85
	§6.10	Tax Status	85
	§6.11	No Event of Default	85
	§6.12	Investment Company Act	85
	§6.13	Absence of UCC Financing Statements, Etc.	85

	§6.14	[Intentionally Omitted.]	85
	§6.15	Certain Transactions	86
	§6.16	Employee Benefit Plans	86
	§6.17	Disclosure	86
	§6.18	Trade Name; Place of Business	87
	§6.19	Regulations T, U and X	87
	§6.20	Environmental Compliance	87
	§6.21	Subsidiaries; Organizational Structure	89
	§6.22	Leases	89
	§6.23	Property	90
	§6.24	Brokers	91
	§6.25	Other Debt	91
	§6.26	Solvency	91
	§6.27	No Bankruptcy Filing	91
	§6.28	No Fraudulent Intent	91
	§6.29	Transaction in Best Interests of the Borrower; Consideration	91
	§6.30	OFAC	92
	§6.31	Metro Ground Lease	92
	§6.32	Other Ground Leases	93
	§6.33	EEA Financial Institutions.	94
	Neither the Parent Company nor any of its Subsidiaries is an EEA Financial Institution.		94
	§6.34	Eligible Real Estate Requirements	94
§7.	AFFIRMATIVE COVENANTS		94
	§7.1	Punctual Payment	94
	§7.2	Maintenance of Office	94
	§7.3	Records and Accounts	95
	§7.4	Financial Statements, Certificates and Information	95
	§7.5	Notices	98
	§7.6	Existence; Maintenance of Properties	100
	§7.7	Insurance	101
	§7.8	Taxes	101
	§7.9	Inspection of Properties and Books	101

	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	102
	§7.11	Further Assurances	102
	§7.12	Covenants Regarding REIT	102
	§7.13	[Intentionally Omitted.]	103
	§7.14	Business Operations	103
	§7.15	[Intentionally Omitted.]	103
	§7.16	Ownership of Real Estate	103
	§7.17	Distributions of Income to Borrower	104
	§7.18	Unencumbered Asset Pool Properties	104
	§7.19	Plan Assets	106
	§7.20	Sanctions Laws and Regulations	106
	§7.21	[Intentionally Omitted.]	106
	§7.22	Power Generators	106
§8.	NEGATIVE COVENANTS		106
	§8.1	Restrictions on Indebtedness	107
	§8.2	Restrictions on Liens, Etc.	108
	§8.3	Restrictions on Investments	110
	§8.4	Merger, Consolidation	111
	§8.5	Sale and Leaseback	112
	§8.6	Compliance with Environmental Laws	112
	§8.7	Distributions	113
	§8.8	Asset Sales	114
	§8.9	Cross-Collateralization	114
	§8.10	Restriction on Prepayment of Indebtedness	114
	§8.11	Zoning and Contract Changes and Compliance	115
	§8.12	Derivatives Contracts	115
	§8.13	Transactions with Affiliates	115
	§8.14	Equity Pledges	115
	§8.15	Management Fees	115
	§8.16	[Intentionally Omitted.]	115
	§8.17	[Intentionally Omitted.]	115
	§8.18	Tax Driven Lease Transactions	115

	§8.19	Subordinate Debt	116
	§8.20	Other Unsecured Debt Restrictions	116
§9.	FINANCIAL COVENANTS		116
	§9.1	Unencumbered Asset Tests	116
	§9.2	[Intentionally Omitted.]	117
	§9.3	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	117
	§9.4	Consolidated Total Indebtedness to Gross Asset Value	117
	§9.5	Minimum Consolidated Tangible Net Worth	117
§10.	CLOSING CONDITIONS		117
	§10.1	Loan Documents	117
	§10.2	Certified Copies of Organizational Documents	117
	§10.3	Resolutions	117
	§10.4	Incumbency Certificate; Authorized Signers	118
	§10.5	Opinion of Counsel	118
	§10.6	Payment of Fees	118
	§10.7	Performance; No Default	118
	§10.8	Representations and Warranties	118
	§10.9	Proceedings and Documents	118
	§10.10	Eligible Real Estate Qualification Documents	119
	§10.11	Compliance Certificate	119
	§10.12	Consents	119
	§10.13	Contribution Agreement	119
	§10.14	Bond Subordination and Standstill Agreement	119
	§10.15	Other	119
§11.	CONDITIONS TO ALL BORROWINGS		119
	§11.1	Prior Conditions Satisfied	119
	§11.2	Representations True; No Default	119
	§11.3	Borrowing Documents	119
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		120
	§12.1	Events of Default and Acceleration	120
	§12.2	Certain Cure Periods; Limitation of Cure Periods	123
	§12.3	Termination of Commitments	124

v

	§12.4	Remedies	124
	§12.5	Distribution of Proceeds	124
§13.	SETOFF		125
§14.	THE AGENT		126
	§14.1	Authorization	126
	§14.2	Employees and Agents	126
	§14.3	No Liability	126
	§14.4	No Representations	127
	§14.5	Payments	127
	§14.6	Holders of Notes	128
	§14.7	Indemnity	128
	§14.8	Agent as Lender	128
	§14.9	Resignation	128
	§14.10	Duties in the Case of Enforcement	129
	§14.11	Bankruptcy	129
	§14.12	[Intentionally Omitted.]	130
	§14.13	Reliance by Agent	130
	§14.14	Approvals	130
	§14.15	Borrower Not Beneficiary	131
	§14.16	[Intentionally Omitted.]	131
	§14.17	Bond Subordination and Standstill Agreement	131
	§14.18	Reliance on Hedge Provider	132
§15.	EXPENSES		132
§16.	INDEMNIFICATION		133
§17.	SURVIVAL OF COVENANTS, ETC.		134
§18.	ASSIGNMENT AND PARTICIPATION		134
	§18.1	Conditions to Assignment by Lenders	134
	§18.2	Register	136
	§18.3	New Notes	136
	§18.4	Participations	136
	§18.5	Pledge by Lender	137
	§18.6	No Assignment by the Borrower or the Guarantors	137

	§18.7	Disclosure	137
	§18.8	Amendments to Loan Documents	138
	§18.9	Mandatory Assignment	138
	§18.10	Titled Agents	139
§19.	NOTICES		139
§20.	RELATIONSHIP		141
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		142
§22.	HEADINGS		142
§23.	COUNTERPARTS		142
§24.	ENTIRE AGREEMENT, ETC.		142
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		143
§26.	DEALINGS WITH THE BORROWER AND THE GUARANTORS		143
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		143
§28.	SEVERABILITY		146
§29.	TIME OF THE ESSENCE		146
§30.	NO UNWRITTEN AGREEMENTS		146
§31.	REPLACEMENT NOTES		146
§32.	NO THIRD PARTIES BENEFITED		146
§33.	PATRIOT ACT		147
§34.	INVESTOR GUARANTIES		147
§35.	NON-RECOURSE TO REIT		147
§36.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS		148
TABLE OF CONTENTS			i
Page	i

EXHIBITS AND SCHEDULES

Exhibit A-1	FORM OF REVOLVING CREDIT NOTE
Exhibit A-2	FORM OF SWING LOAN NOTE
Exhibit A-3	FORM OF TERM LOAN A NOTE
Exhibit A-4	FORM OF TERM LOAN B NOTE
Exhibit B	[INTENTIONALLY OMITTED]
Exhibit C	[INTENTIONALLY OMITTED]
Exhibit D	FORM OF BID LOAN NOTE
Exhibit E-1	[INTENTIONALLY OMITTED]
Exhibit E-2	FORM OF GUARANTOR JOINDER AGREEMENT
Exhibit F	[INTENTIONALLY OMITTED]
Exhibit G	FORM OF REQUEST FOR LOAN
Exhibit H	FORM OF LETTER OF CREDIT REQUEST
Exhibit I	FORM OF BORROWING BASE CERTIFICATE
Exhibit J	FORM OF COMPLIANCE CERTIFICATE
Exhibit K	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit L	FORM OF CREDIT APPLICATION
Exhibit M-1	FORM OF BID LOAN QUOTE REQUEST
Exhibit M-2	FORM OF BID LOAN QUOTE
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.2	REAL ESTATE QUALIFICATION DOCUMENTS
Schedule 1.3	DISCLOSED COMPETITOR
Schedule 1.4	REQUIRED CONSENTS
Schedule 1.5	INITIAL SUBSIDIARY GUARANTORS
Schedule 1.6	INITIAL UNENCUMBERED ASSET POOL PROPERTIES

Schedule 2.10	EXISTING LETTERS OF CREDIT
Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.5	NO MATERIAL CHANGES
Schedule 6.7	PENDING LITIGATION
Schedule 6.15	CERTAIN TRANSACTIONS
Schedule 6.18	TRADENAMES
Schedule 6.20(c)	ENVIRONMENTAL RELEASES
Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS
Schedule 6.21(a)	PARENT COMPANY SUBSIDIARIES
Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF PARENT COMPANY AND ITS SUBSIDIARIES
Schedule 6.22	EXCEPTIONS TO RENT ROLL
Schedule 6.25	MATERIAL LOAN AGREEMENTS